      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 18, 2004
                                                           REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              --------------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                           SOUTHWEST COMMUNITY BANCORP

                              --------------------

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                              --------------------

            CALIFORNIA                                      30-0136231
(STATE OR OTHER JURISDICTION OF                          (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                       IDENTIFICATION NUMBER)

                               5810 EL CAMINO REAL
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 918-2616
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
        INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              --------------------

                              FRANK J. MERCARDANTE
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                           SOUTHWEST COMMUNITY BANCORP
                               5810 EL CAMINO REAL
                           CARLSBAD, CALIFORNIA 92008
                                 (760) 918-2616
               (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              --------------------

                                   COPIES TO:

         PAUL M. WEIL, ESQ.                        S. ALAN ROSEN, ESQ.
CORPORATE SECRETARY AND GENERAL COUNSEL   HORGAN, ROSEN, BECKHAM & COREN, L.L.P.
     SOUTHWEST COMMUNITY BANCORP              23975 PARK SORRENTO, SUITE 200
        5810 EL CAMINO REAL                     CALABASAS, CALIFORNIA 91302
     CARLSBAD, CALIFORNIA 92008                      (818) 591-2121
          (760) 918-2616

                              --------------------

                              --------------------

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.

      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the earlier registration statement number of the earlier effective registration statement for the same offering. [ ]

      If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                              --------------------

                         CALCULATION OF REGISTRATION FEE

       TITLE OF EACH CLASS OF                  PROPOSED MAXIMUM
     SECURITIES TO BE REGISTERED          AGGREGATE OFFERING PRICE(1)   AMOUNT OF REGISTRATION FEE
Common Stock, no par value per share              $15,000,000                   $1,900.50

(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

      THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES PURSUANT HERETO UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING OFFERS TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                              DATED ________, 2004

PROSPECTUS

                             ________________ SHARES

                           SOUTHWEST COMMUNITY BANCORP

                                  COMMON STOCK

      We are offering for sale up to __________ shares of our no par value common stock at $___ per share. We are conducting this offering in order to increase our capital and to support our growth.

      We have not hired an underwriter or anyone else to conduct this offering. The common stock will be sold through our directors and officers and they will not be compensated for their efforts. You must purchase a minimum of [_______ ] shares of common stock. We plan to end the offering on __________, 2004; provided, however, that the offering may be extended or terminated earlier if our board of directors decides to do so.

         Our common stock trades on the OTC "Bulletin Board" under the symbol "SWCB.OB." On [______], 2004, the last reported sale price for our common stock was $[_______] per share.

                              --------------------

      INVESTING IN OUR COMMON STOCK INVOLVES RISK. SEE "RISK FACTORS" BEGINNING ON PAGE [___] TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK.

      NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      THE SECURITIES OFFERED HEREBY ARE NOT DEPOSITS OR SAVINGS ACCOUNTS OF A BANK OR SAVINGS ASSOCIATION AND THEY ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENT AGENCY.

      YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANY OTHER PERSON TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF OUR COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THE COMMON STOCK.

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................   1
    Southwest Community Bancorp...........................................   1
    Southwest Community Bank..............................................   2
    Financial Data Solutions, Inc.........................................   2
    Our Mission and Strategy..............................................   2
    Our Principal Markets.................................................   3
    Our Management Team...................................................   3
    The Offering..........................................................   5
Selected Consolidated Financial and Other Data............................   6
Risk Factors..............................................................   7
Subscription Offer and Plan of Distribution...............................  12
    Subscription Offer....................................................  12
    Plan of Distribution..................................................  12
    How to Subscribe......................................................  12
    Special Subscription Account..........................................  13
    Issuance of Certificates..............................................  13
Use of Proceeds...........................................................  13
Capitalization............................................................  14
Dilution..................................................................  14
Market for Common Stock and Dividends.....................................  15
    Market for Our Equity Securities......................................  15
    Dividends.............................................................  16
    Securities Authorized for Issuance Under Equity Compensation Plans....  16
Business..................................................................  17
    Southwest Community Bancorp...........................................  17
    Southwest Community Bank..............................................  17
    Financial Data Solutions, Inc.........................................  18
    Market Area...........................................................  20
    Competition...........................................................  21
    Employees.............................................................  23
    Properties............................................................  23
    Legal Proceedings.....................................................  25
Supervision and Regulation................................................  25
Management's Discussion and Analysis of Financial Condition and Results
  of Operations...........................................................  41
Quantitative and Qualitative Disclosures About Market Risk................  62
Shareholdings of Certain Beneficial Owners and Management.................  66
Management................................................................  67
Certain Relationships and Related Transactions............................  76
Description of Southwest Community Bancorp's Securities...................  77
Legal Matters.............................................................  79
Experts...................................................................  79
Where You Can Find More Information.......................................  79
Index To Financial Statements.............................................  80

                               PROSPECTUS SUMMARY

      THIS IS ONLY A SUMMARY AND DOES NOT CONTAIN ALL OF THE INFORMATION THAT YOU SHOULD CONSIDER BEFORE INVESTING IN THE COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS, INCLUDING "RISK FACTORS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES APPEARING ELSEWHERE IN THIS PROSPECTUS, BEFORE DECIDING TO INVEST IN THE COMMON STOCK.

SOUTHWEST COMMUNITY BANCORP

      Southwest Community Bancorp is a California corporation and a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Southwest Community's principal business is to serve as a holding company for our banking subsidiary, Southwest Community Bank ("SWCB"), and our subsidiary services company, Financial Data Solutions, Inc. ("FDSI"). When we say "we," "our" or the "Company," we mean Southwest Community Bancorp on a consolidated basis with SWCB and FDSI. When we refer to "Southwest Community" or to the holding company, we are referring to the parent company on a stand-alone basis.

      Southwest Community was incorporated on December 4, 2002, under the laws of the State of California, at the direction of the Board of Directors of SWCB for the purpose of becoming SWCB's holding company. The holding company reorganization was consummated on April 1, 2003.

      In April 2003 Southwest Community raised approximately $8.0 million in net proceeds from the sale of "trust preferred" securities, due June 26, 2033. The holders of the trust preferred securities will be entitled to receive cumulative cash distributions at a variable annual rate, reset quarterly, equal to three month LIBOR plus 3.15%, with a current interest rate of 4.26%. Southwest Community used the proceeds from the offering to fund SWCB's growth and for general corporate purposes.

      The Company consists of two business segments. The primary source of income comes from banking services provided by SWCB and to a lesser extent from data processing services provided by FDSI. SWCB derives its income primarily from interest received on loans and investment securities and from fees received from deposit services. The expenses of SWCB are the interest it pays on deposits and borrowings, salaries and benefits for employees, occupancy costs for its banking offices and general operating expenses. FDSI derives its income primarily from fees for services. The expenses of FDSI are salaries and benefits for employees, occupancy and equipment costs for its processing facilities and general operating expenses. The assets of the Company are primarily those of SWCB.

      The growth in Company assets and earnings and the contribution to earnings from these business segments is summarized in the following table (see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for more detailed information regarding lending, deposits and securities portfolios):

                                  FOR THE QUARTERS ENDED
                                         MARCH 31,
                                        (UNAUDITED)                      FOR THE YEARS ENDED DECEMBER 31,
                                  ----------------------   -----------------------------------------------------------
                                     2004        2003        2003         2002        2001        2000         1999
                                  ---------    ---------   ---------    ---------   ---------   ---------    ---------
                                                               (dollars in thousands)
BUSINESS SEGMENT
  BANKING:
    Southwest Community Bank      $   1,169    $     652   $   3,047    $   1,568   $     863   $     903    $    (159)
    Southwest Community Bancorp        (105)           -        (195)           -           -           -            -
                                  ---------    ---------   ---------    ---------   ---------   ---------    ---------
    Total Banking                     1,064          652       2,852        1,568         863         903         (159)
  DATA PROCESSING:
    Financial Data Solutions,
      Inc                                32           17          83          249          31        (177)        (334)
                                  ---------    ---------   ---------    ---------   ---------   ---------    ---------
    Total Company                 $   1,096    $     669   $   2,935    $   1,817   $     894   $     726    $    (493)
                                  =========    =========   =========    =========   =========   =========    =========
  CONSOLIDATED ASSETS             $ 362,890    $ 260,211   $ 338,815    $ 250,898   $ 123,074   $  87,201    $  47,545
                                  =========    =========   =========    =========   =========   =========    =========

      Southwest Community's common stock is traded on the OTC Bulletin Board under the symbol "SWCB.OB." Southwest Community's headquarters are located at 5810 El Camino Real, Carlsbad, California 92008. Southwest Community's telephone number is (760) 918-2616 and website is www.swcbank.com.

      Southwest Community files annual, quarterly and special reports, proxy statements and other information with the SEC. These documents are filed electronically with the SEC and are available at the SEC's website, or at www.sec.gov or at Southwest Community's website, www.swcbank.com. In addition, you may request a copy of any SEC filing at no cost, by writing to Southwest Community Bancorp, Attention: Executive Vice President and Chief Financial Officer, at the address above.

SOUTHWEST COMMUNITY BANK

      SWCB commenced operations on December 1, 1997, as a California state-chartered bank. SWCB is authorized to engage in the general commercial banking business by the California Department of Financial Institutions ("DFI") and its deposits are insured by the Federal Deposit Insurance Corporation ("FDIC") up to the applicable limits of the law. SWCB is not a member of the Federal Reserve System ("FRB"). Since opening its first office in Encinitas, California, SWCB has experienced continued growth in total assets and locations.

      In 1998 SWCB opened a Private Banking Office in downtown San Diego. During 2000, SWCB added offices in Escondido and El Cajon. In 2001, SWCB opened a fifth office in the Carlsbad commercial business district and relocated its administrative offices from Encinitas to the new Carlsbad office. During 2002, SWCB opened its sixth office in Murrieta, California. During 2003, SWCB opened a seventh office in Anaheim and a loan production office in Glendale, California. In May 2004 SWCB opened an eighth office in San Bernardino, California.

FINANCIAL DATA SOLUTIONS, INC.

      FDSI was established in November 1998 as a wholly-owned subsidiary of SWCB. FDSI, headquartered in Murrieta, California, is a technology related servicing company that was formed for the purpose of providing quality, state-of-the-art item processing and related services to the financial services community in Southern California. Shortly after establishing FDSI, SWCB sold a 49% interest in FDSI to another financial institution. In February 2001 FDSI opened its second processing center in El Monte, California, to expand its service area to Los Angeles and Orange Counties. In July 2001 FDSI took over the item processing responsibilities of the Bank Link Corporation, adding 5 clients to its Murrieta center. In 2001, FDSI further expanded its product offering with automated remittance processing/lock box services. In January 2003 a third processing center in San Leandro, California, was opened, expanding FDSI's market area to Northern California. In May 2003 SWCB transferred its 51% equity interest in FDSI to Southwest Community. In February 2004 pursuant to a Buy-Sell Agreement between FDSI and its two shareholders and following the acquisition of the minority shareholder by another financial institution, Southwest Community purchased the minority shareholder's interest in FDSI for $3,350,000.

OUR MISSION AND STRATEGY

      The following Mission Statement is taken from SWCB's Strategic Business
Plan:

            "Southwest Community Bank will provide high quality, personalized services to businesses and consumers alike at a reasonable profit level; thereby building franchise value, providing for reasonable shareholder appreciation and supporting local community needs. Southwest's goal is to be recognized as Southern California's "Premier Business Bank."

      Our goal is to be the premier community banking company for the long-term benefit of our shareholders, customers and employees by increasing shareholder value and providing high-quality customer service. To continue to grow and to implement this goal, our operating strategies are to:

      - Capitalize on the economic growth in our geographic market by expanding through de novo o establishment of branch locations or acquisition of community banks or branches in strategic markets;

      - Leverage the talent of our management team, all of whom have local market knowledge and extensive experience serving the banking industry;

      - Enhance our sales culture through ongoing training, daily and weekly sales meetings and incentive plans developed to support our sales objectives;

      - Maintain high asset quality by continuing to utilize rigorous but efficient credit approval and credit risk management practices;

      - Utilize technology and customer profile analytics so that we may tailor our services to our o customers' needs while enhancing our earnings by marketing the most profitable products designed to meet those needs; and

      - Reduce our loan and other transaction process management time and expense by employing advanced technology that is scalable to meet the demands of our growth opportunities.

OUR PRINCIPAL MARKETS

      Our primary market areas include the cities and surrounding communities of San Diego, Carlsbad, El Cajon, Escondido, Encinitas, Murietta, Anaheim and San Bernardino, encompassing portions of San Diego, Riverside, San Bernardino and Orange Counties.

      The sixth-largest city in the United States, San Diego is the southern-most major metropolitan area in California. The city lies 125 miles south of Los Angeles and 500 miles south of San Francisco. The county covers 4,261 square miles, and borders Orange, Riverside and Imperial Counties to the north and east, and Baja California, Mexico, to the south.

      San Diego's economy has undergone a remarkable transformation over the past decade. The severe recession in the first half of the 1990s was the longest and deepest of the past 60 years. The downturn, subsequent recovery and expansion were not mere business or cyclical adjustments, but an extensive overhauling and restructuring of the region's basic economic drivers. SWCB, having commenced operations in late 1997, has been a beneficiary of the region's economic growth and was not burdened by the economic downturn earlier in the decade. San Diego's economic growth has enabled SWCB to expand from one office in 1997 to five offices in San Diego County.

      We also operate branch offices in Orange, Riverside and San Bernardino Counties. The Anaheim office serves customers in Anaheim and neighboring Orange County communities. The Murrieta office extends our service area to Riverside County. In May 2004 SWCB opened a new office in the City of San Bernardino, San Bernardino County, California.

      As of June 30, 2003, the most recent period for which figures are available, data reported by state and federal agencies indicated that the 518 banks and savings and loan offices then open in our primary market area, San Diego County, held approximately $37.9 billion in total deposits averaging approximately $73.2 million per banking office. Our total deposits ($236,795,000) in the San Diego market area, as of June 30, 2003, constituted 0.62% of the total deposits in that market.

OUR MANAGEMENT TEAM

      We have assembled a management team with depth and breadth of experience in the financial services industry. Our executive management team, comprised principally of San Diego natives or long-time residents, includes:

                                                                                                   YEARS OF
                                                                                                  FINANCIAL
                                                                                                   SERVICES
        NAME                 AGE                          TITLE                                   EXPERIENCE
--------------------         ---    ---------------------------------------------------------     ----------
Frank J. Mercardante         56     Director, President and Chief Executive Officer,                   37
                                    Southwest Community Bancorp; Director and Chief Executive
                                    Officer, Southwest Community Bank

James L. Lemery              62     Executive Vice President and Chief Financial Officer,              33
                                    Southwest Community Bancorp and Southwest Community Bank

Stuart F. McFarland          56     Executive Vice President, Southwest Community Bancorp;             29
                                    President and Chief Operating Officer, Southwest
                                    Community Bank

Alan J. Lane                 42     Vice Chairman and Chief Executive Officer, FDSI                    23

Fredrik Mirzaian             32     President and Chief Operating Officer, FDSI                        13

THE OFFERING

Issuer                                Southwest Community Bancorp

Securities Offered                    ________ shares of Southwest Community
                                      Bancorp common stock.

Offering Price Per Share              $_______


Net Proceeds                          $__________, if all _________ shares are
                                      sold, less expenses related to the
                                      offering.

Minimum Subscription                  __________ shares


Common Stock Outstanding at           2,942,694 shares
   June 1, 2004

Common Stock to be Outstanding        ___________ shares, assuming all _________
   After the Offering                 shares of common stock are sold and
                                      assuming none of our outstanding warrants
                                      or stock options are exercised.

Offering Expiration Date              _________, 2004, unless we decide to
                                      extend or terminate earlier.

Use of Proceeds                       The net proceeds from the sale of the
                                      shares of common stock offered hereby,
                                      after giving effect to estimated expenses
                                      of approximately $150,000, will be
                                      approximately $_______, assuming all
                                      ________ shares of common stock are sold.
                                      We plan to use approximately $1,000,000 of
                                      the net proceeds from this offering for
                                      general corporate purposes and working
                                      capital; $2,000,000 to repay a loan to an
                                      unrelated third party the proceeds of
                                      which were used to repurchase the minority
                                      shareholder's interest in FDSI; and the
                                      remainder to be invested in SWCB to fund
                                      future growth.

Risk                                  Factors See "Risk Factors" and other
                                      information included in this prospectus
                                      for a discussion of factors you should
                                      carefully consider before investing in the common stock.

Dividend Policy We intend to continue to follow our strategic plan of retaining earnings to increase our capital and provide additional basis for growth. Accordingly, we do not plan to pay dividends on our common stock in the near future, although we have declared four stock splits since inception.

OTC "Bulletin Board"                  "SWCB.OB"
   Trading Symbol

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

      THE FOLLOWING TABLE SETS FORTH OUR STATISTICAL INFORMATION AS OF AND FOR EACH OF THE YEARS IN THE FIVE-YEAR PERIOD ENDED DECEMBER 31, 2003 AND FOR THE QUARTERS ENDED MARCH 31, 2004 AND 2003. THIS DATA SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND OUR AUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF DECEMBER 31, 2003 AND 2002 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2003 AND RELATED NOTES INCLUDED ELSEWHERE HEREIN AND OUR UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS AS OF AND FOR THE QUARTERS ENDED MARCH 31, 2004 AND 2003 AND RELATED NOTES INCLUDED ELSEWHERE HEREIN. THE SELECTED FINANCIAL DATA WAS DERIVED AS OF AND FOR THE YEARS ENDED DECEMBER 31, 1999 THROUGH DECEMBER 31, 2003 FROM OUR HISTORICAL AUDITED FINANCIAL STATEMENTS FOR THOSE FISCAL YEARS. OUR UNAUDITED INTERIM FINANCIAL STATEMENTS INCLUDE, IN OUR OPINION, ALL NORMAL AND RECURRING ADJUSTMENTS THAT WE CONSIDER NECESSARY FOR A FAIR STATEMENT OF THE RESULTS. THE OPERATING RESULTS FOR THE QUARTERS ENDED MARCH 31, 2004 ARE NOT NECESSARILY INDICATIVE OF THE OPERATING RESULTS THAT MAY BE EXPECTED FOR THE YEAR ENDED DECEMBER 31, 2004.

                                AT OR FOR THE QUARTERS
                                    ENDED MARCH 31,
                                     (UNAUDITED)                          AT OR FOR THE YEARS ENDED DECEMBER 31,
                              --------------------------    ----------------------------------------------------------------------
                                  2004          2003           2003            2002          2001            2000          1999
                              -----------    -----------    -----------    -----------    -----------    ----------    -----------
                                                         (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
RESULTS OF OPERATIONS:
Interest income               $     4,039    $     2,898    $    13,272    $     9,122    $     7,577   $     6,165    $     2,888
Interest expense                      279            178            995          1,048          1,726         1,444            767
                              -----------    -----------    -----------    -----------    -----------   -----------    -----------
Net interest income                 3,760          2,720         12,277          8,074          5,851         4,721          2,121
Provision for loan losses             300            190            800            655            460           748            222
                              -----------    -----------    -----------    -----------    -----------   -----------    -----------
Net interest income after
  provision for loan losses         3,460          2,530         11,477          7,419          5,391         3,973          1,899
Noninterest income                  2,630          2,240          9,208          8,229          5,460         2,739            974
Noninterest expense                 4,266          3,649         15,741         12,752          9,811         5,985          3,364
                              -----------    -----------    -----------    -----------    -----------   -----------    -----------
Income (loss) before
  income taxes                      1,824          1,121          4,944          2,896          1,040           727           (491)
Provision for income taxes            728            452          2,009          1,079            146             1              2
                              -----------    -----------    -----------    -----------    -----------   -----------    -----------
Net income (loss)             $     1,096    $       699    $     2,935    $     1,817    $       894   $       726    $      (493)
                              ===========    ===========    ===========    ===========    ===========   ===========    ===========

SHARE DATA(1):
Earnings (loss) per common
  share:
  Basic                       $      0.38    $      0.23    $      1.01    $      0.70    $      0.40   $      0.34    $     (0.27)
  Diluted                     $      0.31    $      0.20    $      0.85    $      0.63    $      0.36   $      0.31    $     (0.26)
Average shares outstanding      2,914,735      2,890,544      2,898,158      2,585,802      2,247,774     2,112,030      1,807,938
Average diluted shares
  outstanding                   3,535,320      3,403,890      3,468,624      2,901,558      2,457,210     2,325,069      1,922,259
Cash dividends declared
  per share                             -              -              -              -              -             -              -
Book value at period-end(2)   $      6.95    $      5.81    $      6.53    $      5.60    $      3.90   $      3.50    $      2.54
Shares outstanding at
  period-end                    2,918,056      2,893,494      2,902,494      2,888,994      2,247,774     2,247,774      1,808,898
BALANCE SHEET DATA AT
  PERIOD-END:
Assets                        $   362,890    $   260,211    $   338,815    $   250,898    $   123,074   $    87,201    $    47,545
Investments                        22,576         16,558         23,852         15,130          5,033         3,457          2,162
Loans, net of deferred fees       211,642        142,549        188,715        127,654         84,012        64,172         31,225
Allowance for loan losses           2,866          1,989          2,511          1,798          1,104           808            319
Deposits                          330,133        240,391        308,379        231,995        112,856        78,241         42,238
Borrowed funds                     10,429            517          8,448            576            596           340            398
Shareholders' equity          $    20,294    $    16,810    $    18,962    $    16,177    $     8,775   $     7,857    $     4,586
SELECTED FINANCIAL RATIOS:
Return on average assets             1.37%(3)       1.09%(3)       1.03%          1.05%          0.87%         1.12%         (1.43%)
Return on average equity            22.32%(3)      16.18%(3)      16.88%         14.55%         10.77%        10.91%        (10.37%)
Average equity/average
  assets                             6.13%          6.72%          6.12%          7.18%          8.10%        10.25%         13.81%
Net interest margin                  6.23%(3)       6.27%(3)       6.13%          5.96%          6.72%         8.33%          7.08%
Efficiency Ratio(4)                 66.76%         73.57%         73.27%         78.22%         86.74%        80.23%        108.69%

----------------
(1)   These figures have been adjusted for the 3-for-2 stock split in 2004.


(2) The book value per share represent total shareholders' equity divided by the total number of shares of our common stock outstanding as of the period indicated.

(3) These ratios have been annualized. No assurances can be given that the annualized rates and results of operations for the quarter ended March 31, 2004, are indicative of the rates and results of operation that may be expected for the year ending December 31, 2004.

(4) The efficiency ratio represents other expenses divided by net-interest income before provision for losses and non-interest income.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. We describe below the material risks and uncertainties that affect us. Before making an investment decision, you should carefully consider all of these risks and all other information contained in this prospectus. If any of the risks described in this prospectus occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. If this were to happen, the value of our common stock could decline significantly, and you could lose all or a part of your investment.

RISKS RELATED TO THE COMPANY

      WE HAVE A LIMITED OPERATING HISTORY. We have only been operating since December 1, 1997. Therefore, we have a limited operating history and we still remain subject to the risks inherently associated with a new business enterprise in general, and a new financial institution in particular, such as untested systems and management in a full range of economic conditions.

      WE DO NOT HAVE A SUSTAINED HISTORY OF PROFITABILITY. We did not earn a profit for the years ended December 31, 1999 and 1998 or for the period ended December 31, 1997. The losses that we incurred were from anticipated start-up costs associated with developing our operating infrastructure, coupled with an initially low volume of earning assets, and the costs associated with the start-up of FDSI. Our share of FDSI's initial losses had a significant impact on our overall profitability during 1999, which at $334,000 was accountable for approximately 67% of our total consolidated loss for the year. Although we had increasing profit in each of the years ended December 31, 2003, 2002, 2001 and 2000, we cannot assure you that we will maintain the increasing rate or our level of profitability in the future.

      WE FACE LIMITS ON OUR ABILITY TO LEND. Our legal lending limit as of March 31, 2004, was approximately $6.8 million for secured loans and $4.1 million for unsecured loans. Accordingly, the size of the loans which we can offer to potential customers is less than the size of loans which many of our competitors with larger lending limits can offer. Our legal lending limit affects our ability to seek relationships with the region's larger and more established businesses. Through our previous experience and relationships with a number of the region's other financial institutions, we are generally able to accommodate loan amounts greater than our legal lending limit by selling participations in those loans to other banks. However, we cannot assure you of any success in attracting or retaining customers seeking larger loans or that we can engage in participations of those loans on terms favorable to us.

      DECLINES IN REAL ESTATE VALUES COULD MATERIALLY IMPAIR OUR PROFITABILITY AND FINANCIAL CONDITION. A significant proportion of our loan portfolio (67% of our loan portfolio) consists of commercial real estate and construction loans secured by real estate collateral. A substantial portion of the real estate securing these loans is located in San Diego and Riverside Counties. Real estate values are generally affected by factors such as:

      - the socioeconomic conditions of the area where the real estate collateral is located;

      -     fluctuations in interest rates; property and income tax laws;

      - local zoning ordinances governing the manner in which real estate may be used; and

      -     federal, state and local environmental regulations.

      Declines in real estate values could significantly reduce the value of the real estate securing our loans and could increase the likelihood of defaults. Moreover, if the value of real estate collateral declines to a level that is not sufficient to provide adequate security for the underlying loans, we will be required to make additional loan loss provisions which, in turn, will reduce our profits and could negatively affect our capital. Finally, if a borrower defaults on a loan secured by real estate, we may be forced to foreclose on the property and carry it as a nonperforming asset, which, in turn, reduces our net interest income.

      CHANGES IN ECONOMIC CONDITIONS, IN PARTICULAR AN ECONOMIC SLOWDOWN IN SOUTHERN CALIFORNIA, COULD HURT OUR BUSINESS MATERIALLY. Our business is directly affected by factors such as economic, political and market conditions, broad trends in industry and finance, legislative and regulatory changes, changes in government monetary and fiscal policies and inflation, all of which are beyond our control. Substantially all of our business comes from Southern California and particularly San Diego County. A deterioration in economic conditions, whether caused by national concerns or local concerns, in Southern California could result in the following consequences, any of which could hurt our business materially:

         -        loan delinquencies may increase;

         -        problem assets and foreclosures may increase;

         -        demand for our products and services may decline;

         -        low cost or noninterest bearing deposits may decrease; and

         - collateral for loans made by us, especially real estate, may decline in value, in turn reducing customers' borrowing power, and reducing the value of assets and collateral associated with our existing loans.

         OUR FUTURE GROWTH MAY BE HINDERED IF WE DO NOT RAISE ADDITIONAL CAPITAL. Bank holding companies and banks are required by law and regulation to meet capital adequacy guidelines and maintain their capital to specified percentages of their assets. A failure to meet these guidelines will limit our ability to grow and could result in banking regulators requiring us to increase our capital or reduce our loans and other earning assets. Therefore, in order for us to continue to increase our earning assets and net income, we may be required, from time to time, to raise additional capital. We cannot assure you that additional sources of capital will be available or, if it is, that it will be available on terms reasonable to us.

         WE HAVE A CONTINUING NEED TO ADAPT TO TECHNOLOGICAL CHANGES. The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. The effective use of technology allows us to:

      -     serve our customers better;

      -     increase our operating efficiency by reducing operating costs;

      -     provide a wider range of products and services to our customers; and

      -     attract new customers.

      Technological changes will also have a significant impact on FDSI, which provides technologically-driven services to the financial services industry. For example, "Check 21" may reduce the need for FDSI's item processing services by reducing the flow of paper check clearings.

      Our future success will partially depend upon our ability to successfully use technology to provide products and services that will satisfy our customers' demands for convenience, create additional operating efficiencies, and respond to regulatory changes. Our larger competitors already have existing infrastructures or substantially greater resources to invest in technological improvements. We cannot assure you that we will be able to effectively implement new technology-driven products and services or be successful in marketing those products and services to our current and future customers.

      OUR GROWTH STRATEGY INVOLVES RISKS THAT MAY ADVERSELY IMPACT OUR NET INCOME. We have pursued and continue to pursue a growth strategy which depends primarily on generating an increasing level of loans and deposits at acceptable risk levels. We have also pursued growth through new branches and by expanding real estate and small business lending. We may not be able to sustain our planned growth without establishing additional new branches or more new products. Therefore, we may expand in our current market by opening or acquiring branch offices or we may expand into new markets or make strategic acquisitions of other financial institutions or branch offices. This expansion may require significant investments in equipment, technology, personnel and site locations. We cannot assure you of our success in implementing our growth strategy without corresponding increases in our non-interest expenses.

      WE ARE EXPOSED TO RISK OF ENVIRONMENTAL LIABILITIES WITH RESPECT TO PROPERTIES TO WHICH WE TAKE TITLE. In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial. In addition, as the owner or former owner of a contaminated site, we may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from the property. If we ever become subject to significant environmental liabilities, our business, financial condition, liquidity and results of operations could be materially and adversely affected.

      OUR ABILITY TO PAY CASH DIVIDENDS IS RESTRICTED BY LAW AND DEPENDS ON CAPITAL DISTRIBUTIONS FROM SWCB; OUR DEBT SERVICE OBLIGATIONS ALSO IMPAIR OUR ABILITY TO PAY CASH DIVIDENDS. Our ability to pay dividends to our shareholders is subject to the restrictions set forth in California law. We cannot assure you that we will meet the criteria specified under California law in the future. Even if we may legally declare and pay dividends, the amount and timing of those dividends will be at the discretion of our board of directors. The board of directors may, in its sole discretion, decide not to declare dividends. We do not plan to pay dividends on our common stock in the near future, although we have declared four stock splits since inception.

      As a bank holding company, substantially all of our operating assets are owned by SWCB and we rely upon receipt of sufficient funds from SWCB and FDSI, primarily in the form of cash dividends, to meet our obligations and corporate expenses, including our debt service obligations of approximately $460,000 annually pursuant to our trust preferred securities and short-term bank loan. The availability of cash dividends from SWCB and FDSI, however, is limited by various statutes and regulations. It is possible, depending upon the financial condition of SWCB, and other factors, that the DFI and/or the FDIC could assert that payment of dividends or other payments is an unsafe or unsound practice. In the event SWCB and/or FDSI are unable to pay dividends to us, we in turn may be unable to pay our debt service and other obligations or pay cash dividends on our common stock. As of March 31, 2004, SWCB was legally able to pay approximately $4.3 million in cash dividends but FDSI was not legally able to pay any cash dividends.

      OUR ALLOWANCE FOR LOAN LOSSES MAY NOT BE ADEQUATE TO COVER ACTUAL LOSSES. Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. Our allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our operating results. Our allowance for loan losses is based on prior experience, as well as an evaluation of the risks in the current portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates that may be beyond our control, and these losses may exceed current estimates. Federal regulatory agencies, as an integral part of their examination process, review our loans and allowance for loan losses. While we believe that our allowance for loan losses is adequate to cover potential losses, we cannot assure you that we will not further increase the allowance for loan losses or that regulators will not require us to increase this allowance. Either of these occurrences could materially adversely affect our earnings. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" herein.)

      THE STATE OF CALIFORNIA'S BUDGET CRISIS COULD HAVE AN ADVERSE IMPACT UPON OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND SHARE PRICE. The State of California currently is facing a substantial budget deficit. In response to the budget deficit, the state may reduce substantially the governmental payroll and expenditures. A combination of reductions in state-provided services and increases in the level and nature of taxation could adversely affect economic activity and real estate values, which in turn could have a material adverse affect on our business, financial condition, results of operations and cash flows. The business, financial condition, results of operations and cash flows of SWCB's customers also could be adversely affected, which could have a negative impact on SWCB's loan portfolio and on our business, financial condition, results of operations and cash flows.

RISKS RELATED TO THIS OFFERING

      ONLY A LIMITED TRADING MARKET EXISTS FOR SOUTHWEST COMMUNITY COMMON STOCK AND WARRANTS WHICH COULD LEAD TO PRICE VOLATILITY. Only a limited trading market for our common stock and warrants exists on the OTC "Bulletin Board." Although five dealers currently trade shares of our common stock and warrants, we cannot assure you that an active public market for our common stock or warrants will ever develop or the extent to which those dealers will continue trading our common stock and warrants. During the year 2003, the average daily volume of common shares traded was 1,119 (as adjusted for the 3-for-2 stock split effective May 20, 2004).

      CONCENTRATED OWNERSHIP OF OUR COMMON STOCK AND WARRANTS BY DIRECTORS AND EXECUTIVE OFFICERS CREATES A RISK OF SUDDEN CHANGES IN OUR SHARE PRICE. As of June 1, 2004, directors and members of our executive management team owned or controlled approximately 29.95% of the total outstanding common stock, including warrants and vested stock options as if they were exercised and outstanding.

      Investors who purchase our common stock or warrants may be subject to certain risks due to the concentrated ownership of our common stock and warrants. The sale by any of our large shareholders of a significant portion of that shareholder's holdings could have a material adverse effect on the market price of our common stock or warrants.

      PURCHASERS OF OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE DILUTION. The offering price for our common stock is higher than the pro forma book value per share of our outstanding common stock immediately after the offering. Purchasers of our common stock in the offering will experience immediate dilution in the book value of their shares of approximately $_______ per share, or approximately ___% of the offering price of $____ per share. Investors may incur additional dilution upon the issuance of shares of our common stock under our 2002 Stock Option Plan. As of June 1, 2004, 1,500,000 shares of common stock were reserved for issuance under our 2002 Stock Option Plan (as adjusted for the 3-for-2 stock split effective May 20, 2004), of which 928,253 shares of common stock at a weighted average exercise price of $8.90 per share were subject to outstanding options. To the extent that options are exercised under the plan or other share awards are made under the plan, there will be further dilution to new investors. Investors may also incur additional dilution upon the issuance of shares of our common stock upon exercise of outstanding warrants. As of June 1, 2004, 123,024 shares of common stock were reserved for issuance pursuant to outstanding warrants (as adjusted for the 3-for-2 stock split effective May 20, 2004). The warrants are exercisable from issuance through April 30, 2007. The warrants are exercisable at a price of $9.53 per share (as adjusted for the 3-for-2 stock split on May 20, 2004). For more information, see "DILUTION."

      FUTURE ISSUANCES OR SALES OF SHARES OF OUR COMMON STOCK COULD HAVE AN ADVERSE EFFECT ON OUR STOCK PRICE. 1,500,000 shares of our common stock are reserved for future issuance to directors, officers, employees and consultants under our 2002 Stock Option Plan, of which, as of June 1, 2004, options to purchase 928,253 shares had been granted. In addition, 123,024 shares of our common stock are reserved for issuance upon exercise of our outstanding warrants. Future sales of substantial amounts of our common stock after the offering, including sales pursuant to the exercise of outstanding stock options or warrants, could adversely affect prevailing market prices for the shares of our common stock.

RISKS RELATED TO OUR INDUSTRY

      OUR BUSINESS IS SUBJECT TO INTEREST RATE RISK AND VARIATIONS IN INTEREST RATES MAY NEGATIVELY AFFECT OUR FINANCIAL PERFORMANCE. Changes in the interest rate environment may reduce our profits. Net interest spreads are affected by the difference between the maturities and repricing characteristics of interest-earning assets and interest-bearing liabilities. It is also affected by the proportion of interest earning assets that are funded by interest-bearing liabilities. In general, over most time periods we have more assets than liabilities repricing and therefore generally benefit more in periods of rising interest rates than in periods of falling interest rates. This is primarily due to our relatively high ratio of interest-earning assets to interest-bearing liabilities. To mitigate the impact of declining interest rates we can extend the repricing maturities of our interest-earning assets and negotiate interest rate floor provisions into our longer term variable rate loans. In addition, loan volume and yields are affected by market interest rates on loans, and rising interest rates generally are associated with a lower volume of loan originations. We cannot assure you that we can minimize our interest rate risk. In addition, an increase in the general level of interest rates may adversely affect the ability of certain borrowers to pay the interest on and principal of their obligations. Accordingly, changes in levels of market interest rates could materially and adversely affect our net interest spread, asset quality, loan origination volume and overall profitability.

      WE FACE STRONG COMPETITION FROM FINANCIAL SERVICE COMPANIES AND OTHER COMPANIES THAT OFFER BANKING SERVICES THAT COULD HURT OUR BUSINESS. We conduct our banking operations exclusively in Southern California. Increased competition in our market may result in reduced loans and deposits. Ultimately, we may not be able to compete successfully against current and future competitors. Many competitors offer the same banking services that we offer in our service area. These competitors include national banks, regional banks and other community banks. We also face competition from many other types of financial institutions, including without limitation, savings and loan institutions, finance companies, brokerage firms, insurance companies, credit unions, mortgage banks and other financial intermediaries. In particular, our competitors include several major financial companies whose greater resources may afford them a marketplace advantage by enabling them to maintain in the numerous banking locations and mount extensive promotional and advertising campaigns. Additionally, banks and other financial institutions with larger capitalization and financial intermediaries not subject to bank regulatory restrictions have larger lending limits and are thereby able to serve the credit needs of larger customers. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits, and range and quality of products and services provided, including new technology-driven products and services. Technological innovation continues to contribute to greater competition in domestic and international financial services markets as technological advances enable more companies to provide financial services. We also face competition from out-of-state financial intermediaries that have opened low-end production offices or that solicit deposits in our market areas. If we are unable to attract and retain banking customers, we may be unable to continue our loan growth and level of deposits and our results of operations and financial condition may otherwise be adversely affected.

      WE ARE SUBJECT TO EXTENSIVE REGULATION WHICH COULD ADVERSELY AFFECT OUR BUSINESS. Our operations are subject to extensive regulation by federal, state and local governmental authorities and are subject to various laws and judicial and administrative decisions imposing requirements and restrictions on part or all of our operations. Because our business is highly regulated, the laws, rules and regulations applicable to us are subject to regular modification and change. There are currently proposed various laws, rules and regulations that, if adopted, would impact our operations. There can be no assurance that these proposed laws, rules and regulations, or any other laws, rules or regulations, will not be adopted in the future, which could make compliance much more difficult or expensive, restrict our ability to originate, broker or sell loans, further limit or restrict the amount of commissions, interest or other charges earned on loans originated or sold by us or otherwise adversely affect our business or prospects.

            CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

      Certain statements contained in this prospectus, including, without limitation, statements containing the words "believes," "anticipates," "intends," "expects," "may," "will," "should," "would," and similar words, constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions in those areas in which we operate, demographic changes, competition, fluctuations in interest rates, changes in business strategy or development plans, changes in governmental regulation, credit quality, the availability of capital to fund the expansion of our business, and other risk factors referenced in this prospectus. The factors set forth under "Risk Factors" and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.

      We caution that these statements are further qualified by important factors, in addition to those under "Risk Factors" above and elsewhere in this prospectus and the documents which are incorporated by reference in this prospectus, that could cause actual results to differ significantly from those in the forward-looking statements, including, among other things, economic conditions and other risks described in our filings with the SEC.

      Forward-looking statements are not guarantees of performance. By their nature, they involve risks, uncertainties and assumptions. The future results and shareholder values may differ significantly from those expressed in these forward-looking statements. You are cautioned not to put undue reliance on any forward-looking statement. Any such statement speaks only as of the date of this prospectus, and in the case of documents incorporated by reference, as of the date of those documents. We do not undertake any obligation to update or release any revisions to any forward-looking statements, to report any new information, future event or other circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as required by law. However, your attention is directed to any further disclosures made on related subjects in our subsequent reports filed with the SEC on Forms 10-K, 10-Q and 8-K.

                   SUBSCRIPTION OFFER AND PLAN OF DISTRIBUTION

SUBSCRIPTION OFFER

      We are hereby offering up to ___________ shares of our common stock at a price of $_____ per share. You must purchase a minimum of ___ shares; however, we reserve the right to sell less than the minimum subscription to any investor.

      Because we are conducting this offering on a best-efforts basis, there is no assurance that all ________ shares will be sold. We are offering these shares through our directors and officers. They will not be compensated in connection with their procurement of subscriptions, but will be reimbursed for any reasonable out-of pocket expenses incurred in connection with the offering, if any. We do not expect, however, that any such expenses will be significant. We will not compensate or seek the assistance of any securities dealers, brokers or salespersons in connection with the offering.

PLAN OF DISTRIBUTION

      The shares of common stock offered hereby are being offered to the public as well as to our existing shareholders. It is anticipated that our directors and executive officers (11 persons) will purchase approximately _____ shares, although no assurance can be given in this regard and the actual number of shares purchased by such persons may be higher or lower than indicated.

      It is our intention to allocate the shares in the order in which the completed Subscription Application forms are received by us, with priority given to customers and potential customers in our market areas. However, we reserve the right to sell shares in such a manner as we, in our sole discretion, deem appropriate. We may, in our sole and absolute discretion, reject any subscription, in whole or in part, and sell to any person a lesser number of shares than the number of shares subscribed for by such person.

      In the event of an over-subscription, in determining which subscriptions to accept, we will consider various factors, including an investor's existing relationship with us, either as a shareholder or as a customer, the investor's potential to bring business to us, and the order in which subscriptions are received.

      The shares of common stock offered hereby are offered subject to prior sale, withdrawal or cancellation, without notice by us. We may, in our sole and absolute discretion, elect not to offer shares in connection with this offering to any person, including persons who are not residents of California. We also reserve the right to sell any lesser number of shares than the total offered and to sell less than the minimum subscription to any investor.

HOW TO SUBSCRIBE

      You may subscribe for shares of common stock by completing our Subscription Application form and a Form W-9 and delivering them to us.

      You should mail or deliver your completed Subscription Application form and the Form W-9, together with payment for the shares of common stock you want to purchase, to:

            Southwest Community Bancorp
            5810 El Camino Real
            Carlsbad, California 92008
            Attention: Investor Relations

      Checks, bank drafts, or money orders should be made payable to:

            Southwest Community Bancorp - 2004 Stock Subscription Account

      Alternatively, you may subscribe by sending a facsimile of the Subscription Application form and the Form W-9 to us and by wiring the necessary funds to us. Funds must be wired to us on the same day as the facsimile is sent. We must receive all facsimile messages and wired funds by 2:00 p.m. California time. Instructions for subscribing in this manner are:

            Facsimile number: (760) 431-2160
            Wire instructions:
            Southwest Community Bank
            ABA No. 1222 42 607
            Attention: 2004 Stock Subscription Account
            For credit to Account No. 13000120

      Subscriptions must be received by us by 5:00 p.m. on _______, 2004, the scheduled expiration date of the offering. However, we may terminate the offering earlier or extend the offering, in our sole discretion, and without delivery of any notice.

      Once accepted, subscriptions are irrevocable and may not be withdrawn without our consent. We may cancel the offering in its entirety at any time, in which event payments received from investors will be returned in full. Also, we may, in our sole discretion, terminate the offering prior to receipt of subscriptions for the maximum number of shares of common stock offered.

SPECIAL SUBSCRIPTION ACCOUNT

      All subscription proceeds will be held by us at Southwest Community Bank in a specially designated "2004 Stock Subscription Account." No funds will be released from this account and added to our capital accounts until we have determined which subscriptions to accept or reject, in whole or in part. We will notify each investor no later than 20 days after the offering is concluded whether their subscription has been accepted or rejected, in whole or in part. If we do not accept, in whole or in part, any subscription, whether because the subscription is rejected or because the offering is cancelled in its entirety, we will mail a refund to the investor in an amount equal to the subscription price for shares of common stock as to which the subscription is not accepted, without interest, by no later than 20 days after the offering is concluded. Upon payment of any refund, we, and our directors, officers, and agents will have no further liability to any investor.

ISSUANCE OF CERTIFICATES

      Certificates for the shares of our common stock duly subscribed, paid for and accepted will be issued by us or our transfer agent, U.S. Stock Transfer Corporation, Glendale, California, as soon as practicable after completion of the offering.

                                 USE OF PROCEEDS

      The net proceeds from the sale of the shares of common stock offered hereby, after giving effect to estimated expenses of approximately $150,000, will be approximately $_______, assuming all ________ shares of common stock are sold. We plan to use approximately $1,000,000 of the net proceeds from this offering for general corporate purposes and working capital; $2,000,000 to repay a loan to an unrelated third Party the proceeds of which were used to repurchase the minority shareholder's interest in FDSI; and the remainder to be invested in SWCB to fund future growth.

      We regularly explore opportunities for, and engage in discussions relating to, potential acquisitions of financial institutions and related businesses, and also regularly explore opportunities for acquisitions of assets and liabilities of financial institutions, bank branches and other financial services providers. We do not currently have any agreement or definitive plans relating to any such acquisition or for the use of any portion of the proceeds from this offering for those purposes.

      The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors."

Accordingly, our management will retain broad discretion in the allocation of the net proceeds of this offering. Pending these uses, we intend to invest the proceeds in short-term, investment-grade investments.

                                 CAPITALIZATION

      The following table sets forth our capitalization on a consolidated basis as of March 31, 2004 (as adjusted for the 3-for-2 stock split effective May 20, 2004):

      -     on an actual basis; and

      - as adjusted to reflect the receipt and application by us of estimated net proceeds from our sale of ________ shares of our common stock in this offering at a public offering price of $_____ per share, after deducting the estimated offering expenses.

      You should read this table in conjunction with the financial statements and the other financial information included in this prospectus.

                                                               AS OF MARCH 31, 2004
                                                            -------------------------
                                                              ACTUAL      AS ADJUSTED
                                                            ----------    -----------
                                                              (DOLLARS IN THOUSANDS,
                                                            EXCEPT PER SHARE AMOUNTS)
Shareholders' Equity:
  Common stock, no par value, 28,125,000 authorized......   $   14,756    $
  Retained earnings......................................        5,458          5,458
  Accumulated other comprehensive income (loss)..........           80             80
                                                            ----------    -----------
    Total shareholders' equity...........................   $   20,294    $
                                                            ==========    ===========
Total number of shares of common stock outstanding.......    2,918,056
Book value per share.....................................   $     6.95    $

Capital Ratios:
  Tier 1 leverage capital ratio..........................          7.7%              %
  Tier 1 risk-based capital ratio(5).....................          9.4%              %
  Total risk-based capital ratio(1)......................         11.3%              %

                                    DILUTION

      If you invest in our common stock, you will suffer dilution to the extent the public offering price per share of our common stock exceeds the book value per share of our common stock immediately after this offering.

      The book value of our common stock as of March 31, 2004 was approximately $20.3 million, or $6.95 per share of common stock (as adjusted for the 3-for-2 stock split effective May 20, 2004). The book value per share represents shareholders' equity divided by 2,918,056 shares of our common stock outstanding as of that date.

      After giving effect to the issuance and sale of ______________ shares of our common stock in this offering and our receipt of approximately $________ million in net proceeds from such sale, based on the offering price of $____ per share, and after deducting the estimated expenses of the offering, our "as adjusted" book value as of March 31, 2004 would be approximately $ ________ million, or $______ per share. This amount represents an immediate increase in book value of $_____ to existing shareholders and an immediate dilution of $_______ per share to purchasers of our common stock in this offering. Dilution is determined by subtracting the book value per share as adjusted for this offering from the amount of cash paid by a new investor for a share of our common stock. The following table illustrates the per share dilution:

---------------
(1) The net proceeds from our sale of common stock in this offering are presumed to be invested in 0% risk weighted U.S. Treasury securities for purposes of "as adjusted" risk-based regulatory capital ratios.

Offering price per share..................................................     $______
     Book value per share as of March 31, 2004
      (as adjusted for the 3-for-2 stock split effective May 20, 2004)....     $  6.95
     Increase in book value per share attributable to new investors.......     $______
     "As adjusted" book value per share after this offering...............     $______
Dilution per share to new investors.......................................     $______

      The shares of common stock outstanding exclude 1,500,000 shares of common stock reserved for issuance under our 2002 Stock Option Plan, of which 928,253 shares were subject to outstanding options at June 1, 2004. 527,609 of the options granted under our 2002 Stock Option Plan were exercisable at June 1, 2004 at a weighted average exercise price of $4.86 per share (as adjusted for the 3-for-2 stock split effective May 20, 2004). To the extent that these outstanding options are exercised under the plan there will be further dilution to new investors. Investors may also incur additional dilution upon the issuance of shares of our common stock upon exercise of outstanding warrants. As of June 1, 2004, 123,024 shares of common stock were reserved for issuance pursuant to outstanding warrants. The warrants are exercisable through April 30, 2007 at $9.53 per share (as adjusted for the 3-for-2 stock split effective May 20, 2004).

                      MARKET FOR COMMON STOCK AND DIVIDENDS

MARKET FOR OUR EQUITY SECURITIES

      As of June 1, 2004, we had 2,942,694 shares of our common stock issued and outstanding and 123,024 warrants to purchase our common stock issued and outstanding. As of June 1, 2004, we had approximately 267 holders of record of our common stock, although we believe that there are an additional 200 shareholders who own their shares in "street name" through brokerage firms, and approximately 113 holders of record of our warrants, although we believe that there are additional holders who own their warrants in "street name" through brokerage firms.

      There has been a limited trading market for our common stock on the OTC Bulletin Board (trading symbol "SWCB.OB"). We are aware of only five market makers in our common stock. However, there are a number of other dealers who affect trades in our common stock through these market makers including Western Financial Corporation, an affiliated company of our Chairman, Howard S. Levenson. No assurance can be given that a more active public trading market for our common stock will develop in the future or the extent to which those dealers will continue to effect trades.

      The information in the following table indicates the high and low sales prices and volume of trading for our common stock for each quarterly period since January 1, 2002, and is based upon information provided by the OTC Bulletin Board. Because of the limited market for our common stock, these prices may not be indicative of the fair market value of our common stock. The information does not include transactions for which no public records are available. The trading prices in such transactions may be higher or lower than the prices reported below. These prices do not include retail mark-ups, mark-downs, or commissions and have been adjusted for our 5-for-4 stock split in 2002, 2-for-1 stock split in 2003 and 3-for-2 stock split effective May 20, 2004.

                                              APPROXIMATE NUMBER OF
 QUARTER ENDED             HIGH      LOW          SHARES TRADED
---------------           ------   ------     ---------------------
2002:
  March 31                $ 8.67   $ 7.20             51,000
  June 30                  10.00     8.67             13,800
  September 30             11.00    10.00             70,800
  December 31              12.67    10.67             55,500
2003:
  March 31                 19.33    16.67             94,500
  June 30                  20.67    16.67            116,550
  September 30             18.67    18.00             26,250
  December 31              20.00    17.33             44,789
2004:
   March 31                23.33    18.83            157,941
   June 30

   PERIOD ENDED
   ------------
   July __

DIVIDENDS

      To date, we have not paid any stock or cash dividends. Payment of stock or cash dividends in the future will depend upon our earnings and financial condition and other factors deemed relevant by our Board of Directors. It is our current intention to follow our strategic plan of retaining earnings to increase our capital and provide additional basis for growth. Accordingly, no assurance can be given that any cash dividends will be declared in the foreseeable future.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

      The following table provides information as of June 1, 2004, with respect to the shares of our common stock that may be issued under existing equity compensation plans:

                                                                                          NUMBER OF SECURITIES
                                                                                         REMAINING AVAILABLE FOR
                                                                   WEIGHTED AVERAGE   FUTURE ISSUANCE UNDER EQUITY
                                     NUMBER OF SECURITIES TO BE   EXERCISE PRICE OF        COMPENSATION PLANS
                                       ISSUED UPON EXERCISE OF       OUTSTANDING          (EXCLUDING SECURITIES
                                        OUTSTANDING OPTIONS,      OPTIONS, WARRANTS      REFLECTED IN THE SECOND
           PLAN CATEGORY                WARRANTS AND RIGHTS           AND RIGHTS                 COLUMN)
---------------------------------   ---------------------------   ------------------  ------------------------------
Equity compensation plan approved
by holders:
    Southwest Community Bancorp
        2002 Stock Option Plan                 928,253                  $ 8.90                   525,848
Equity compensation plan not
approved by holders:
    None

                                    BUSINESS

SOUTHWEST COMMUNITY BANCORP

      Southwest Community Bancorp is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. Southwest Community's principal business is to serve as a holding company for our banking subsidiary, SWCB, and our subsidiary services company, FDSI.

      Southwest Community was incorporated on December 4, 2002, under the laws of the State of California, at the direction of the Board of Directors of SWCB for the purpose of becoming SWCB's holding company. The holding company reorganization was consummated on April 1, 2003, pursuant to a Plan of Reorganization and Merger Agreement dated December 18, 2002, and each outstanding share of SWCB common stock was converted into one share of Southwest Community's common stock and all outstanding shares of SWCB's common stock were transferred to Southwest Community. Further, each outstanding warrant to purchase SWCB's common stock, issued in connection with SWCB's 2002 Unit Offering, was converted into a warrant to purchase Southwest Community's common stock.

      In April 2003 Southwest Community raised approximately $8.0 million in net proceeds from the sale of "trust preferred" securities, due June 26, 2033. The holders of the trust preferred securities will be entitled to receive cumulative cash distributions at a variable annual rate, reset quarterly, equal to three month LIBOR plus 3.15%, with a current interest rate of 4.47%. Southwest Community formed a wholly-owned business trust subsidiary, Southwest Community Statutory Trust I (the "Trust"), pursuant to the laws of the State of Connecticut, to facilitate the transaction. The offering was conducted as a private placement to accredited investors within the meaning and in accordance with the requirements of Regulation D and was therefore exempt under the Securities Act. The majority of the proceeds to Southwest Community are treated as Tier 1 capital by Southwest Community for regulatory purposes, subject to regulatory limitations. (See "SUPERVISION AND REGULATION -- Southwest Community Bank -- Risk-Based Capital Guidelines" herein.) Southwest Community used the proceeds from the offering to fund SWCB's growth and for general corporate purposes. The interest paid by Southwest Community is deductible. Southwest Community has the right, assuming that no default has occurred, to defer interest payments at any time for a period of up to twenty consecutive calendar quarters. The "trust preferred" securities can be called on or after June 26, 2008 at their face value.

      The Company consists of two business segments. The primary source of income comes from banking services provided by SWCB and to a lesser extent from data processing services provided by FDSI. SWCB derives its income primarily from interest received on loans and investment securities and from fees received from deposit services. The expenses of SWCB are the interest it pays on deposits and borrowings, salaries and benefits for employees, occupancy costs for its banking offices and general operating expenses. FDSI derives its income primarily from fees for services. The expenses of FDSI are salaries and benefits for employees, occupancy and equipment costs for its processing facilities and general operating expenses. The assets of the Company are primarily those of SWCB.

SOUTHWEST COMMUNITY BANK

      SWCB commenced operations on December 1, 1997, as a California state-chartered bank. SWCB is authorized to engage in the general commercial banking business by the DFI and its deposits are insured by the FDIC up to the applicable limits of the law. SWCB is not a member of the Federal Reserve System. Since opening its first office in Encinitas, California, SWCB has experienced continued growth in total assets and locations.

      In 1998 SWCB opened a Private Banking Office in downtown San Diego. During 2000, SWCB added offices in Escondido and El Cajon. In 2001, SWCB opened a fifth office in the Carlsbad commercial business district and relocated its administrative offices from Encinitas to the new Carlsbad office. During 2002, SWCB opened its sixth office in Murrieta, California. During 2003, SWCB opened a seventh office in Anaheim and a loan production office in Glendale, California. In May 2004 SWCB opened an eighth office in San Bernardino, California.

      SWCB offers a variety of checking, savings and money market accounts, sweep accounts, and time certificate of deposits, including IRA and KEOGH accounts. Depositors have the option of subscribing for a wide range of electronic services including ATM/debit card services, on-line banking, bill paying, cash management and a variety of electronic account statement options. In addition, we provide other incidental services customary to the banking industry such as courier service, coin and cash handling and notary services.

      SWCB makes a variety of loan products available, including commercial, real estate, construction, automobile and other installment and term loans. In May 1998 SWCB initiated an SBA lending program as a key aspect of its commercial client/small business focus. By mid-1999, SWCB received a "Preferred Lender" status from the San Diego Regional SBA office. The "Preferred Lender" status enabled SWCB to process loans in less time than before, which contributed to SWCB becoming San Diego County's largest local SBA lender for the SBA's fiscal years ending September 30, 2000, 2001 and 2003. SWCB's "Preferred Lender" status was extended to the Santa Ana Region in August 2000, which provided expedited loan processing ability in Orange, Riverside and San Bernardino Counties, and was extended to the Sacramento and Fresno Districts in 2003.

      With the assistance of FDSI, SWCB has established itself as a niche player in the remittance or lock box processing arena, enabling SWCB to attract corporate relationships with larger than average balances that require specialized services. This has enabled SWCB to achieve a ratio of demand deposits to total deposits of 78% as of March 31, 2004, which has resulted in a lower cost of funds than most of our peers. Many of these depositors, however, require services that are included in noninterest expense.

      Through affiliations with third party vendors, SWCB also provides loans for single-family mortgages, merchant card services, and noninsured investment products.

      SWCB offers a variety of electronic banking services for corporate and individual customers, including ATMs, cash management and electronic bill payment. SWCB also has a "home page" address on the World Wide Web as an additional means of providing customer access to banking services. Our website address is: WWW.SWCBANK.COM. These services are not a significant source of revenue and are provided primarily for customer convenience and operational efficiencies. SWCB does not make loans or open deposit accounts via the internet.

      Our business plan emphasizes providing highly specialized financial services in a professional and personalized manner to individuals and businesses in our service area. Our primary market area is San Diego County. We market certain services, such as construction and SBA loans, to an expanded market encompassing portions of Orange, Riverside and San Bernardino Counties. Since we are locally owned and operated, with a management team and Board of Directors charged with monitoring the financial needs of the communities we serve, we believe that we are in a position to respond promptly to the changing needs of customers.

      Also see "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" for additional information regarding SWCB's loan and deposit products.

FINANCIAL DATA SOLUTIONS, INC.

      FDSI was established in November 1998 as a wholly-owned subsidiary of SWCB. FDSI, headquartered in Murrieta, California, is a technology related servicing company that was formed for the purpose of providing quality, state-of-the-art item processing and related services to the financial services community in Southern California. Shortly after establishing FDSI, SWCB sold a 49% interest in FDSI to another financial institution. In February 2001 FDSI opened its second processing center in El Monte, California, to expand its service area to Los Angeles and Orange Counties. In July 2001 FDSI took over the item processing responsibilities of the Bank Link Corporation, adding 5 clients to its Murrieta center. In 2001, FDSI further expanded its product offering with automated remittance processing/lock box services. In January 2003 a third processing center in San Leandro, California, was opened, expanding FDSI's market area to Northern California. In May 2003 SWCB transferred its 51% equity interest in FDSI to Southwest Community. In February 2004 pursuant to a Buy-Sell Agreement between FDSI and its two shareholders and following the acquisition of the minority shareholder by another financial institution, Southwest Community purchased the minority shareholder's interest in FDSI for $3,350,000.

      In 2003 FDSI adopted a stock option plan, limited to 20% of the total number of its shares of common stock outstanding, as a means of compensating its directors, executive officers and key employees. As of March 31, 2004, FDSI had __________ shares of its common stock outstanding, all held by Southwest Community, and options covering an additional 33,300 shares outstanding. If all the outstanding options were exercised, Southwest Community's ownership percentage of FDSI would be reduced to _________%. Of the FDSI options outstanding, 10,000 are held by Frank Mercardante and 2,500 are held by Fredrik Mirzaian.

      The increase in earnings at FDSI in 2002 and subsequent decrease in 2003 was the result of the loss of a data processing customer in 2002 that resulted in payment of a contract termination fee followed by the loss of revenue from that customer in 2003 and increased expenses in 2003 that related to the opening of an additional processing center in January 2003.

      FDSI primarily offers first-pass item/imaging processing that transforms paper items/checks into digitized electronic form to provide efficient processing for financial institutions along with related back office support services such as data storage, research, reports and customer statements. FDSI also provides remittance processing or lockbox service for customers with high volume payment processing needs.

      The Check Clearing for the 21st Century Act (the "Check 21 Act") was signed into law on October 28, 2003, and will become effective on October 28, 2004. The Check 21 Act facilitates the broader use of electronic check processing without mandating that any bank change its current check collection practices. The Check 21 Act accomplishes this by authorizing the use of a new negotiable instrument called a substitute check. A substitute check is a paper reproduction of an original check that contains an image of the front and back of the original check and is suitable for automated processing in the same manner as the original check.

      Check handling is both costly and labor-intensive for banks. Despite ongoing advances in processing and technology, a check today can pass through as many as a dozen sets of hands from the time it enters the banking system until it is returned paid to the check writer. The Check 21 Act addresses these processing inefficiencies by allowing any bank that wants to truncate checks to do so, even if the paying banks are not image-enabled and the writer of the check has not agreed to truncation. By encouraging the use of new check imaging technologies, the Check 21 Act will serve to improve processing efficiencies and reduce costs. Check technology vendors such as FDSI are addressing check processing inefficiencies by building and/or participating in image exchange systems and affordable image archives that mimic traditional check clearing arrangements, electronically. As a result, check truncation at the point of deposit or anywhere else in the check clearing process becomes a viable option for all banks regardless of size.

      It is difficult to accurately measure the impact the Check 21 Act will have on the Company and its subsidiaries. Commensurate with the implementation of the Check 21 Act a number of image exchange clearing houses are being initiated throughout the country. These image exchange clearing houses will permit participating banks to clear checks electronically without necessitating the creation of a substitute check. SWCB has joined Endpoint Exchange, an image exchange clearing house, and intends to clear as many checks as possible by electronic form. As the number of banks participating in image exchange clearing houses increases, SWCB will likely experience some reduction in check processing costs for checks both drawn on-us as well as checks drawn on other institutions. As a larger number of financial institutions opt to truncate checks as permitted by the Check 21 Act, SWCB will experience some reduction in processing checks drawn on-us and deposited at another institution since the truncating bank will bear the cost of creating the substitute check. Conversely, SWCB will incur higher processing costs to the extent that it truncates checks drawn on another institution and creates a substitute check. A primary reason for the implementation of electronic clearing of checks is to reduce the time it takes for checks to clear through the system, which is referred to as the "float time." To the extent that SWCB can reduce the float time for clearing checks drawn on other institutions and deposited at SWCB, SWCB will experience an increase in the interest earned on its balances with the FRB.

      As the number of financial institutions electing to utilize electronic clearing of checks increases, the volume of checks processed by vendors such as FDSI is expected to decrease over time. Since all such vendors charge for their services based upon the number of items processed, FDSI's revenue is likely to decline over time. However, financial institutions that currently do not use third party vendors for processing their checks may decide that the increased costs in developing additional internal systems and expertise to participate in the electronic clearing of checks to be cost prohibitive. To the extent FDSI is able to increase its client base as a result of such institutions, FDSI has the potential to increase its revenues from the additional business it generates.

BUSINESS CONCENTRATIONS

      BANKING

      Except for the deposit relationships discussed below, no individual or single group of related customers is considered material in relation to the earning assets or the sources of revenue of SWCB. However, we accept deposits and provide deposit services to real estate related service businesses, such as mortgage servicing, title and escrow and property management companies. Deposits from five of these businesses, whose aggregate average balances represented 1% or more of our total deposits, totaled $131 million in average balances during the month of December 2003 and $143.8 million during the month of March 2004. One of these relationships, a mortgage servicing company, substantially increased its deposit balances beginning in the fourth quarter of 2002 and accounted for approximately 72% of these deposits in December 2003 and 67% in March 2004. The increase in these deposit balances also increased the amount of funds in the process of collection included in the cash and due from banks accounts. Fluctuations in these deposit balances would primarily affect the balances of cash and due from banks, short-term investments and short-term borrowings. (See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Deposits" herein.)

      Moreover, our banking activities are currently focused primarily in Southern California, with the majority of our business concentrated in San Diego County. Consequently, our results of operations and financial condition are dependent upon the general trends in the Southern California economy and, in particular, the residential and commercial real estate markets in San Diego County. In addition, the concentration of our operations in Southern California exposes us to greater risk than other banking companies with a wider geographic base in the event of catastrophes, such as earthquakes, fires and floods, in this region, although we do not anticipate any adverse consequences as a result of the recent fires in Southern California.

      DATA PROCESSING

      FDSI's five largest customers account for approximately 50% of 2003 revenues, including approximately 14% from its former minority shareholder. As a result of the acquisition of the minority shareholder by another financial institution in January 2004, discussed above, services to that financial institution were terminated in April 2004 and an early termination fee in the amount of $416,197 was paid to FDSI. FDSI signed a contract with a new client during the first quarter of 2004 that is projected to generate revenues approximately equal to that of the former minority shareholder. The new client is scheduled for conversion in September 2004.

MARKET AREA

      BANKING

      SWCB's primary market areas include the cities and surrounding communities of San Diego, Carlsbad, El Cajon, Escondido, Encinitas, Murietta, Anaheim and San Bernardino, encompassing portions of San Diego, Riverside, San Bernardino and Orange Counties.

      The sixth-largest city in the United States, San Diego is the southern-most major metropolitan area in California. The city lies 125 miles south of Los Angeles and 500 miles south of San Francisco. The county covers 4,261 square miles, and borders Orange, Riverside and Imperial Counties to the north and east, and Baja California, Mexico, to the south.

      San Diego's economy has undergone a remarkable transformation over the past decade. The severe recession in the first half of the 1990s was the longest and deepest of the past 60 years. The downturn, subsequent recovery and expansion were not mere business or cyclical adjustments, but an extensive overhauling and restructuring of the region's basic economic drivers. SWCB, having commenced operations in late 1997, has been a beneficiary of the region's economic growth and was not burdened by the economic downturn earlier in the decade. San Diego's economic growth has enabled SWCB to expand from one office in 1997 to five offices in San Diego County.

      From an economy largely dominated by defense and military expenditures, San Diego industries transformed into a diversified mix of high-technology commercial endeavors. Some of these sectors were by-products of defense-based efforts, as well as capitalization of highly educated and skilled workers. Emerging growth areas include telecommunications, electronics, computers, software, and biotechnology.

      International trade also contributed to San Diego's economic recovery and dynamic performance in recent years. San Diego's cross border trade and interactions with Mexico provide tremendous economic advantages and opportunities, becoming an increasingly important facet of San Diego's economic fortunes.

      Mexico and Canada, U.S. partners under the North American Free Trade Agreement ("NAFTA"), dominate San Diego's export markets by far, accounting for more than one-half (55%) of all export production. San Diego clearly benefits from NAFTA, not only because the agreement further opened up the markets of the United States' two largest customers, but also because Baja California was greatly benefited and stimulated by heightened trade and dollars flowing to the region.

      Mexico and NAFTA are key factors in San Diego's continued economic prosperity, export production and growth. International trade accounts for more than one-third (37%) of San Diego manufacturing dollars. Manufacturing remains the largest economic sector for local dollars generated, with electronics, computers and industrial machinery, aerospace and shipbuilding, and instruments leading local production.

      Specific products made and exported from San Diego, in addition to televisions, include other radio and broadcasting/communications equipment, cellular telephones, semiconductors, circuit boards, computers, and scientific, medical, and other measuring instruments.

      The transformation of the United States' defense system from cold-war industrial buildup to modern high-tech military transformed San Diego's military operations and defense contracting work. Despite past cutbacks and downsizing, the military's presence and commitment to San Diego remains, if anything, greater than ever as the Navy's principal location for West Coast and Pacific Ocean operations. San Diego is also home to the only few remaining shipyards on the West Coast able to build and repair large Navy ships.

      The San Diego-based Space & Naval Warfare Systems Command (SPAWAR) administers several billions of dollars in contract work for local companies. The command is primarily responsible for equipment needed for modern warfare and surveillance, including Naval space systems, communications and information technology.

      Although SWCB does not directly finance international trade, is not directly impacted by NAFTA, and does not provide banking services to the Navy, as noted, these factors have had a positive impact on the economy of San Diego, generally, and the industries and customers SWCB serves, indirectly.

      The multi-billion dollar visitor industry has also been an important sector of economic power and stability. The visitor industry is San Diego's third largest economic sector, behind only manufacturing and military/defense.

      SWCB also operates branch offices in Orange, Riverside and San Bernardino Counties. The Anaheim office serves customers in Anaheim and neighboring Orange County communities. The Murrieta office extends SWCB's service area to Riverside County. In May 2004 SWCB opened a new office in the City of San Bernardino, San Bernardino County, California.

      DATA PROCESSING

      FDSI's services are primarily provided to financial institutions located in Southern California; however the opening of a processing facility in the San Francisco Bay area in January 2003 has expanded the market area to Northern California. The ability to efficiently provide item processing services is impacted by the proximity of the processing center to customers.

COMPETITION

      BANKING

      The banking business in California, generally, and in SWCB's service areas, specifically, is highly competitive with respect to both loans and deposits and is dominated by a number of major banks that have many offices operating over wide geographic areas. SWCB competes for deposits and loans principally with these major banks, savings and loan associations, finance companies, credit unions and other financial institutions located in our market areas. Among the advantages that the major banks have over SWCB are their ability to finance extensive advertising campaigns and to allocate their investment assets to regions of highest yield and demand. Many of the major commercial banks operating in SWCB's service areas offer certain services (such as trust and international banking services) that are not offered directly by SWCB and, by virtue of their greater total capitalization, such banks have substantially higher lending limits.

      As of June 30, 2003, the most recent period for which figures are available, data reported by state and federal agencies indicated that the 518 banks and savings and loan offices then open in SWCB's primary market area, San Diego County, held approximately $37.9 billion in total deposits averaging approximately $73.2 million per banking office. SWCB's total deposits ($236,795,000) in the San Diego market area constituted 0.62% of the total deposits in that market.

      Moreover, all banks face increasing competition for loans and deposits from non-bank financial intermediaries such as mortgage companies, insurance companies, credit unions and securities firms.

      In November 1999, the President signed the Gramm-Leach-Bliley Act, or the GLB Act, into law, which significantly changed the regulatory structure and oversight of the financial services industry. The GLB Act revised the Bank Holding Company Act of 1956 and repealed the affiliation prohibitions of the Glass-Steagall Act of 1933. Consequently, a qualifying holding company, called a financial holding company, can engage in a full range of financial activities, including banking, insurance, and securities activities, as well as merchant banking and additional activities that are "financial in nature" or "incidental" to those financial activities. Expanded financial affiliation opportunities for existing bank holding companies are now permitted. Moreover, various non-bank financial services providers can acquire banks while also offering services like securities underwriting and underwriting and brokering insurance products. The GLB Act also expanded passive investment activities by financial holding companies, permitting investments in any type of company, financial or non-financial, through acquisitions of merchant banking firms and insurance companies.

      Given that the traditional distinctions between banks and other providers of financial services have been effectively eliminated, SWCB will face additional competition from thrift institutions, credit unions, insurance companies and securities firms. Additionally, their ability to cross-market banking products to their existing customers or the customers of affiliated companies may make it more difficult to compete. SWCB and many similarly situated institutions have not yet experienced the full impact of the GLB Act and therefore, it is not possible to determine the potential effects, if any, that the GLB Act will have on community banks in general, or on SWCB's operations specifically.

      In order to compete, SWCB uses to the fullest extent possible the familiarity of its directors and officers with the market area and its residents and businesses and the flexibility that SWCB's independent status will permit. This includes an emphasis on specialized services, local promotional activity, and personal contacts by directors, officers and other employees. SWCB uses advertising, including radio and newspaper ads and direct mail pieces, to inform the community of the services it offers. SWCB also utilizes emerging marketing techniques, such as the Internet, to reach target markets. In addition, directors and shareholders refer customers, as well as bring their own business. SWCB also has an active calling program where officers, including commissioned business development officers, contact targeted prospects to solicit both deposit and loan business.

      SWCB has developed programs that are specifically addressed to the needs of consumers, professionals and small-to medium-sized businesses. In the event there are customers whose loan demands exceed SWCB's lending limits, it arranges for such loans on a participation basis with other financial institutions and intermediaries. SWCB also assists those customers requiring other services not offered by SWCB to obtain those services from correspondent banks. In addition, SWCB offers ATM services, including a drive-up ATM, a night depository, courier services, bank-by-mail services, merchant windows and direct deposit services.

      SWCB's management believes that SWCB's reputation in the communities served and personal service philosophy enhance the ability to compete favorably in attracting and retaining individual and business clients. SWCB also believes that it has an advantage over the larger national and "super regional" institutions because it is managed by well respected and experienced bankers.

      Mergers, acquisitions and downsizing have and will continue to foster impersonal banking relationships which, in turn, may cause dissatisfaction among SWCB's targeted customer population. Moreover, larger competitors may not offer adequate personalized banking services, since their emphasis is on large volume and standardized retail products.

      SWCB faces growing competition from other community banks. These institutions have similar marketing strategies, have also been successful and are strong evidence regarding the potential success of the community banking sector.

      No assurance can be given that ongoing efforts to compete will continue to be successful.

      DATA PROCESSING

      FDSI generally competes with larger companies that have longer operating histories, larger customer bases and greater financial resources. Competitive factors affecting the market for FDSI's services include comprehensive services, customization of applications, quickness to adapt to new technologies, customer service and support, references from existing customers and pricing. While FDSI has a short operating history, management personnel and employees have considerable experience in the industry. FDSI also partners with out of area data processing service companies to provide local item processing services.

EMPLOYEES

      At June 1, 2004, SWCB had 87 full-time and 16 part-time employees. In addition, FDSI, had 37 full-time and 38 part-time employees. Our employees are not represented by any union or other collective bargaining agreement and we consider our relations with our employees to be excellent.

PROPERTIES

      In January 2001 we moved our administrative headquarters to 5810 El Camino Real, Carlsbad, California 92008, Suites C and D, and in March 2001 we opened the Carlsbad Business Banking Center at the same location. The premises consist of a stand-alone building containing approximately 13,400 square feet of which we lease approximately 6,260 square feet from an unaffiliated third party. The lease provides for annual cost of living increases not to exceed 6%. The current monthly base rent amount is $7,920. The lease expires January 31, 2009. In May 2004 we entered into a new lease in the Carlsbad Gateway Center for the relocation of our Carlsbad Business Banking Center. The premises consists of a stand-alone building containing 50,071 square feet of which we lease approximately 3,260 square feet from an unaffiliated third party. The current monthly base rent is $5,053. The lease expires October 2009.

      Our Encinitas Office is located at 277 North El Camino Real, Encinitas, California 92024, in the Villa Encinitas Plaza. These premises are leased from an unaffiliated third party. The premises consist of a stand-alone building having approximately 5,200 square feet. The building is located in a shopping center and has ample parking. The current monthly base rent amount is $10,798. The lease provides for bi-annual cost of living increases of not less than 8%. The lease expires in May 2008. We also lease the space for the drive-up ATM at this same location at a rate of $9,600 per year. The ATM lease expires in May 2008.

      Our downtown Private Banking Office is located at 600 "B" Street, Suite 2202, San Diego, California 92101. We sublease approximately 1,091 square feet from Fortuna Financial, Inc., of which our Chairman of the Board, Mr. Howard B. Levenson, serves as Chairman, President and sole stockholder. (See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" herein.) The original lease expired in September 2000 and was renewed. The current monthly base rent amount is $2,509. The new lease expires in September 2005.

      In December 2002 we entered into an agreement with an unaffiliated third party to lease approximately 373 square feet of additional space to expand the Private Banking Office. The current monthly base rent amount is $783. The lease expires in September 2005.

      Our Escondido Office is located at 1146 West Valley Parkway, Suite 102, Escondido, California 92025, in Plaza Las Palmas. We lease these premises from an unaffiliated third party. The premises are located in a shopping center and we lease approximately 1,271 square feet. The lease provides for annual cost of living increases not to exceed 6%. The current monthly base rent amount is $3,059. The lease expires in March 2005.

      Our El Cajon Office is located at 1235 Avocado Boulevard, El Cajon, California 92020. The premises consist of a stand-alone building having approximately 3,500 square feet. The building is located in a shopping center. The current monthly base rent amount is $4,859. The lease provides for annual cost of living increases not to exceed 5%. The lease expires in March 2011.

      Our Murrieta Office is located at 26755 Jefferson Avenue, Murrieta, California 92562. The premises consist of a stand-alone building containing approximately 43,200 square feet of which we lease approximately 3,013 square feet from an unaffiliated third party. The current monthly base rent amount is $5,014. The lease expires in September 2007.

      Our Anaheim Office is located at 2401 E. Katella Avenue, Anaheim, California 92806. We have leased approximately 5,800 square feet on the ground floor of an existing multi-story/multi-tenant building. The current monthly base rent amount is $10,652. The lease expires in April 2009.

      In April 2003 we leased approximately 5,013 square feet of office space located at 5611 Palmer Way, Suite G, Carlsbad, California. We moved our administrative operations to this space. The 5-year lease term commenced in September 2003. The basic monthly rent is $4,762, plus common area charges, with annual step adjustments in the monthly rent of approximately 3%.

      In October 2003 we leased approximately 2,096 square feet of office space at 330 North Brand Boulevard, Suite 525, Glendale, California, from an unaffiliated third party. Our Glendale Loan Production Office operates out of this space. Rent began in January 2004 with basic monthly rental at $4,611 during the first 30 months of the lease and at $4,925 during the remaining 30 months of the lease. We have one 5-year option. The lease expires in December 2008.

      In March 2004 we leased approximately 5,386 square feet of office space located at 599 North E. Street, San Bernardino, California, for our San Bernardino office. The lease, from an unaffiliated third party, provides for base monthly rent of $10,368, plus a pro rata share of common area charges and annual cost of living increases of not less than 2.5% and not more than 6.0%. The lease runs through July 14, 2014, and we have one 5-year option.

      In July 1998 FDSI leased a free-standing industrial building with approximately 8,667 square feet of space for its data processing operations and related uses. The building is located at 41188 Sandalwood Circle, Murrieta, California. The basic monthly rent is $4,869, plus common area expenses, with cost of living adjustments every 2 years not to exceed 7%. The lease terminates in October 2008. FDSI has two 5-year options under the lease.

      FDSI also leases approximately 5,152 square feet of space for general office and processing services located at 9440 Telstar Avenue, Suite 6, El Monte, California 91731. The lease term commenced in February 2001 and expires in January 2006. The current basic monthly rent is $4,225, plus common area charges.

      FDSI leases approximately 4,916 square feet of office space located at 2235 Polvorosa Avenue, San Leandro, California 94577. The lease term commenced in January 2003 and expires in January 2010. The basic monthly rent is $5,165, plus common area charges. The lease provides for annual step adjustments in the monthly rent of approximately 3%.

      In September 2002 FDSI leased warehouse space in Murrieta for storage and other uses. The warehouse is located at 41162 Sandalwood Circle, Unit "A," Murrieta, California. The lease term is 3 years and expires in September 2005. The basic monthly rent is $3,150, plus common area charges, subject to annual increases of $175 per month.

      During 2003 and 2002, our aggregate lease expense was approximately $833,000 and $574,000, respectively, on a consolidated basis.

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

      We believe that our existing premises are adequate for present and anticipated needs and do not contemplate any material capital expenditures. We also believe that we have adequate insurance to cover our interests in the premises we occupy.

LEGAL PROCEEDINGS

      We may, from time to time, be involved in legal proceedings in the ordinary course of business. We are not currently involved in any pending legal proceedings that we believe, either individually or taken as whole, could materially harm our business, financial condition, results of operations or cash flows.

                           SUPERVISION AND REGULATION

INTRODUCTION

      Banking is a complex, highly regulated industry. The primary goals of the regulatory scheme are to maintain a safe and sound banking system, protect depositors and the FDIC's insurance fund, and facilitate the conduct of sound monetary policy. In furtherance of these goals, Congress and the states have created several largely autonomous regulatory agencies and enacted numerous laws that govern banks, bank holding companies and the financial services industry. Consequently, our growth and earnings performance can be affected not only by management decisions and general economic conditions, but also by the requirements of applicable estate and federal statues, regulations and the posies of various governmental regulatory authorities, including:

      -     the Board of Governors of the Federal Reserve System, or the FRB;

      -     the Federal Deposit Insurance Corporation, or the FDIC; and

      -     the California Department of Financial Institutions, or the DFI.

      The system of supervision and regulation applicable to us governs most aspects of our business, including:

      -     the scope of permissible business;

      -     investments;

      -     reserves that must be maintained against deposits;

      -     capital levels that must be maintained;

      - the nature and amount of collateral that may be taken to secure loans;

      -     the establishment of new branches;

      -     mergers and consolidations with other financial institutions; and

      -     the payment of dividends.

      In general, the extensive system of regulation restricts our ability to implement our decisions, adds costs to our operations, and affects our ability to compete with non-bank financial institutions.

      THE FOLLOWING SUMMARIZES THE MATERIAL ELEMENTS OF THE REGULATORY FRAMEWORK THAT APPLIES TO US. IT DOES NOT DESCRIBE ALL OF THE STATUTES, REGULATIONS AND REGULATORY POLICIES THAT ARE APPLICABLE. ALSO, IT DOES NOT RESTATE ALL OF THE REQUIREMENTS OF THE STATUTES, REGULATIONS AND REGULATORY POLICIES THAT ARE DESCRIBED. CONSEQUENTLY, THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE APPLICABLE STATUTE, REGULATIONS AND REGULATORY POLICIES DISCUSSED IN THIS PROSPECTUS. ANY CHANGE IN THESE APPLICABLE LAWS, REGULATIONS OR REGULATORY POLICIES MAY HAVE A MATERIAL EFFECT ON OUR BUSINESS.

SOUTHWEST COMMUNITY BANCORP

      GENERAL

      Southwest Community, as a bank holding company registered under the Bank Holding Company Act of 1956, as amended, or BHCA, is subject to regulation by the FRB. According to FRB policy, Southwest Community is expected to act as a source of financial strength for SWCB, to commit resources to support it in circumstances where Southwest Community might not otherwise do so. Under the BHCA, Southwest Community, SWCB and any banks that Southwest Community may acquire in the future, are subject to periodic examination by the FRB. Southwest Community is also required to file periodic reports of its operations and any additional information regarding its activities and those of its subsidiaries with the FRB, as may be required.

      Southwest Community is also a bank holding company within the meaning of
Section 3700 of the California Financial Code. Consequently, Southwest Community and SWCB are subject to examination by, and may be required to file reports with, the DFI. Regulations have not yet been proposed or adopted or steps otherwise taken to implement the DFI's powers under this statute.

      THE SARBANES-OXLEY ACT OF 2002

      The Sarbanes-Oxley Act of 2002, or the SOX, became effective on July 30, 2002, and represents the most far reaching corporate and accounting reform legislation since the enactment of the Securities Act of 1933 and the Exchange Act. The SOX is intended to provide a permanent framework that improves the quality of independent audits and accounting services, improves the quality of financial reporting, strengthens the independence of accounting firms and increases the responsibility of management for corporate disclosures and financial statements. It is intended that by addressing these weaknesses, public companies will be able to avoid the problems encountered by many notable companies in 2001-2002.

      The SOX's provisions are significant to all companies that have a class of securities registered under Section 12 of the Exchange Act, including the Company, or are otherwise reporting to the SEC (or the appropriate federal banking agency) pursuant to Section 15(d) of the Exchange Act (collectively, "public companies").

      The SOX's provisions become effective at different times, ranging from immediately upon enactment to later dates specified in the SOX or the date on which the required implementing regulations become effective. In addition to SEC rulemaking to implement the SOX, NASDAQ and the New York Stock Exchange are proceeding with proposed changes to their listing standards which, in some instances, may impose requirements more rigorous than those set forth in the SOX. Wide-ranging in scope, the SOX will have a direct and significant impact on banks and bank holding companies that are public companies, including us.

      The following briefly describes some of the key provisions of the SOX:

      - Section 301 establishes certain oversight, independence, funding and other requirements for the audit committees of public companies, and requires the SEC to issue rules that prohibit any national securities exchange or national securities association from listing the securities of a company that doesn't comply with these audit committee requirements.

      - Section 302 mandates that the SEC adopt rules that require the principal executive officer(s) and principal financial officer(s) of public companies to include certain certifications in the company's annual and quarterly reports filed under the Exchange Act.

      - Section 906 includes another certification requirement that is separate from the certification requirements of Section 302. Section 906 provides that all periodic reports that contain financial statements and that are filed by public companies under Sections 13(a) or 15(d) of the Exchange Act must include a written certification by the CEO and CFO (or equivalent) that (1) the report complies with the requirements of Section 13(a) or 15(d) of the Exchange Act; and (2) the information contained in the periodic report fairly presents, in all material respects, the financial condition and results of operations of the issuer. Section 906 became effective on July 30, 2002, and persons who knowingly or willfully violate Section 906 are subject to specified criminal penalties.

      - Section 303 which requires the SEC to issue rules prohibiting the officers and directors of public companies, and persons acting under their direction, from fraudulently influencing, coercing, manipulating, or misleading the company's independent auditor in order to render the financial statements materially misleading.

      - Section 304 requires the CEO and CFO of public companies to reimburse the company for certain compensation and profits received if the company is required to restate its financial reports due to material noncompliance resulting from misconduct, with the Federal securities laws.

      - Section 306(a) prohibits the directors and executive officers of any public company from purchasing, selling or transferring any equity security acquired by the director or executive officer in connection with his or her service as a director or executive officer during any "blackout period" with respect to the company's securities. Blackout periods refer to periods when most public company employees are not permitted to sell shares in their 401(k) plans.

      - Section 401(b) requires the SEC to issue rules that prohibit issuers from including misleading pro forma financial information in their filings with the SEC or in any public release, and that requires issuers to reconcile any pro forma financial information included in such filings or public releases with their financial statements prepared in accordance with generally accepted accounting principles.

      - Section 404 mandates that the SEC issue rules that require all annual reports filed under Sections 13(a) or 15(d) of the Exchange Act to include certain statements and assessments related to the issuer's internal control structures and procedures for financial reporting.

      - Section 406 mandates that the SEC adopt rules that require public companies to (1) disclose in their periodic reports filed under the Exchange Act whether the company has adopted a code of ethics for its senior financial officers and, if not, the reasons why; and (2) promptly disclose on Form 8-K any change to, or waiver of, the company's code of ethics.

      - Section 407 mandates that the SEC adopt rules that require public companies to disclose in their periodic reports filed under the Exchange Act whether the audit committee of the company includes at least one financial expert and, if not, the reasons why.

      In addition to the provisions discussed above, the SOX also includes a variety of other provisions that will affect all public companies.

      As a financial institution we have a history of filing regulatory reports and being subject to frequent government oversight. We have an independent audit committee and a system of internal controls. Although we cannot be certain of the effect, if any, of the foregoing legislation on our business, we do not anticipate that complying with the SOX will result in any material changes in our corporate governance, business or results of operations other than the additional costs associated with such enhanced disclosures. Future changes in the laws, regulation, or policies that impact us cannot necessarily be predicted and may have a material adverse effect on our business and earnings.

      THE CALIFORNIA CORPORATE DISCLOSURE ACT

      On January 1, 2003, the California Corporate Disclosure Act, or the CCD, became effective. T he CCD, also a reaction to the "Enron scandal," increases the frequency and expands the scope of information required in filings by publicly traded companies with the California Secretary of State. Some of the new information required includes the following:

      - The name of the independent auditor for the publicly traded company, a description of the services rendered by the auditor during the previous 24 months, the date of the last audit and a copy of the report;

      - The annual compensation paid to each director and executive officer, including options or shares granted to them that were not available to other employees of the company;

      - A statement indicating whether any bankruptcy has been filed by the company's executive officers or directors during the past 10 years; and

      - A statement indicating whether any of the company's executive officers or directors were convicted of fraud during the past 10 years.

      For purposes of the CCD, a "publicly traded company" is any company with securities that are listed on or admitted to trading on a national or foreign exchange, or is the subject of a two-way quotation, such as both "bid" and "asked" prices, that is regularly published by one or more broker-dealers in the National Daily Quotations Service or a similar service. Southwest Community is deemed to be a "publicly traded company" under the CCD.

      BANK HOLDING COMPANY LIQUIDITY

      Southwest Community is a legal entity, separate and distinct from SWCB and FDSI. Southwest Community has the ability to raise capital on its own behalf or borrow from external sources. Southwest Community may also obtain additional funds from dividends paid by, and fees charged for services provided to, SWCB or FDSI. However, regulatory and statutory constraints may restrict or totally preclude SWCB or FDSI from paying dividends.

      Southwest Community is entitled to receive dividends, when and as declared by SWCB's Board of Directors. Those dividends may come from funds legally available for those dividends, as specified and limited by the California Financial Code. Under the California Financial Code, funds available for cash dividends by a California-chartered bank are restricted to the lesser of: (i) the bank's retained earnings; or (ii) the bank's net income for its last three fiscal years (less any distributions to shareholders made during such period). With the prior approval of the DFI, cash dividends may also be paid out of the greater of: (a) the bank's retained earnings; (b) net income for the bank's last preceding fiscal year; or (c) net income or the bank's current fiscal year. Based on these limitations, the amount available at SWCB for payment of dividends, without DFI approval, as of March 31, 2004 was approximately $4.3 million.

      If the DFI determines that the shareholders' equity of the bank paying the dividend is not adequate or that the payment of the dividend would be unsafe or unsound for the bank, the DFI may order the bank not to pay the dividend.

      Since SWCB is an FDIC insured institution, it is also possible, depending upon its financial condition and other factors, that the FDIC could assert that the payment of dividends or other payments might, under some circumstances, constitute an unsafe or unsound practice and thereby prohibit such payments.

      Under California Corporations Code Section 500, FDSI may pay a cash dividend to Southwest Community only to the extent that FDSI has retained earnings and, after the dividend, FDSI's:

      -     assets (exclusive of goodwill and other intangible assets) would be
            1.25 times its liabilities (exclusive of deferred taxes, deferred income and other deferred credits); and

      -     current assets would be at least equal to current liabilities.

      As of March 31, 2004, FDSI had negative retained earnings and, therefore, could not pay a cash dividend.

      TRANSACTIONS WITH AFFILIATES

      Southwest Community and any subsidiaries it may purchase or organize are deemed to be affiliates of SWCB within the meaning of Sections 23A and 23B of the Federal Reserve Act and the FRB's Regulation W, adopted effective April 2003, to implement those sections. Under Sections 23A and 23B and Regulation W, loans by SWCB to affiliates, investments by them in affiliates' stock, and taking affiliates' stock as collateral for loans to any borrower is limited to 10% of SWCB's capital, in the case of any one affiliate, and is limited to 20% of the SWCB's capital, in the case of all affiliates. In addition, transactions between SWCB and other affiliates must be on terms and conditions that are consistent with safe and sound banking practices; in particular, a bank and its subsidiaries generally may not purchase from an affiliate a low-quality asset, as defined in the Federal Reserve Act. These restrictions also prevent a bank holding company and its other affiliates from borrowing from a banking subsidiary of the bank holding company unless the loans are secured by marketable collateral of designated amounts. Southwest Community and SWCB are also subject to certain restrictions with respect to engaging in the underwriting, public sale and distribution of securities. (See "SUPERVISION AND REGULATION -- Southwest Community Bank -- Significant Legislation" herein.)

      LIMITATIONS ON BUSINESS AND INVESTMENT ACTIVITIES

      Under the BHCA, a bank holding company must obtain the FRB's approval before:

      - directly or indirectly acquiring more than 5% ownership or control of any voting shares of another bank or bank holding company;

      -     acquiring all or substantially all of the assets of another bank; or

      -     merging or consolidating with another bank holding company.

      The FRB may allow a bank holding company to acquire banks located in any state of the United States without regard to whether the acquisition is prohibited by the law of the state in which the target bank is located. In approving interstate acquisitions, however, the FRB must give effect to applicable state laws limiting the aggregate amount of deposits that may be held by the acquiring bank holding company and its insured depository institutions in the state in which the target bank is located, provided that those limits do not discriminate against out-of-state depository institutions or their holding companies, and state laws which require that the target bank have been in existence for a minimum period of time, not to exceed five years, before being acquired by an out-of-state bank holding company.

      In addition to owning or managing banks, bank holding companies may own subsidiaries engaged in certain businesses that the FRB has determined to be "so closely related to banking as to be a proper incident thereto." Southwest Community, therefore, is permitted to engage in a variety of banking-related businesses. Some of the activities that the FRB has determined, pursuant to its Regulation Y, to be related to banking are:

      - making or acquiring loans or other extensions of credit for its own account or for the account of others;

      -     servicing loans and other extensions of credit;

      - performing functions or activities that may be performed by a trust company in the manner authorized by federal or state law under certain circumstances;

      - leasing personal and real property or acting as agent, broker, or adviser in leasing such property in accordance with various restrictions imposed by FRB regulations;


      -     acting as investment or financial advisor;

      -     providing management consulting advise under certain circumstances;

      - providing support services, including courier services and printing and selling MICR-encoded items;

      - acting as a principal, agent, or broker for insurance under certain circumstances;

      - making equity and debt investments in corporations or projects designed primarily to promote community welfare or jobs for residents;

      - providing financial, banking, or economic data processing and data transmission services;

      - owning, controlling, or operating a savings association under certain circumstances;

      -     selling money orders, travelers' checks and U.S. Savings Bonds;

      - providing securities brokerage services, related securities credit activities pursuant to Regulation T, and other incidental activities; and

      - underwriting dealing in obligations of the U.S., general obligations of states and their political subdivisions, and other obligations authorized for state member banks under federal law.

      Under the recently enacted Gramm-Leach-Bliley Act (discussed below in the section entitled "SUPERVISION AND REGULATION -- Southwest Community Bank -- Significant Legislation") qualifying bank holding companies making an appropriate election to the FRB may engage in a full range of financial activities, including insurance, securities and merchant banking. Southwest Community has not elected to qualify for these financial activities.

      Generally, the BHCA does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies.

      Federal law prohibits a bank holding company and any subsidiary banks from engaging in certain tie-in arrangements in connection with the extension of credit. Thus, for example, SWCB may not extend credit, lease or sell property, or furnish any services, or fix or vary the consideration for any of the foregoing on the condition that:

      - the customer must obtain or provide some additional credit, property or services from or to SWCB other than a loan, discount, deposit or trust services;

      - the customer must obtain or provide some additional credit, property or service from or to Southwest Community or any subsidiaries; or

      - the customer must not obtain some other credit, property or services from competitors, except reasonable requirements to assure soundness of credit extended.

      CAPITAL ADEQUACY

      Bank holding companies must maintain minimum levels of capital under the FRB's risk-based capital adequacy guidelines. If capital falls below minimum guideline levels, a bank holding company, among other things, may be denied approval to acquire or establish additional banks or non-bank businesses.

      The FRB's risk-based capital adequacy guidelines for bank holding companies and state member banks, discussed in more detail below in the section entitled "SUPERVISION AND REGULATION -- Southwest Community Bank -- Risk-Based Capital Guidelines," assign various risk percentages to different categories of assets, and capital is measured as a percentage of risk assets. Under the terms of the guidelines, bank holding companies are expected to meet capital adequacy guidelines based both on total risk assets and on total assets, without regard to risk weights.

      The risk-based guidelines are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual organizations. For example, the FRB's capital guidelines contemplate that additional capital may be required to take adequate account of, among other things, interest rate risk, or the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Moreover, any banking organization experiencing or anticipating significant growth or expansion into new activities, particularly under the expanded powers under the Gramm-Leach-Bliley Act, would be expected to maintain capital ratios, including tangible capital positions, well above the minimum levels.

      The FRB currently permits bank holding companies to include trust preferred securities in their Tier I capital for regulatory capital purposes. In January 2003 FASB issued FIN 46 which has been interpreted to require bank holding companies to "deconsolidate" subsidiary trusts that issued preferred securities for financial reporting purposes. As a result of this release, the FRB indicated that it would review the regulatory implications of this change in financial reporting and, if necessary or warranted, provide further appropriate guidance. Until, and unless, the FRB elects to change the capital treatment of these securities, bank holding companies may continue to include the proceeds received for the issuance of trust preferred securities in their capital for regulatory capital purposes, subject, together with other cumulative preferred stock, to the 25% of Tier I capital limit.

      LIMITATIONS ON DIVIDEND PAYMENTS

      California Corporations Code Section 500 allows Southwest Community to pay a dividend to its shareholders only to the extent that Southwest Community has retained earnings and, after the dividend, Southwest Community's:

      -     assets (exclusive of goodwill and other intangible assets) would be
            1.25 times its liabilities (exclusive of deferred taxes, deferred income and other deferred credits); and

      -     current assets would be at least equal to current liabilities.

      Additionally, the FRB's policy regarding dividends provides that a bank holding company should not pay cash dividends exceeding its net income or which can only be funded in ways that weaken the bank holding company's financial health, such as by borrowing. The FRB also possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations.

SOUTHWEST COMMUNITY BANK

      GENERAL

      SWCB, as a California-chartered bank that is not a member of the Federal Reserve System, is subject to regulation, supervision, and regular examination by the DFI and the FDIC. SWCB's deposits are insured by the FDIC up to the maximum extent provided by law. The regulations of these agencies govern most aspects of SWCB's business and establish a comprehensive framework governing its operations. California law exempts all banks from usury limitations on interest rates.

      SIGNIFICANT LEGISLATION

      The laws, regulations and policies governing financial institutions are continuously under review by Congress, state legislatures and federal and state regulatory agencies. From time to time laws or regulations are enacted which have the effect of increasing the cost of doing business, limiting or expanding the scope of permissible activities, or changing the competitive balance between banks and other financial and non-financial institutions. Various federal laws enacted in recent years have expanded the lending authority and permissible activities of certain non-bank financial institutions, such as savings and loan associations and credit unions, and have given federal regulators increased enforcement authority. These laws have generally had the effect of altering competitive relationships existing among financial institutions, reducing the historical distinctions between the services offered by banks, savings and loan associations and other financial institutions, and increasing the cost of funds to banks and other depository institutions. Future changes in the laws, regulations or polices that impact SWCB cannot necessarily be predicted, but they may have a material effect on SWCB's business and earnings.

      USA PATRIOT ACT. On October 26, 2001, the President signed into law comprehensive anti-terrorism legislation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, known as the USA Patriot Act. Title III of the USA Patriot Act requires financial institutions, including SWCB, to help prevent, detect and prosecute international money laundering and the financing of terrorism. SWCB has augmented its systems and procedures to accomplish this requirement. We believe that the cost of compliance with Title III of the USA Patriot Act is not likely to be material to the Company.

      GRAMM-LEACH-BLILEY ACT. In November 1999, the Gramm-Leach-Bliley Act, or the GLB Act, became law, significantly changing the regulatory structure and oversight of the financial services industry. The GLB Act repealed the provisions of the Glass-Steagall Act that restricted banks and securities firms from affiliating. It also revised the Bank Holding Company Act to permit a "qualifying" bank holding company, called a financial holding company, to engage in a full range of financial activities, including banking, insurance, securities, and merchant banking activities. It also permits qualifying bank holding companies to acquire many types of financial firms without the FRB's prior approval.

      The GLB Act thus provides expanded financial affiliation opportunities for existing bank holding companies and permits other financial services providers to acquire banks and become bank holding companies without ceasing any existing financial activities. Previously, a bank holding company could only engage in activities that were "closely related to banking." This limitation no longer applies to bank holding companies that qualify to be treated as financial holding companies. To qualify as a financial holding company, a bank holding company's subsidiary depository institutions must be well-capitalized, well-managed and have at least a "satisfactory" Community Reinvestment Act examination rating. "Nonqualifying" bank holding companies are limited to activities that were permissible under the Bank Holding Company Act as of November 11, 1999.

      The GLB Act changed the powers of national banks and their subsidiaries, and made similar changes in the powers of state banks and their subsidiaries. National banks may now underwrite, deal in and purchase state and local revenue bonds. A subsidiary of a national bank may now engage in financial activities that the bank cannot itself engage in, except for general insurance underwriting and real estate development and investment. In order for a subsidiary of a national bank to engage in these new financial activities, the national bank and its depository institution affiliates must be "well capitalized," have at least "satisfactory" general, managerial and Community

Reinvestment Act examination ratings, and meet other qualification requirements relating to total assets, subordinated debt, capital, risk management, and affiliate transactions. Subsidiaries of state banks can exercise the same powers as national bank subsidiaries if they satisfy the same qualifying rules that apply to national banks, except that state-chartered banks do not have to satisfy the statutory managerial and debt rating-requirements of national banks.

      The GLB Act also reformed the overall regulatory framework of the financial services industry. In order to implement its underlying purposes, the GLB Act preempted state laws that would restrict the types of financial affiliations that are authorized or permitted under the GLB Act, subject to specified exceptions for state insurance laws and regulations. With regard to securities laws, the GLB Act removed the blanket exemption for banks from being considered brokers or dealers under the Exchange Act and replaced it with a number of more limited exemptions. Thus, previously exempted banks may become subject to the broker-dealer registration and supervision requirements of the Exchange Act. The exemption that prevented bank holding companies and banks that advise mutual funds from being considered investment advisers under the Investment Advisers Act of 1940 was also eliminated.

      Separately, the GLB Act imposes customer privacy requirements on any company engaged in financial activities. Under these requirements, a financial company is required to protect the security and confidentiality of customer nonpublic personal information. Also, for customers that obtain a financial product such as a loan for personal, family or household purposes, a financial company is required to disclose its privacy policy to the customer at the time the relationship is established and annually thereafter, including its policies concerning the sharing of the customer's nonpublic personal information with affiliates and third parties. If an exemption is not available, a financial company must provide consumers with a notice of its information sharing practices that allows the consumer to reject the disclosure of its nonpublic personal information to third parties. Third parties that receive such information are subject to the same restrictions as the financial company on the reuse of the information. Finally, a financial company is prohibited from disclosing an account number or similar item to a third party for use in telemarketing, direct mail marketing or other marketing through electronic mail.

      RISK-BASED CAPITAL GUIDELINES

      GENERAL. The federal banking agencies have established minimum capital standards known as risk-based capital guidelines. These guidelines are intended to provide a measure of capital that reflects the degree of risk associated with a bank's operations. The risk-based capital guidelines include both a new definition of capital and a framework for calculating the amount of capital that must be maintained against a bank's assets and off-balance sheet items. The amount of capital required to be maintained is based upon the credit risks associated with the various types of a bank's assets and off-balance sheet items. A bank's assets and off-balance sheet items are classified under several risk categories, with each category assigned a particular risk weighting from 0% to 100%. A bank's risk-based capital ratio is calculated by dividing its qualifying capital, which is the numerator of the ratio, by the combined risk weights of its assets and off-balance sheet items, which is the denominator of the ratio.

      QUALIFYING CAPITAL. A bank's total qualifying capital consists of two types of capital components: "core capital elements," known as Tier 1 capital, and "supplementary capital elements," known as Tier 2 capital. The Tier 1 component of a bank's qualifying capital must represent at least 50% of total qualifying capital and may consist of the following items that are defined as core capital elements:

      -     common stockholders' equity;

      - qualifying noncumulative perpetual preferred stock (including related surplus); and

      - minority interests in the equity accounts of consolidated subsidiaries.

      The Tier 2 component of a bank's total qualifying capital may consist of the following items:

      -     a portion of the allowance for loan and lease losses;

      -     certain types of perpetual preferred stock and related surplus;

      - certain types of hybrid capital instruments and mandatory convertible debt securities; and

      - a portion of term subordinated debt and intermediate-term preferred stock, including related surplus.

      RISK WEIGHTED ASSETS AND OFF-BALANCE SHEET ITEMS. Assets and credit equivalent amounts of off-balance sheet items are assigned to one of several broad risk classifications, according to the obligor or, if relevant, the guarantor or the nature of the collateral. The aggregate dollar value of the amount in each risk classification is then multiplied by the risk weight associated with that classification. The resulting weighted values from each of the risk classifications are added together. This total is the bank's total risk weighted assets.

      Risk weights for off-balance sheet items, such as unfunded loan commitments, letters of credit and recourse arrangements, are determined by a two-step process. First, the "credit equivalent amount" of the off-balance sheet items is determined, in most cases by multiplying the off-balance sheet item by a credit conversion factor. Second, the credit equivalent amount is treated like any balance sheet asset and is assigned to the appropriate risk category according to the obligor or, if relevant, the guarantor or the nature of the collateral. This result is added to the bank's risk weighted assets and comprises the denominator of the risk-based capital ratio.

      MINIMUM CAPITAL STANDARDS. The supervisory standards set forth below specify minimum capital ratios based primarily on broad risk considerations. The risk-based ratios do not take explicit account of the quality of individual asset portfolios or the range of other types of risks to which banks may be exposed, such as interest rate, liquidity, market or operational risks. For this reason, banks are generally expected to operate with capital positions above the minimum ratios.

      All banks are required to meet a minimum ratio of qualifying total capital to risk weighted assets of 8%. At least 4% must be in the form of Tier 1 capital, net of goodwill. The maximum amount of supplementary capital elements that qualifies as Tier 2 capital is limited to 100% of Tier 1 capital, net of goodwill. In addition, the combined maximum amount of subordinated debt and intermediate-term preferred stock that qualifies as Tier 2 capital is limited to 50% of Tier 1 capital. The maximum amount of the allowance for loan and lease losses that qualifies as Tier 2 capital is limited to 1.25% of gross risk weighted assets. The allowance for loan and lease losses in excess of this limit may, of course, be maintained, but would not be included in a bank's risk-based capital calculation.

      The federal banking agencies also require all banks to maintain a minimum amount of Tier 1 capital to total assets, referred to as the leverage ratio. For a bank rated in the highest of the five categories used by regulators to rate banks, the minimum leverage ratio of Tier 1 capital to total assets is 3%. For all banks not rated in the highest category, the minimum leverage ratio must be at least 4% to 5%. These uniform risk-based capital guidelines and leverage ratios apply across the industry. Regulators, however, have the discretion to set minimum capital requirements for individual institutions which may be significantly above the minimum guidelines and ratios.

      The following table sets forth the Company's and SWCB's actual capital amounts and ratios and comparison to the minimum ratios:

                                                                                       MINIMUM TO BE "WELL
                                                                                       CAPITALIZED" UNDER
                                                               MINIMUM FOR CAPITAL  PROMPT CORRECTIVE ACTION
                                                 ACTUAL         ADEQUACY PURPOSES         PROVISIONS
                                           ------------------   ------------------  ------------------------
                                            AMOUNT     RATIO     AMOUNT    RATIO        AMOUNT        RATIO
                                           --------   -------   -------   ------       --------      -------
                                                                (DOLLARS IN THOUSANDS)
SOUTHWEST COMMUNITY BANCORP
  AS OF MARCH 31, 2004 (UNAUDITED):
 Total capital (to risk-weighted  assets)  $ 29,209     11.3%   $20,768     8.0%       $ 25,960       10.0%
 Tier 1 capital (to risk-weighted assets)    24,458      9.4%    10,384     4.0%         15,576        6.0%
 Tier 1 capital (to average assets)          24,458      7.7%    12,709     4.0%         26,886        5.0%
  AS OF DECEMBER 31, 2003:
 Total capital (to risk-weighted assets)   $ 31,014     13.5%   $18,396     8.0%       $ 22,995       10.0%
 Tier 1 capital (to risk-weighted assets)    27,337     11.9%     9,198     4.0%         13,797        6.0%
 Tier 1 capital (to average assets)          27,337      8.7%    12,583     4.0%         15,729        5.0%
SOUTHWEST COMMUNITY BANK
  AS OF MARCH 31, 2004 (UNAUDITED):
 Total capital (to risk-weighted assets)   $ 27,370     10.9%   $20,161     8.0%       $ 25,202       10.0%
 Tier 1 capital (to risk-weighted assets)    24,504      9.7%    10,081     4.0%         15,121        6.0%
 Tier 1 capital (to average assets)          24,504      7.8%    12,652     4.0%         15,815        5.0%
 AS OF DECEMBER 31, 2003:
 Total capital (to risk-weighted assets)   $ 27,296     12.1%   $18,057     8.0%       $ 22,571       10.0%
 Tier 1 capital (to risk-weighted assets)    24,785     11.0%     9,028     4.0%         13,543        6.0%
 Tier 1 capital (to average assets)          24,785      8.0%    12,445     4.0%         15,557        5.0%

      OTHER FACTORS AFFECTING MINIMUM CAPITAL STANDARDS. The federal banking agencies have established certain benchmark ratios of loan loss reserves to be held against classified assets. The benchmark ratio established by the federal banking agencies is the sum of:

      -     100% of assets classified loss;

      -     50% of assets classified doubtful;

      -     15% of assets classified substandard; and

      - estimated credit losses on other assets over the upcoming twelve months.

      Our loan loss reserves equal or exceed the established benchmark ratios.

      The risk-based capital rules adopted by the federal banking agencies take account of concentrations of credit and the risks of engaging in non-traditional activities. Concentrations of credit refers to situations where a lender has a relatively large proportion of loans involving a single borrower, industry, geographic location, collateral or loan type. Non-traditional activities are considered those that have not customarily been part of the banking business, but are conducted by a bank as a result of developments in, for example, technology, financial markets or other additional activities permitted by law or regulation. The regulations require institutions with high or inordinate levels of risk to operate with higher minimum capital standards. The federal banking agencies also are authorized to review an institution's management of concentrations of credit risk for adequacy and consistency with safety and soundness standards regarding internal controls, credit underwriting or other operational and managerial areas. We do not have any concentrations of credit or risk associated with non-traditional activities that would affect our capital ratios.

      The federal banking agencies also limit the amount of deferred tax assets that are allowable in computing a bank's regulatory capital. Deferred tax assets that can be realized from taxes paid in prior carryback years and from future reversals of existing taxable temporary differences are generally not limited. However, deferred tax assets that can only be realized through future taxable earnings are limited for regulatory capital purposes to the lessor of:

      - the amount of the deferred tax assets that can be realized within one year of the quarter-end report date; or

      -     10% of Tier 1 capital.

      The amount of any deferred tax in excess of this limit would be excluded from Tier 1 capital, total assets and regulatory capital calculations. We do not have any deferred tax assets in excess of the regulatory limits.

      The federal banking agencies have also adopted a joint agency policy statement which provides that the adequacy and effectiveness of a bank's interest rate risk management process and the level of its interest rate exposures are critical factors in the evaluation of the bank's capital adequacy. A bank with material weaknesses in its interest rate risk management process or high levels of interest rate exposure relative to its capital will be directed by the federal banking agencies to take corrective actions. Financial institutions which have significant amounts of their assets concentrated in high risk loans or nontraditional banking activities, and who fail to adequately manage these risks, may be required to set aside capital in excess of the regulatory minimums.

      PROMPT CORRECTIVE ACTION

      The federal banking agencies possess broad powers to take prompt corrective action to resolve the problems of insured banks. Each federal banking agency has issued regulations defining five capital categories: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under the regulations, a bank shall be deemed to be:

      - "well capitalized" if it has a total risk-based capital ratio of 10.0% or more, has a Tier 1 risk-based capital ratio of 6.0% or more, has a leverage capital ratio of 5.0% or more, and is not subject to specified requirements to meet and maintain a specific capital level for any capital measure;

      - "adequately capitalized" if it has a total risk-based capital ratio of 8.0% or more, a Tier 1 risk-based capital ratio of 4.0% or more, and a leverage capital ratio of 4.0% or more (3.0% under certain circumstances) and does not meet the definition of "well capitalized";

      - "undercapitalized" if it has a total risk-based capital ratio that is less than 8.0%, a Tier 1 risk-based capital ratio that is less than 4.0%, or a leverage capital ratio that is less than 4.0% (3.0% under certain circumstances);

      - "significantly undercapitalized" if it has a total risk-based capital ratio that is less than 6.0%, a Tier 1 risk-based capital ratio that is less than 3.0% or a leverage capital ratio that is less than 3.0%; and

      - "critically undercapitalized" if it has a ratio of tangible equity to total assets that is equal to or less than 2.0%.

      As of March 31, 2004, the most recent notification from the regulatory agencies categorized the Company and SWCB as "well capitalized" under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Company's or SWCB's category.

      Banks are prohibited from paying dividends or management fees to controlling persons or entities if, after making the payment the bank would be "undercapitalized," that is, the bank fails to meet the required minimum level for any relevant capital measure. Asset growth and branching restrictions apply to "undercapitalized" banks. Banks classified as "undercapitalized" are required to submit acceptable capital plans guaranteed by its holding company, if any. B road regulatory authority was granted with respect to "significantly undercapitalized" banks, including forced mergers, growth restrictions, ordering new elections for directors, forcing divestiture by its holding company, if any, requiring management changes, and prohibiting the payment of bonuses to senior management. Even more severe restrictions are applicable to "critically undercapitalized" banks, those with capital at or less than 2%. Restrictions for these banks include the appointment of a receiver or conservator after 90 days, even if the bank is still solvent. All of the federal banking agencies have promulgated substantially similar regulations to implement this system of prompt corrective action.

      A bank, based upon its capital levels, that is classified as "well capitalized," "adequately capitalized" or "undercapitalized" may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for a hearing, determines that an unsafe or unsound condition, or an unsafe or unsound practice, warrants such treatment. A t each successive lower capital category, an insured bank is subject to more restrictions. The federal banking agencies, however, may not treat an institution as "critically undercapitalized" unless its capital ratios actually warrant such treatment.

      DEPOSIT INSURANCE ASSESSMENTS

      The FDIC has implemented a risk-based assessment system in which the deposit insurance premium relates to the probability that the deposit insurance fund will incur a loss. The FDIC sets semi-annual assessments in an amount necessary to maintain or increase the reserve ratio of the insurance fund to at least 1.25% of insured deposits or a higher percentage as determined to be justified by the FDIC.

      Under the risk-based assessment system adopted by the FDIC, banks are categorized into one of three capital categories ("well capitalized," "adequately capitalized," and "undercapitalized"). Assignment of a bank into a particular capital category is based on supervisory evaluations by its primary federal regulator. After being assigned to a particular capital category, a bank is classified into one of three supervisory categories. The three supervisory categories are:

      -     Group A -- financially sound with only a few minor weaknesses;

      - Group B -- demonstrates weaknesses that could result in significant deterioration; and

      -     Group C -- poses a substantial probability of loss.

      The capital ratios used by the FDIC to define "well-capitalized," "adequately capitalized" and "undercapitalized" are the same as in the prompt corrective action regulations.

      Because of the FDIC's favorable loss experience and a healthy reserve ratio in the Bank Insurance Fund, well-capitalized and well-managed banks have in recent years paid minimal premiums for FDIC Insurance. A number of factors suggest that as early as the first half of 2004, even well-capitalized and well-managed banks may be required to pay higher premiums for deposit insurance. The amount of any such premiums will depend on the outcome of legislative and regulatory initiatives as well as the Bank Insurance Fund loss experience and other factors, none of which we can predict.

      The current assessment rates are summarized below, expressed in terms of cents per $100 in insured deposits:

                                  ASSESSMENT RATES
                                  SUPERVISORY GROUP
                         ----------------------------------
CAPITAL GROUP            GROUP A      GROUP B       GROUP C
-------------            -------      -------       -------
Well capitalized            0            3             17
Adequately capitalized      3           10             24
Undercapitalized           10           24             27

      INTERSTATE BANKING AND BRANCHING

      Bank holding companies from any state may generally acquire banks and bank holding companies located in any other state, subject in some cases to nationwide and state-imposed deposit concentration limits and limits on the acquisition of recently established banks. Banks also have the ability, subject to specific restrictions, to acquire by acquisition or merger branches located outside their home state. The establishment of new interstate branches is also possible in those states with laws that expressly permit it. Interstate branches are subject to many of the laws of the states in which they are located.

      California law authorizes out-of-state banks to enter California by the acquisition of or merger with a California bank that has been in existence for at least five years, unless the California bank is in danger of failing or in certain other emergency situations, but limits interstate branching into California to branching by acquisition of an existing bank.

      ENFORCEMENT POWERS

      In addition to measures taken under the prompt corrective action provisions, insured banks may be subject to potential enforcement actions by the federal regulators for unsafe or unsound practices in conducting their businesses, or for violation of any law, rule, regulation, condition imposed in writing by the regulatory agency, or term of a written agreement with the regulatory agency. Enforcement actions may include:

      -     the appointment of a conservator or receiver for the bank;

      - the issuance of a cease and desist order that can be judicially enforced;

      -     the termination of the bank's deposit insurance;

      -     the imposition of civil monetary penalties;

      -     the issuance of directives to increase capital;

      -     the issuance of formal and informal agreements;

      - the issuance of removal and prohibition orders against officers, directors and other institution-affiliated parties; and

      - the enforcement of such actions through injunctions or restraining orders based upon a judicial determination that the deposit insurance fund or the bank would be harmed if such equitable relief was not granted.

      The DFI, as the primary regulator for state-chartered banks, also has a broad range of enforcement measures, from cease and desist powers and the imposition of monetary penalties to the ability to take possession of a bank, including causing its liquidation.

      FDIC RECEIVERSHIPS

      The FDIC may be appointed conservator or receiver of any insured bank or savings association. In addition, the FDIC may appoint itself as sole conservator or receiver of any insured state bank or savings association for any, among others, of the following reasons:

      -     insolvency;

      - substantial dissipation of assets or earnings due to any violation of law or regulation or any unsafe or unsound practice;

      - an unsafe or unsound condition to transact business, including substantially insufficient capital or otherwise;

      - any willful violation of a cease and desist order which has become final;

      - any concealment of books, papers, records or assets of the institution;

      - the likelihood that the institution will not be able to meet the demands of its depositors or pay its obligations in the normal course of business;

      - the incurrence or likely incurrence of losses by the institution that will deplete all or substantially all of its capital with no reasonable prospect for the replenishment of the capital without federal assistance; or

      - any violation of any law or regulation, or an unsafe or unsound practice or condition which is likely to cause insolvency or substantial dissipation of assets or earnings, or is likely to weaken the condition of the institution or otherwise seriously prejudice the interests of its depositors.

      As a receiver of any insured depository institution, the FDIC may liquidate such institution in an orderly manner and dispose of any matter concerning such institution as the FDIC determines is in the best interests of such institution, its depositors and the FDIC. Further, the FDIC shall, as the conservator or receiver, by operation of law, succeed to all rights, titles, powers and privileges of the insured institution, and of any shareholder, member, account holder, depositor, officer or director of such institution with respect to the institution and the assets of the institution; may take over the assets of and operate such institution with all the powers of the members or shareholders, directors and the officers of the institution and conduct all business of the institution; collect all obligations and money due to the institution and preserve and conserve the assets and property of the institution.

      SAFETY AND SOUNDNESS GUIDELINES

      The federal banking agencies have adopted guidelines to assist in identifying and addressing potential safety and soundness concerns before capital becomes impaired. These guidelines establish operational and managerial standards relating to:

      -     internal controls, information systems and internal audit systems;

      -     loan documentation;

      -     credit underwriting;

      -     asset growth; and

      -     compensation, fees and benefits.

      Additionally, the federal banking agencies have adopted safety and soundness guidelines for asset quality and for evaluating and monitoring earnings to ensure that earnings are sufficient for the maintenance of adequate capital and reserves. If an institution fails to comply with a safety and soundness standard, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan or to implement an accepted plan may result in enforcement action.

      The federal banking agencies have issued regulations prescribing uniform guidelines for real estate lending. The regulations require insured depository institutions to adopt written policies establishing standards, consistent with such guidelines, for extensions of credit secured by real estate. The policies must address loan portfolio management, underwriting standards and loan to value limits that do not exceed the supervisory limits prescribed by the regulations.

      RISK MANAGEMENT AND EXPOSURE

      The federal banking agencies have begun examining banks and bank holding companies with respect to their exposure to and management of different categories of risk, including: legal, operations, market, credit, interest rate, price, foreign exchange, transaction, compliance, strategic, credit, liquidity, and reputation risk. This examination approach causes bank regulators to focus on risk management procedures, rather than simply examining every asset and transaction. This approach supplements rather than replaces existing rating systems based on the evaluation of an institution's capital, assets, management, earnings and liquidity.

      MONEY LAUNDERING AND CURRENCY CONTROLS

      Various federal statutory and regulatory provisions are designed to enhance recordkeeping and reporting of currency and foreign transactions. Pursuant to the Bank Secrecy Act, financial institutions must report high levels of currency transactions or face the imposition of civil monetary penalties for reporting violations. The Money Laundering Control Act imposes sanctions, including revocation of federal deposit insurance, for institutions convicted of money laundering.

      The International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001 ("IMLAFATA"), a part of the USA Patriot Act, authorizes the Secretary of the Treasury, in consultation with the heads of other government agencies, to adopt special measures applicable to banks and other financial institutions to enhance recordkeeping and reporting requirements for certain financial transactions that are of primary money laundering concern. Among its other provisions, IMLAFATA requires each financial institution to: (i) establish an anti-money laundering program; (ii) establish due diligence policies, procedures and controls with respect to its private banking accounts and correspondent banking accounts involving individuals and certain foreign banks; and (iii) avoid establishing, maintaining, administering, or managing correspondent accounts in the Untied States for, or on behalf of, a foreign bank that does not have a physical presence in any country. In addition, IMLAFATA contains a provision encouraging cooperation among financial institutions, regulatory authorities and law enforcement authorities with respect to individuals, entities and organizations engaged in, or reasonably suspected of engaging in, terrorist acts or money laundering activities.

      On April 30, 2003, the Treasury Department adopted final regulations, which became effective on October 1, 2003, implementing the IMLAFATA mandate that federally-insured banks and other financial institutions establish customer identification programs designed to verify the identity of persons opening new accounts, to maintain the records used for verification, and to determine whether the person appears on any list of known or suspected terrorists or terrorist organizations.

      CONSUMER PROTECTION LAWS AND REGULATIONS

      The bank regulatory agencies are focusing greater attention on compliance with consumer protection laws and implementing regulations. These laws and implementing regulations impact overall bank operations as well as specific consumer-oriented products and services. Examination and enforcement have become more intense in nature, and insured institutions have been advised to carefully monitor compliance with various consumer protection laws and implementing regulations. Banks are subject to many federal consumer protection laws and regulations, including:

      -     the Community Reinvestment Act, or the CRA;

      -     the Truth in Lending Act, or the TILA;

      -     the Fair Housing Act, or the FH Act;

      -     the Equal Credit Opportunity Act, or the ECOA;

      -     the Home Mortgage Disclosure Act, or the HMDA; and

      -     the Real Estate Settlement Procedures Act, or the RESPA.

      The CRA is intended to encourage insured depository institutions, while operating safely and soundly, to help meet the credit needs of their communities. The CRA specifically directs the federal bank regulatory agencies, in examining insured depository institutions, to assess their record of helping to meet the credit needs of their entire community, including low- and moderate-income neighborhoods, consistent with safe and sound banking practices. The CRA further requires the agencies to take a financial institution's record of meeting its community credit needs into account when evaluating applications for, among other things, domestic branches, consummating mergers or acquisitions, or holding company formations.

      The federal banking agencies have adopted regulations which measure a bank's compliance with its CRA obligations on a performance-based evaluation system. This system bases CRA ratings on an institution's actual lending service and investment performance rather than the extent to which the institution conducts needs assessments, documents community outreach or complies with other procedural requirements. The ratings range from "outstanding" to a low of "substantial noncompliance."

      The ECOA prohibits discrimination in any credit transaction, whether for consumer or business purposes, on the basis of race, color, religion, national origin, sex, marital status, age (except in limited circumstances), receipt of income from public assistance programs, or good faith exercise of any rights under the Consumer Credit Protection Act. In March 1994, the Federal Interagency Task Force on Fair Lending issued a policy statement on discrimination in lending. The policy statement describes the three methods that federal agencies will use to prove discrimination:

      -     overt evidence of discrimination;

      -     evidence of disparate treatment; and

      -     evidence of disparate impact.

      This means that if a creditor's actions have had the effect of discriminating, the creditor may be held liable -- even when there is no intent to discriminate.

      The FH Act regulates many practices, including making it unlawful for any lender to discriminate against any person in its housing-related lending activities because of race, color, religion, national origin, sex, handicap, or familial status. The FH Act is broadly written and has been broadly interpreted by the courts. A number of lending practices have been found to be, or may be considered, illegal under the FH Act, including some that are not specifically mentioned in the FH Act itself. Among those practices that have been found to be, or may be considered, illegal under the FH Act are:

      -     declining a loan for the purposes of racial discrimination;

      - making excessively low appraisals of property based on racial considerations;

      - pressuring, discouraging, or denying applications for credit on a prohibited basis;

      - using excessively burdensome qualifications standards for the purpose or with the effect of denying housing to minority applicants;

      - imposing on minority loan applicants more onerous interest rates or other terms, conditions or requirements; and

      - racial steering, or deliberately guiding potential purchasers to or away from certain areas because of race.

      The TILA is designed to ensure that credit terms are disclosed in a meaningful way so that consumers may compare credit terms more readily and knowledgeably. As a result of the TILA, all creditors must use the same credit terminology and expressions of rates, the annual percentage rate, the finance charge, the amount financed, the total payments and the payment schedule.

      HMDA grew out of public concern over credit shortages in certain urban neighborhoods. One purpose of HMDA is to provide public information that will help show whether financial institutions are serving the housing credit needs of the neighborhoods and communities in which they are located. HMDA also includes a "fair lending" aspect that requires the collection and disclosure of data about applicant and borrower characteristics as a way of identifying possible discriminatory lending patterns and enforcing anti-discrimination statutes. HMDA requires institutions to report data regarding applications for one-to-four family real estate loans, home improvement loans, and multifamily loans, as well as information concerning originations and purchases of those types of loans. Federal bank regulators rely, in part, upon data provided under HMDA to determine whether depository institutions engage in discriminatory lending practices.

      RESPA requires lenders to provide borrowers with disclosures regarding the nature and costs of real estate settlements. Also, RESPA prohibits certain abusive practices, such as kickbacks, and places limitations on the amount of escrow accounts.

      The GLB Act requires disclosure of our privacy policy at the time a customer relationship is established and annually thereafter. Under the provisions of the GLB Act, we must put systems in place to safeguard the non-public personal information of our customers.

      Violations of these various consumer protection laws and regulations can result in civil liability to the aggrieved party, regulatory enforcement including civil money penalties, and even punitive damages.

      OTHER ASPECTS OF BANKING LAW

      We are also subject to federal statutory and regulatory provisions covering, among other things, security procedures, insider and affiliated party transactions, management interlocks, electronic funds transfers, funds availability, and truth-in-savings. There are also a variety of federal statutes which regulate acquisitions of control and the formation of bank holding companies.

IMPACT OF MONETARY POLICIES

      Banking is a business that depends on rate differentials. In general, the difference between the interest rate paid by a bank on its deposits and its other borrowings and the interest rate earned by a bank on its loans, securities and other interest-earning assets comprises the major source of the bank's earnings. These rates are highly sensitive to many factors which are beyond the bank's control and, accordingly, the earnings and growth of the bank are subject to the influence of economic conditions generally, both domestic and foreign, including inflation, recession, and unemployment; and also to the influence of monetary and fiscal policies of the United States and its agencies, particularly the FRB. The FRB implements national monetary policy, such as seeking to curb inflation and combat recession, by:

      -     its open-market dealings in United States government securities;

      - adjusting the required level of reserves for financial institutions subject to reserve requirements;

      -     placing limitations upon savings and time deposit interest rates;
            and

      - adjustments to the discount rate applicable to borrowings by banks which are members of the Federal Reserve System.

      The actions of the FRB in these areas influence the growth of bank loans, investments, and deposits and also affect market interest rates. Since January 2001 the FRB has decreased interest rates numerous times, reducing the overnight "Federal Funds" rate from 6.50% to 1.00%, the lowest level in over four decades. The nature and timing of any future changes in such policies and their impact on us cannot be predicted; however, depending on the degree to which our interest-earning assets and interest-bearing liabilities are rate sensitive, increases in rates would have a temporary effect of increasing our net interest margin, while decreases in interest rates would have the opposite effect. In addition, adverse economic conditions, including a downturn in the local or regional economy and rising energy prices, could make a higher provision for loan losses a prudent course and could cause higher loan charge-offs, thus adversely affecting our net income or other operating costs.

CONCLUSION

      As a result of the recent federal and California legislation, including the GLB Act, there has been a competitive impact on commercial banking. There has been a lessening of the historical distinction between the services offered by banks, savings associations, credit unions, securities dealers, insurance companies, and other financial institutions. Banks have also experienced increased competition for deposits and loans that may result in increases in their cost of funds, and banks have experienced increased overall costs. Further, the federal banking agencies have increased enforcement authority over banks and their directors and officers.

      Future legislation is also likely to impact our business. However, our management cannot predict what legislation might be enacted or what regulations might be adopted or the effects thereof.

           MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                            AND RESULTS OF OPERATIONS

      Management's discussion and analysis of financial condition and results of operations is intended to provide a better understanding of the significant changes in trends relating to our financial condition, results of operations, liquidity and interest rate sensitivity. The following discussion and analysis should be read in conjunction with our consolidated financial statements and notes thereto, and the "Selected Consolidated Financial and Other Data" included elsewhere herein.

FINANCIAL SUMMARY

      The primary source of the Company's earnings comes from banking services provided by SWCB and to a lesser extent from data processing services provided by FDSI. Our financial condition and results of operations reflect the continued growth in earning assets, deposits, equity capital and net earnings. SWCB commenced operations in 1997 and opened branches in 1998, 2000, 2001, 2002, 2003 and 2004, for a total of 8 full-service banking offices and a loan production office. This contributed to our growth in loans and deposits, as well as the increases in noninterest expenses. In addition, FDSI, which commenced operations in 1998, opened a second processing center in 2001 and a third in 2003, which also resulted in increased revenues and expenses.

      Since the opening of SWCB, it has been our business plan to maximize growth in assets funded by growth in liabilities to enhance profitability and share value tempered by prudent underwriting of credit risk and management of interest rate and other operational risks. Consequently, our Board, management and staff have been dedicated to attracting new customers as SWCB has attempted to increase its market share and establish itself as a viable competitor in the North San Diego County market initially and the broader marketplace in which it now operates. Since December 1997, we have experienced continued growth in assets and earnings. We have pursued and continue to pursue a growth strategy that depends primarily on generating an increasing level of loans and deposits at acceptable risk levels. We have also pursued growth through new branches and by expanding real estate and small business lending. We believe that our continued growth results from the level of services we provide, as well as favorable pricing for our banking products and services and the overall growth in the local economy in which we operate. We cannot assure you of our success in implementing our growth strategy without corresponding increases in our non-interest expenses.

      SWCB derives its income primarily from interest received on loans and investment securities and from fees received from providing deposit services. SWCB's expenses are the interest it pays on deposits and borrowings, salaries and benefits for employees, occupancy costs for its banking offices and general operating expenses. FDSI derives its income primarily from fees for item processing services. The expenses of FDSI are salaries and benefits for employees, occupancy and equipment costs for its processing facilities and general operating expenses. The assets of the Company are primarily those of SWCB.

      The growth in Company assets and earnings and the contribution to earnings from our business segments for the quarters ended March 31, 2004 and 2003, and the years ended December 2003, 2002 and 2001 is summarized below and discussed in more detail in the following sections:

                                                   AT OR FOR THE
                                                  QUARTERS ENDED
                                                     MARCH 31,                                  AT OR FOR THE
                                                    (UNAUDITED)                           YEARS ENDED DECEMBER 31,
                                            ---------------------------        --------------------------------------------
                                              2004               2003             2003              2002             2001
                                            ---------         ---------        ---------         ---------        ---------
                                                                          (DOLLARS IN THOUSANDS)
BUSINESS SEGMENT
BANKING:
       Southwest Community Bank             $   1,169         $     652        $   3,047         $   1,568        $     863
       Southwest Community Bancorp               (105)                -             (195)                -                -
                                            ---------         ---------        ---------         ---------        ---------
       Total Banking                            1,064               652            2,852             1,568              863
DATA PROCESSING:
       Financial Data Solutions, Inc.              32                17               83               249               31
                                            ---------         ---------        ---------         ---------        ---------
Total Company                               $   1,096         $     669        $   2,935         $   1,817        $     894
                                            =========         =========        =========         =========        =========

DILUTED EARNINGS PER SHARE                  $    0.31         $    0.20        $    0.85         $    0.63        $    0.36

CONSOLIDATED ASSETS                         $ 362,890         $ 260,211        $ 338,815         $ 250,898        $ 123,074
AVERAGE EARNING ASSETS                      $ 241,360         $ 173,572        $ 200,388         $ 135,462        $  87,124

RETURN ON AVERAGE EQUITY                         22.3%             16.2%            16.9%             14.6%            10.8%
RETURN ON AVERAGE ASSETS                          1.4%              1.1%             1.0%              1.0%             0.9%
NET INTEREST MARGIN                              6.23%             6.27%            6.13%             5.96%            6.72%
EFFICIENCY RATIO                                 66.8%             73.6%            73.3%             78.2%            86.7%

      QUARTER ENDED MARCH 31, 2004 COMPARED TO QUARTER ENDED MARCH 31, 2003

      The 64% increase in net income for the three months ended March 31, 2004 as compared to the same period in 2003 was a result of several factors. Net interest income increased by $1,040,000, or 38%, due primarily to a 39% increase in average interest-earning assets; and noninterest income increased by $390,000, or 17%, due to increases in fees and service charges due to our overall growth at SWCB and data processing fees at FDSI. Partially offsetting the increases in revenues, noninterest expense increased by $617,000, or 17%, and the provision for loan losses increased $110,000, or 58%. The increase in noninterest expenses was primarily due to increases in salaries and employee benefits, occupancy, and equipment and data processing that were related to our growth in offices. The increase in the provision for loan losses was primarily due to the increase in outstanding loans. Southwest Community Bancorp was formed in the second quarter of 2003. The expenses of Southwest Community are primarily interest expense related to borrowings.

      For the quarter ended March 31, 2004, the return on average assets was 1.4% and the return on average equity was 22.3%, as compared to 1.1% and 16.2%, respectively, for the first quarter of 2003. As of March 31, 2004 consolidated total assets increased $24,075,000, or 7%, to $362,890,000 as compared to $338,815,000 at December 31, 2003. The increase in assets was primarily due to the increase in total loans, which increased $22,927,000, or 12%, to $211,642,000. The increase in assets was funded primarily by the $21,754,000, or 7%, increase in total deposits to $330,133,000 as of March 31, 2004 as compared to $308,379,000 at December 31, 2003. Shareholders' equity increased, primarily due to net income for the period, to $20,294,000 at March 31, 2004 from $18,962,000 as of December 31, 2003.

      YEAR 2003 COMPARED TO YEAR 2002

      The 62% increase in net income for the year December 31, 2003 as compared to the same period in 2002 was a result of several factors. Net interest income increased by $4,203,000, or 52%, due primarily to a 48% increase in average interest-earning assets; and noninterest income increased by $979,000, or 12%, due to increases in fees and service charges due to our overall growth and in gains on sales of SBA loans at SWCB and data processing fees at FDSI. During 2003 we also had $228,000 in securities gains as securities were sold to fund loan growth. Partially offsetting the increases in revenues, noninterest expense increased by $2,989,000, or 23%, and the provision for loan losses increased $145,000, or 22%. The increase in noninterest expenses was primarily due to increases in salaries and employee benefits, occupancy, and equipment and data processing that were related to our growth in offices. The increase in the provision for loan losses was primarily due to the increase in outstanding loans.

      The increase in earnings at FDSI in 2002 and subsequent decrease in 2003 was the result of the loss of a data processing customer and increased expenses. During 2002 FDSI recognized a one-time increase in revenue from the former customer's payment of a contract termination fee. The comparison of revenues from 2003 to 2002 is impacted by the 2002 one-time payment and the consequent loss of revenue from that customer in 2003. During 2003, FDSI also experienced increased expenses related to the opening of an additional processing center in January 2003. Although FDSI recognized an overall increase in revenues from 2002 to 2003, the rate of increase was impacted by the loss of the customer and, as a result of the increased expenses related to the new office, net income declined. The growth in revenues and earnings at FDSI is dependent upon acquiring new data processing customers, the growth of existing customers and the retention of existing customers. Management expects to benefit from the recent formation of new banks and the continuing growth of existing banks in our market area; however, an increase in merger and acquisition activity may cause the unplanned loss of existing customers, including FDSI's former minority shareholder.

      For the year 2003, the return on average assets was 1.03% and the return on average equity was 16.88%, as compared to 1.05% and 14.55%, respectively, for the year 2002.

      As of December 31, 2003 consolidated total assets were $338,815,000 as compared to $250,898,000 at December 31, 2002, a 35% increase. Total loans increased 48% to $190,640,000 and total deposits increased 33% to $308,379,000 as of December 31, 2003 as compared to December 31, 2002. Shareholders' equity increased, primarily due to net income for the period, to $18,962,000 at December 31, 2003 from $16,177,000 as of December 31, 2002.

      YEAR 2002 COMPARED TO YEAR 2001

      The 103% increase in net income for the year 2002 as compared to 2001 was a result of several factors. Net interest income increased $2,223,000, or 38%, due primarily to a 55% increase in average interest-earning assets. In addition, noninterest income increased $2,769,000, or 51%, substantially as a result of increases in fees and service charges of $842,000 and data processing income of $1,337,000. FDSI recognized a one-time increase in fees in 2002 due to the payment of a contract termination fee by a customer. Offsetting the increase in revenues, noninterest expense increased $2,941,000, or 30%. The increase in noninterest expenses was primarily due to increased salaries and employee benefits, which increased $1,887,000, or 35%, and increased occupancy and equipment and data processing. These increases are substantially attributable to the increase in the number of offices.

      For the year 2002, the return on average assets was 1.05% and the return on average equity was 14.55%, as compared to 0.87% and 10.77%, respectively, for the year 2001.

      As of December 31, 2002, consolidated total assets were $250,898,000 as compared to $123,074,000 at December 31, 2001, a 104% increase. Total deposits increased $119,139,000 from $112,856,000 at December 31, 2001, to $231,995,000 at December 31, 2002. Shareholders' equity increased $7,402,000 from $8,775,000 as of December 31, 2001, to $16,177,000 as of December 31, 2002. The increase in shareholders' equity included proceeds from a common stock offering of $5,417,000.

CRITICAL ACCOUNTING POLICIES THAT MAY AFFECT OUR REPORTED INCOME

      Our consolidated financial statements and the notes thereto have been prepared in accordance with accounting principles generally accepted in the United States of America. The preparation of our financial statements requires us to make a number of estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements. On an ongoing basis, we evaluate our estimates and assumptions based upon historical experience and other factors and circumstances. We believe that our estimates are reasonable; however, actual results may differ significantly from these estimates and assumptions which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and on our results of operations for the reporting periods.

      Our significant accounting policies and practices are described in the notes to our consolidated financial statements. The accounting policies that involve our significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, are considered critical accounting policies. We have identified our policies for allowance for loan losses and fair value of financial instruments as critical accounting policies. These policies are summarized below.

      ALLOWANCE FOR LOAN LOSSES

      We maintain an allowance for loan losses at an amount which we believe is sufficient to provide adequate protection against losses in the loan portfolio. Our periodic evaluation of the adequacy of the allowance is based on such factors as our past loan loss experience, known and inherent risks in the portfolio, adverse situations that have occurred but are not yet known that may affect the borrowers' ability to repay, the estimated value of underlying collateral, and economic conditions. As we utilize information currently available to evaluate the adequacy of the allowance for loan losses, the amount of the allowance for loan losses is subjective and may be adjusted in the future depending on changes in economic conditions or other factors. If our estimate of possible loan losses or an increase in actual loan losses required us to increase the allowance for loan losses, we would increase the allowance through an increase in the provision for loan losses taken as a charge against earnings. Conversely, if net loans losses are less that expected, we may be able to reduce our provision for loan losses in future periods.

      During the time we hold collateral, we are subject to credit risks, including risks of borrower defaults, bankruptcies and special hazard losses that are not covered by standard hazard insurance (such as those occurring from earthquakes or floods). Although we have established an allowance for loan losses that we consider adequate, there can be no assurance that the established allowance for loan losses will be sufficient to offset losses on loans in the future. See the notes to the consolidated financial statements for additional information regarding loans and the allowance for loan losses.

      FAIR VALUE OF FINANCIAL INSTRUMENTS

      We estimate the fair value of financial instruments for purposes of preparing our financial statements. We assess the fair value of various items such as investment securities, loans, deposits, borrowings and commitments to extend credit. Fair value estimates are based on relevant market information and information about the financial instrument. Because there are no markets for a portion of our financial instruments, fair value estimates are based on management's judgment regarding expected future cash flows, current economic conditions, risk characteristics of the instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates. If the values of financial instruments carried as assets become impaired due to the fair value declining below the recorded value, we may be required to provide an allowance for loss or write off the instrument by an expense charged against earnings. Also, if our obligations to third parties increased above our recorded liabilities, we may have to increase the carrying value of those liabilities by an expense charged against earnings. See the notes to the audited consolidated financial statements for additional information regarding the fair value of our financial instruments.

ANALYSIS OF RESULTS OF OPERATIONS

      DISTRIBUTION OF ASSETS, LIABILITIES AND SHAREHOLDERS' EQUITY; NET INTEREST INCOME AND NET YIELD

      Our earnings depend largely upon the difference between the income we receive from interest-earning assets, which are principally our loan portfolio and investment securities; and the interest paid on our interest-bearing liabilities, which consist of deposits and borrowings. This difference is net interest income. Net interest margin is net interest income expressed as a percentage of average total interest-earning assets. Net interest spread difference between the rate earned on interest earning assets and the rate paid on interest-bearing liabilities.

      The following tables provide information, for the periods indicated, on the average amounts outstanding for the major categories of interest-earning assets and interest-bearing liabilities, the amount of interest earned or paid, the yields and rates on major categories and net interest income and net interest spread:

                                                                   QUARTER ENDED MARCH 31,
                                                                         (UNAUDITED)
                                            ----------------------------------------------------------------
                                                         2004                              2003
                                            ----------------------------    --------------------------------
                                                       INTEREST   RATES                  INTEREST     RATES
                                             AVERAGE    INCOME/  EARNED/     AVERAGE      INCOME     EARNED/
                                             BALANCE    EXPENSE  PAID(5)     BALANCE      EXPENSE    PAID(5)
                                            ---------  --------  -------    ---------    ---------   -------
                                                                 (dollars in thousands)
ASSETS
Investment Securities(1)                    $  24,048  $    225   3.74%     $  15,174    $    186     4.90%
Interest-bearing deposits                         252         1   1.59%           173           1     2.31%
Federal funds sold                             13,842        33   0.95%        23,963          71     1.19%
Loans(2)                                      203,218     3,780   7.44%       134,262       2,640     7.87%
                                            ---------  --------             ---------    --------
Total Interest-Earning Assets                 241,360     4,039   6.69%       173,572       2,898     6.68%
Noninterest-earning assets                     79,196                          72,568
                                            ---------                       ---------
Total Assets                                  320,556                       $ 246,140
                                            =========                       =========
LIABILITIES
Interest-bearing demand                     $   5,464         4   0.29%       $ 4,788           2     0.17%
Savings & Money Market                         51,856       125   0.96%        32,985          78     0.95%
Time deposits                                  12,216        35   1.15%        15,140          90     2.38%
Borrowings                                     12,819       115   3.59%           367           8     8.72%
                                            ---------  --------             ---------    --------
Total Interest-Bearing Liabilities             82,355       279   1.36%        53,280         178     1.34%
                                                       --------                          --------
Demand deposits                               216,898                         175,924
Other liabilities                               1,660                             392
                                            ---------                       ---------
Total Liabilities                             300,913                         229,596
Shareholders' Equity                           19,643                          16,544
                                            ---------                       ---------
Total Liabilities and Shareholders' Equity  $ 320,556                       $ 246,140
                                            =========                       =========
Net interest margin(3)                                 $  3,760   6.23%                  $  2,720     6.27%
                                                       ========                          ========
Net interest spread(4)                                            5.33%                               5.34%

---------------------

(1) The yield for investment securities reflects that securities totaling $______________ in 2004 and $__________ in 2003 were classified as available-for-sale and carried at market value while $_________ in 2004 and $_________ in 2003 were classified as held-to-maturity and carried at cost.

(2) Loans, net of unearned income, include non-accrual loans, but do not reflect average allowances for loan losses. Interest income from loans includes loan fees of $____________ in 2004, and $_________ in 2003.

(3) Net interest margin is the net yield on average total interest-earning assets.

(4) Net interest spread is the absolute difference between the rate earned on interest-earning assets and the rate paid on interest-bearing liabilities.

(5)  The ratios have been annualized.

                                                                        YEAR ENDED DECEMBER 31,
                                    -----------------------------------------------------------------------------------------------
                                                  2003                           2002                             2001
                                    -----------------------------  ------------------------------   -------------------------------
                                                INTEREST   RATES                INTEREST   RATES                 INTEREST    RATES
                                     AVERAGE    INCOME/   EARNED/   AVERAGE     INCOME/   EARNED/    AVERAGE     INCOME/    EARNED/
                                     BALANCE    EXPENSE     PAID    BALANCE     EXPENSE     PAID     BALANCE     EXPENSE      PAID
                                    ---------  ---------  -------  ---------   ---------  -------   ---------   ---------   -------
                                                                       (DOLLARS IN THOUSANDS)
ASSETS
Investment Securities(1)            $  22,215  $     745   3.35%   $   9,557    $   479    5.01%    $   3,657    $   196     5.36%
Interest-bearing deposits                 257          5   1.95%         963         43    4.47%        1,101         48     4.36%
Federal funds sold                     22,230        237   1.07%      23,206        366    1.58%       10,814        377     3.49%
Loans(2)                              155,686     12,285   7.89%     101,736      8,234    8.09%       71,552      6,956     9.72%
                                    ---------  ---------           ---------    -------             ---------    -------
Total Interest-Earning Assets         200,388     13,272   6.62%     135,462      9,122    6.73%       87,124      7,577     8.70%
                                                                                -------
Noninterest-earning assets             83,613                         38,350                           15,370
                                    ---------                      ---------                        ---------
Total Assets                        $ 284,001                      $ 173,812                        $ 102,494
                                    =========                      =========                        =========
LIABILITIES
Interest-bearing demand             $   5,058         11   0.22%   $   3,631          7    0.19%      $ 3,785         14     0.37%
Savings & Money Market                 41,461        377   0.91%      37,957        522    1.38%       20,824        466     2.24%
Time deposits                          15,156        290   1.91%      16,799        479    2.85%       21,915      1,180     5.38%
Borrowings                              8,952        317   3.54%         630         40    6.35%          762         66     8.66%
                                    ---------  ---------           ---------    -------             ---------    -------
Total Interest-Bearing Liabilities     70,627        995   1.41%      59,017      1,048    1.78%       47,286      1,726     3.65%
                                               ---------                        -------                          -------
Demand deposits                       195,288                        100,718                           45,977
Other liabilities                         694                          1,592                              930
                                    ---------                      ---------                        ---------
Total Liabilities                     266,609                        161,327                           94,193
Shareholders' Equity                   17,392                         12,485                            8,301
                                    ---------                      ---------                        ---------
Total Liabilities and
  Shareholders' Equity              $ 284,001                      $ 173,812                        $ 102,494
                                    =========                      =========                        =========
Net interest margin                            $  12,277   6.13%                $ 8,074    5.96%                 $ 5,851     6.72%
                                               =========                        =======                          =======
Net interest spread                                        5.21%                           4.95%                             5.05%

-------------------

(1) The yield for investment securities reflects that securities totaling $23,203,000 in 2003 and $13,558,000 in 2002 were classified as available-for-sale and carried at market value while $649,000 in 2003 and $1,572,000 in 2002 were classified as held-to-maturity and carried at cost. In 2001, all of the investment securities were classified as available-for-sale.

(2) Loans, net of unearned income, include non-accrual loans, but do not reflect average allowances for loan losses. Interest income from loans includes loan fees of $1,537,000 in 2003, $723,000 in 2002 and $604,000 in 2001.


      Net interest income is affected by changes in the level and the mix of interest-earning assets and interest-bearing liabilities. The changes between periods in these assets and liabilities are referred to as volume changes. The impact on net interest income of changes in average volume is measured by multiplying the change in volume between the current period and the prior period by the prior period rate. Net interest income is also affected by changes in the yields earned on assets and rates paid on liabilities. These are referred to as rate changes and the impact on net interest income of these changes is measured by multiplying the change in rate between the current and prior period by the average volume of the prior period.

      The following tables show the volume changes and the rate changes for the periods indicated. Changes not solely attributable to volume or rate have been allocated on a pro rata basis between the volume and rate changes in proportion to the relationship of the absolute dollar amounts of the changes in each category.

                                        ANALYSIS OF CHANGES IN VOLUME AND
                                      INTEREST RATES FOR THE FIRST QUARTER
                                   -------------------------------------------
                                                     2004 FROM 2003
                                   -------------------------------------------
                                          CHANGE DUE TO
                                   -------------------------            TOTAL
                                    VOLUME            RATE              CHANGE
                                   -------           -------           -------
                                              (DOLLARS IN THOUSANDS)
Investment securities              $    91           $   (52)          $    39
Interest-bearing deposits                1                (1)                -
Federal funds sold                     (26)              (12)              (38)
Loans                                1,290              (150)            1,140
                                   -------           -------           -------
Total interest income                1,356              (215)            1,141
                                   -------           -------           -------
Interest-bearing demand                  -                 2                 2
Savings & Money Market                  45                 2                47
Time deposits                          (15)              (40)              (55)
Notes payable                          114                (7)              107
                                   -------           -------           -------
Total interest expense                 144               (43)              101
                                   -------           -------           -------
Net Interest Income                $ 1,212           $  (172)          $ 1,040
                                   =======           =======           =======

                                          ANALYSIS OF CHANGES IN VOLUME AND INTEREST RATES FOR THE YEARS
                                ----------------------------------------------------------------------------------
                                             2003 FROM 2002                                 2002 FROM 2001
                                -------------------------------------        -------------------------------------
                                    CHANGES DUE TO                               CHANGES DUE TO
                                ----------------------         TOTAL         ----------------------         TOTAL
                                 VOLUME          RATE          CHANGE         VOLUME          RATE          CHANGE
                                -------        -------        -------        -------        -------        -------
                                                              (DOLLARS IN THOUSANDS)
Investment securities           $   466        $  (200)       $   266        $   297        $   (14)       $   283
Interest-bearing deposits           (22)           (16)           (38)            (6)             1             (5)
Federal funds sold                  (14)          (115)          (129)           272           (283)           (11)
Loans                             4,262           (211)         4,051          2,583         (1,305)         1,278
                                -------        -------        -------        -------        -------        -------
Total interest income             4,692           (542)         4,150          3,146         (1,601)         1,545
                                -------        -------        -------        -------        -------        -------
Interest-bearing demand               3              1              4             (1)            (6)            (7)
Savings & Money Market               45           (190)          (145)           283           (227)            56
Time deposits                       (43)          (146)          (189)          (232)          (469)          (701)
Notes payable                       302            (25)           277            (10)           (16)           (26)
                                -------        -------        -------        -------        -------        -------
Total interest expense              307           (360)           (53)            40           (718)          (678)
                                -------        -------        -------        -------        -------        -------
Net Interest Income             $ 4,385        $  (182)       $ 4,203        $ 3,106        $  (883)       $ 2,223
                                =======        =======        =======        =======        =======        =======

      QUARTER ENDED MARCH 31, 2004 COMPARED TO QUARTER ENDED MARCH 31, 2003. For the quarter ended March 31, 2004, net interest income was $3,760,000, an increase of $1,040,000, or 38%, as compared to $2,720,000 for the quarter ended March 31, 2003. The increase in net interest income was primarily due to the increase in average loans, our highest yielding interest-earning assets. The increase in net interest income can also be attributed to the differential in the amount of growth in our interest-earning assets versus our interest-bearing liabilities. Average interest-earning assets increased $67,788,000, versus an increase in average interest-bearing liabilities of $29,075,000. Most of the earning asset growth was supported by the $40,974,000, or 23%, growth in average noninterest-bearing demand deposits. The increase in the borrowing component of interest-bearing liabilities included $8,248,000 in borrowings related to the issuance of trust preferred securities in the second quarter of 2003. The increased volume of our interest-earning assets contributed $1,356,000 towards the increase in net interest income. The $68,956,000, or 51%, increase in average loans contributed $1,290,000 to the increase in interest income. The increase in interest income from the increased volume of interest-earning assets was partially offset by the $144,000 increase in interest expense due to the increased volume of interest-bearing liabilities.

      Declining interest rates had an overall negative impact of $172,000 on net interest income. The average prime rate during the first quarter of 2004 was 4.00% as compared to 4.25% during the first quarter of 2003. A decrease of $215,000 from declining yields on interest-earning assets was partially offset by a $43,000 decrease in interest expense due to lower rates on interest-bearing liabilities. Decreased loan yields accounted for $150,000 of the overall decrease.

      The net interest margin for the quarter ended March 31, 2004 was 6.23%, a decrease of 4 basis points from 6.27% for the same period in 2003. The small decrease in net interest margin was due to a smaller increase in the yield on interest-earning assets than the increase in the cost of interest-bearing liabilities and an increase in the percentage of interest-bearing liabilities to interest-earning assets. The percentage of average interest-bearing liabilities to average interest-earning assets increased from 31% for the first quarter of 2003 to 34% for the first quarter of 2004.

      The yield on total interest-earning assets was 6.69% for the first quarter of 2004, an increase of 1 basis point as compared to 6.68% for the first quarter of 2003. The small increase in the yield on earning assets, despite decreases in the yields in each of the individual asset categories, was due to the change in asset mix. The average balances of the higher yielding loans increased and became a higher proportion of total interest-earning assets.

      The average cost of total interest-bearing liabilities was 1.36% in the first quarter of 2004, an increase of 2 basis points from 1.34% for the same period in 2003. The overall increase in the average cost was due to the increased cost of borrowings offsetting the benefit from the decrease in the cost of time deposits.

      YEAR 2003 COMPARED TO YEAR 2002. For the year ended December 31, 2003, net interest income was $12,277,000, an increase of $4,203,000, or 52%, as compared to $8,074,000 for the year ended December 31, 2002. The increase in net interest income can be primarily attributed to the growth in the volume of loans, our highest yielding interest-earning assets, partially offset by declining rates and the growth in the volume of interest-bearing liabilities. The increase in net interest income can also be attributed to the differential in the rate of growth in our interest-earning assets versus our interest-bearing liabilities. Average interest-earning assets increased $64,926,000, or 48%, versus an increase in average interest-bearing liabilities of $11,610,000, or 20%. The increase in average loans accounted for most of the increase in average interest-earning assets. Average loans increased by $53,950,000, or 53%. The increased volume of our interest-bearing assets contributed $4,692,000 towards the net increase in net interest income, of which the increased volume of loans contributed $4,262,000, offset by $307,000 due to the increased volume of interest-bearing liabilities. Declining rates had an overall negative impact of $182,000 on net interest income, of which $542,000 resulted from declining yields on interest-earning assets, offset by $360,000 in reduced costs of interest-bearing liabilities. Declining loan rates contributed $211,000 of the overall decrease.

      The net interest margin for the year 2003 was 6.13%, an increase of 17 basis points from 5.96% for the year 2002. The increase in net interest margin was due to a smaller decrease in the yield on interest-earning assets than the decrease in the cost of interest-bearing liabilities and a continuing decrease in the proportion of interest-bearing liabilities to interest-earning assets. The yield on interest-earning assets was 6.62% for the year 2003, a decrease of 11 basis points as compared to 6.73% for the year 2002. The average cost of interest-bearing liabilities was 1.41% in 2003, a decrease of 37 basis points from 1.78% in 2002. The average prime rate in 2003 was 4.12% as compared to 4.68% in 2002. Most of our growth was supported by an increase in average noninterest-bearing deposits, which increased $94,570,000, or 94%. As a result, the ratio of interest-earning assets to interest-bearing liabilities increased from 2.30:1 to 2.84:1. No assurance can be given that this trend will continue.

      YEAR 2002 COMPARED TO YEAR 2001. For the year ended December 31, 2002, net interest income was $8,074,000, an increase of $2,223,000, or 38%, as compared to $5,851,000 for the year ended December 31, 2001. The increase in net interest income can be primarily attributed to the growth in the volume of loans, our highest yielding interest-earning assets, partially offset by declining rates and the growth in the volume of interest-bearing liabilities. The increase in net interest income can also be attributed to the differential in the rate of growth in our interest-earning assets versus our interest-bearing liabilities. Average interest-earning assets increased $48,338,000, or 55%, versus an increase in average interest-bearing liabilities of $11,731,000, or 25%. Average loans accounted for most of the increase in average interest-earning assets. Average loans increased by $30,184,000, or 42%. The increased volume of our interest-earning assets contributed $3,146,000 towards the net increase in net interest income, of which the increased volume of loans contributed $2,583,000, offset by $40,000 due to the increased volume of interest-bearing liabilities. Declining rates had an overall negative impact of $883,000 on net interest income, of which declining loan rates contributed $1,305,000.

      The net interest margin for the year 2002 was 5.96%, a decrease of 76 basis points from 6.72% for the year 2001. The decrease in net interest margin was primarily due to the declining interest rate environment. The average prime rate in 2002 was 4.48% as compared to 6.92% in 2001. The decrease in interest rates had a greater impact on interest income than on interest expense due to a greater decrease in the yield on interest-earning assets than the decrease in the cost of interest-bearing liabilities, partially offset by the increase in deposits being primarily noninterest-bearing. The yield on interest-earning assets was 6.73% for 2002, a decrease of 197 basis points from the 2001 level of 8.70%. The average cost of interest-bearing liabilities was 1.78% in 2002, a decrease of 187 basis points from 3.65% in 2001. Most of our growth was supported by an increase in noninterest-bearing deposits, which increased $54,741,000, or 119%. As a result, the ratio of interest-earning assets to interest-bearing liabilities increased from 1.84:1 to 2.30:1.

      NONINTEREST INCOME

      For the quarter ended March 31, 2004, noninterest income was $2,630,000, an increase of $390,000, or 17%, from $2,240,000 for the quarter ended March 31, 2003. The major items contributing to the increase were fees and service charges and data processing income. Fees and service charges increased $264,000, or 36%, as a result of the growth in deposits. Data processing income from FDSI, our data processing subsidiary, increased $139,000, or 13% to $1,242,000 for the quarter ended March 31, 2004 due to increased processing volumes. Gains on sales of securities totaled $74,000 during the first quarter of 2003. There were no sales of securities during the first quarter of 2004.

      For the year ended December 31, 2003, noninterest income was $9,208,000, an increase of $979,000, or 12%, from $8,229,000 for the year 2002. The major items contributing to the increase were fees and service charges, data processing income, gains from sales of SBA loans and gains from sales of securities. Fees and service charges increased $146,000, or 6%, as a result of the growth in deposits. Data processing income, generated by FDSI, our data processing subsidiary, increased $320,000, or 7%, from 2002 to 2003. The slower growth in data processing income is partially due to the loss of a customer in 2002 for which FDSI received a termination fee in 2002. Gains on sales of SBA loans increased $214,000, or 22%, due to increased loan originations. Gains on sales of securities totaled $228,000 during the year 2003. There were no sales of securities during the same period in 2002.

      For the year ended December 31, 2002, noninterest income was $8,229,000, an increase of $2,769,000, or 51%, from the 2001 amount of $5,460,000. The major items contributing to the increase were fees and service charges and data processing income. Fees and service charges increased $842,000, or 48%, from 2001 to 2002, primarily as a result of an increasing deposit customer base. Data processing income, which is generated by FDSI, increased $1,337,000, or 45%, from 2001 to 2002, primarily as a result of an increased number of clients using the services of FDSI. Gains on sales of SBA loans increased $387,000, or 67%, due to increased loan originations.

      NONINTEREST EXPENSE

      The major expense categories are for employees' salaries and benefits and for occupancy and equipment expense in our facilities. Together, these expenses constitute over 75% of total noninterest expense. Growth in these expenses during the following periods is consistent with our growth in earning assets and revenues.

      Noninterest expense for the quarter ended March 31, 2004, was $4,266,000, an increase of $617,000, or 17%, from $3,649,000 for the first quarter of 2003. The major items contributing to the increase were salaries and benefits increasing $269,000, or 13%, and occupancy expense and equipment expense increasing $138,000, or 17%. The increases in all expense classifications are attributable to growth of SWCB as well as the growth of FDSI, including increases in the number of employees and in the number of offices. During the first quarter of 2003, SWCB opened a branch office and FDSI added an additional processing office and, therefore, the first quarter of 2003 did not have the full impact of the expenses of these facilities or the related staffing costs.

      Noninterest expense for year ended December 31, 2003, was $15,741,000, an increase of $2,989,000, or 23%, from $12,752,000 for the year 2002. The major items contributing to the increase were salaries and benefits increasing $1,509,000, or 21%, occupancy expense increasing $348,000, or 36%, and data processing and equipment expense increasing $273,000, or 14%. The increases in all expense classifications are attributable to growth of SWCB as well as the growth of FDSI, including an increase the number of employees and in the number of offices. SWCB branch offices were opened in the fourth quarter of 2002 and the first quarter of 2003 and FDSI added an additional processing office in the first quarter of 2003 and expanded its main office in the fourth quarter of 2002.

      Noninterest expense for the year ended December 31, 2002, increased $2,941,000, or 30%, to $12,752,000 from $9,811,000 in 2001. The major items contributing to the increase were salaries and benefits increasing $1,887,000, or 35%, occupancy expense increasing $155,000, or 19%, and data processing and equipment expense increasing $585,000, or 43%. The increases in all expense classifications were attributable to the growth of both SWCB and FDSI, including increases in the number of employees and the number of offices.

      INCOME TAXES

      Income taxes for the first quarter of 2004 totaled $728,000, or 40% of income before taxes, as compared to $452,000, or 40% of income before taxes, for the first quarter of 2003. Income taxes for the year ended December 31, 2003, totaled $2,009,000, or 41% of income before taxes, as compared to $1,079,000, or 37% of income before taxes, for 2002 and $146,000, or 14% of income before income taxes, for the year 2001. The increase in the effective tax rate in 2003 and 2004 is due to a decrease in the proportion of consolidated net income coming from FDSI, which did not provide for income taxes due to unused net operating loss carry forwards. Federal net operating loss carry forwards have been fully used by SWCB, while approximately $1,500,000 is still available for tax purposes for FDSI to offset future taxable earnings of FDSI at March 31, 2004. The net operating loss carry forwards are limited to twenty years for realization for federal purposes. Accordingly, FDSI has not recognized a net deferred tax asset for the unused net operating losses. The tax benefit of such losses, if any, will be recognized as they are applied to future taxable earnings as allowed by federal and state income tax laws then in effect.

ANALYSIS OF FINANCIAL CONDITION

      LOANS

      LOAN CATEGORIES. The following tables set forth the components of net loans outstanding in each category at the dates indicated:

                                                                                    DECEMBER 31,
                                            MARCH 31, 2004       ------------------------------------------------
                                             (UNAUDITED)                   2003                      2002
                                       -----------------------   -----------------------    ---------------------
                                                       PERCENT                   PERCENT                  PERCENT
                                         AMOUNT       OF TOTAL     AMOUNT       OF TOTAL      AMOUNT     OF TOTAL
                                       ---------      --------   ---------      --------    ---------    --------
                                                                 (DOLLARS IN THOUSANDS)
LOAN CATEGORY
Real estate loans:
       Construction                    $  78,228         37%     $  69,087         36%      $  22,053       17%
       Residential                         8,475          4%         8,499          5%         11,879        9%
       Commercial                         64,832         30%        51,495         27%         44,823       35%
                                       ---------        ---      ---------        ---       ---------      ---
Total real estate                        151,535         71%       129,081         68%         78,755       61%
Commercial                                60,510         28%        59,669         31%         48,555       38%
Consumer & Other                           1,493          1%         1,890          1%          1,770        1%
                                       ---------        ---      ---------        ---       ---------      ---
Total Loans                              213,538        100%       190,640        100%        129,080      100%
                                                        ===                       ===                      ===
Less deferred loan income                 (1,896)                   (1,925)                    (1,426)
                                       ---------                 ---------                  ---------
Net Loans                              $ 211,642                 $ 188,715                  $ 127,654
                                       =========                 =========                  =========

                                                                        DECEMBER 31,
                                       --------------------------------------------------------------------------
                                                  2001                      2000                     1999
                                       -----------------------   -----------------------    ---------------------
                                                       PERCENT                   PERCENT                  PERCENT
                                         AMOUNT       OF TOTAL     AMOUNT       OF TOTAL      AMOUNT     OF TOTAL
                                       ---------      --------   ---------      --------    ---------    --------
                                                                (DOLLARS IN THOUSANDS)
LOAN CATEGORY
Real estate loans:
       Construction                    $  15,215         18%     $  15,355         24%      $   7,983       25%
       Residential                         6,603          8%         5,846          9%          1,646        5%
       Commercial                         19,560         23%         7,098         11%          3,325       11%
                                       ---------        ---      ---------        ---       ---------      ---
Total real estate                         41,378         49%        28,299         44%         12,954       41%
Commercial                                40,813         48%        33,322         52%         15,441       49%
Consumer & Other                           2,513          3%         2,854          4%          2,992       10%
                                       ---------        ---      ---------        ---       ---------      ---
Total Loans                               84,704        100%        64,475        100%         31,387      100%
                                                        ===                       ===                      ===
Less deferred loan income                   (692)                     (303)                      (162)
                                       ---------                 ---------                  ---------
Net Loans                              $  84,012                 $  64,172                  $  31,225
                                       =========                 =========                  =========

      Our loan portfolio has consistently increased since the opening of SWCB. Loan growth is the result of increased lending in our original market area and the addition of additional banking offices in the surrounding area. In addition, our increasing lending limits that result from the growth of our capital allows us to make larger loans. The size of a loan that a bank can make is limited by regulations to a percentage of the institution's regulatory capital.

      Our real estate construction loans are primarily short-term loans made to finance the construction of commercial and single family residential property. The increase in construction loans reflects an increased emphasis by management as the result of increased construction activity in our market area resulting from the low interest rate environment and a favorable real estate market. Construction lending is generally considered to involve a higher degree of risk than permanent mortgage lending because of the inherent difficulty in estimating both a property's value at completion of the project and the cost of the project. If the estimate of construction cost proves to be inaccurate, we may be required to advance funds beyond the amount originally committed to permit completion of the project. If the estimate of value upon completion proves to be inaccurate, we may be confronted with a project the value of which is insufficient to assure full repayment. Disagreements between borrowers and builders and the failure of builders to pay subcontractors may also jeopardize projects. Loans to builders to construct projects for which no purchaser has been identified carry additional risk because the payoff for the loan may be dependent on the contractor's ability to sell the property prior to the due date of the loan. We address these risks by adhering to strict underwriting policies, disbursement procedures and monitoring practices.

      Our other real estate loans consist primarily of loans made based on the borrower's cash flow, secured by deeds of trust on commercial and residential property to provide an additional source of repayment in the event of default. Maturities on these loans are generally for up to five years (on an amortization ranging from fifteen to twenty-five years with a balloon payment due at maturity) except for home equity line loans that have a ten-year maturity and interest rates that float with changes in the prime rate. SBA and certain other real estate loans, which are generally saleable in the secondary market, are made for longer maturities. Any loans extended for greater than five years have re-pricing provisions that adjust the interest rate to market rates at times prior to maturity.

      Commercial loans secured by real estate are generally greater in amount, more difficult to evaluate and monitor and are often dependent on the successful operation and management of the properties. Repayment of such loans may be affected by adverse conditions in the real estate market or the economy. Poor location, special use characteristics and overall attractiveness of the properties may impair the value of properties in the event of foreclosure.

      Our commercial and industrial loans are made for the purpose of providing working capital, financing the purchase of equipment or for other business purposes. Such loans include loans with maturities ranging from thirty days to one year and "term loans," which are loans with maturities normally ranging from one to five years.

      We make SBA guaranteed loans, the guaranteed portion of which are generally sold in the secondary market. We retain the servicing rights for the sold portion of the SBA loans. The retained portions of SBA loans are categorized as either commercial or real estate loans depending on the underlying collateral.

      Commercial business loans may be unsecured or secured by special purpose or rapidly depreciating assets, such as equipment, inventory, receivables, junior liens on property or personal guarantees which may not provide an adequate source of repayment in the event of default. These loans may also have partial guarantees from the Small Business Administration. Commercial business loans are generally more dependent on the borrower's continuing financial strength and management ability. The borrower's cash flow and ability to service the debt from earnings is the primary source of repayment rather than the liquidation of any pledged collateral. Commercial business loans are generally for shorter terms and are often subject to annual review and generally require more administrative and management attention.

      Consumer loans are made for the purpose of financing automobiles, various types of consumer goods and other personal purposes. Consumer loans generally provide for the monthly payment of principal and interest.

      Consumer loans are often unsecured or secured by rapidly depreciating assets, such as automobiles. In such cases, any repossessed collateral for a defaulted consumer loan may not provide an adequate source of repayment of the outstanding loan balance as a result of the greater likelihood of damage, loss or depreciation. The remaining deficiency often does not warrant further substantial collection efforts against the borrower beyond obtaining a deficiency judgment. In addition, consumer loan collections are dependent on the borrower's continuing financial stability, and thus are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Also, the application of various federal and state laws, including federal and state bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

      Outstanding loan commitments primarily consist of commercial, construction and equity lines of credit that have not been fully disbursed. Based upon our experience, the outstanding loan commitments and standby letters of credit are expected to increase in line with increase in loan demand, subject to economic conditions.

      We do not have any concentrations in our loan portfolio by industry or group of industries, except for the level of loans that are secured by real estate as presented in the tables above. We have not made loans to any foreign entities. In addition, we have not made any loans to finance leveraged buyouts or for highly leveraged transactions.

      LOAN ORIGINATION AND UNDERWRITING. Our primary lending emphasis is in construction, commercial real estate and business loans, including SBA loans. Major credit risk factors for all categories of loans include: changes in national and local economic conditions; the experience, ability and depth of our lending staff; changes in the quality of our internal and external loan review systems; and the impact of certain external factors such as competition, legal and regulatory changes. For construction and other real estate related loans, additional major risk factors include: changes in the valuation of real property; increases in commercial, industrial and retail vacancy rates; market absorption levels; excess market supply; and rising interest rates. To address these credit risks, all loan requests require preparation of a credit commitment report that details the purpose of the loan, terms, repayment source, collateral, credit rating of the borrower and a general description of the borrower's background and/or business.

      Branch officers are assigned lending limits commensurate with their experience and skill and are capped at $50,000 for unsecured loans and $100,000 for secured loans. Loan requests exceeding branch officer limits are referred to Loan Administration for underwriting, review and approval. Lending limits for Loan Administration lenders are capped at $200,000 for unsecured requests and $500,000 for secured loans. The President & COO and CEO have combined lending limits when acting jointly of $750,000 unsecured and $1,500,000 unsecured. All requests exceeding the authority of the President & COO and CEO combined are submitted to the Board of Director's Loan Committee for approval. Additionally, all new loans, regardless of amount, are reviewed by the Loan Committee monthly and all new loans of $500,000 or more or relationships that aggregate $500,000 or more are reported to the Board monthly. All processing, boarding and servicing of loans are performed by Loan Administration regardless of loan amount.

      Construction loans for small tract projects or non-residential properties generally require a minimum of 15% equity contribution by the borrower and a maximum advance of 80% of current appraisal. Loan terms can range from 6 to 18 months depending on the nature of the project. We require a first lien position on the property to be constructed and often take a junior lien on other real estate property as well. Land draws are generally limited to 50% of cost. Pricing is generally in the range of Wall Street Journal Prime plus 1% to 2%, loan fees of 1% to 2% and a documentation fee of $500 to $1,000.

      Commercial real estate loans are generally underwritten at a maximum loan to appraised value of 75%; however, we will often advance up to 90% of the value when using the SBA 504 or 7a loan guarantee programs as part of the financing structure for owner-users. Income property loans generally require a debt service coverage ratio of 1.20:1 to 1.30:1 depending on the type of property. Loan terms can range from 3 to 15 years with pricing adjustments at 3 or 5 year intervals. We require a first lien position on the subject property and often take a junior lien on other real estate property as well. Pricing is generally in the range of Wall Street Journal Prime plus 1% to 2% with a negotiated floor rate, loan fees of 1% to 2% and a documentation fee of $500 to $1,000. We also offer short-term fixed rate loans when necessary.

      Commercial business loans and SBA 7a loans are offered to existing and start-up businesses for various purposes. Such loans are generally collateralized with assets of the business and junior liens on personal residences. Commercial business loans are underwritten on the basis of the borrower's cash flow and ability to service the debt from earnings rather than on the basis of the underlying collateral value. We seek to structure these loans so that they have more than one source of repayment. The borrower is required to provide sufficient information to allow us to make an adequate credit evaluation. In most instances, this information consists of financial statements, tax returns, projected cash flows, current financial information on any guarantor and information about any collateral. Loans to closely held business borrowers typically require personal guarantees by the principals. Lines of credit and asset-based loans are written for 12 months. SBA loans can have terms of up to 20 years. Pricing is generally in the range of Wall Street Journal Prime plus 1% to 2.75% and a documentation fee of $500 to $1,000. Loan fees for non-SBA loans can range from 1% to 2%.

      Current appraisals, insurance and perfected liens are generally required for any collateral taken on loans.

      LOAN MATURITIES. The following table sets forth the maturity distribution of our loans outstanding at March 31, 2004. In addition, the table shows the distribution of such loans between those loans with predetermined (fixed) interest rates and those with variable (floating) interest rates. Floating rate loans generally fluctuate with changes in the national prime rate or our Reference Rate. As of March 31, 2004, approximately ___% of our loan portfolio was comprised of floating interest rate loans. However, approximately ___% of the floating rate loans have interest rate floors. This offers rate protection in a downward rate environment as the loans continue to earn interest at the floor and not lower. As rates increase these loans will not reprice until rates exceed the floor, putting pressure on the interest rate margin in the short term. Non-performing loans are included in this schedule based on nominal maturities even though we may be unable to collect such loans at their maturity date.

                                                                        MATURING
                                                       ---------------------------------------
                                                        WITHIN         ONE TO         AFTER
                                                       ONE YEAR      FIVE YEARS     FIVE YEARS       TOTAL
                                                       --------      ----------     ----------      --------
                                                                      (dollars in thousands)
Real estate loans:
     Construction                                      $ 67,781       $  8,602       $  1,844       $ 78,227
     Residential                                          3,083          2,903          2,489          8,475
     Commercial                                           1,374         31,446         30,109         62,929
                                                       --------       --------       --------       --------
Total real estate                                        72,238         42,951         34,442        149,631
Commercial                                               22,905         14,214         23,415         60,534
Consumer & other                                            499            472          2,079          3,050
                                                       --------       --------       --------       --------
Total                                                  $ 95,642       $ 57,637       $ 59,936       $213,215
                                                       ========       ========       ========       ========

Loans with predetermined interest rates                $  4,024       $ 24,200       $  9,605       $ 37,829
Loans with floating or adjustable interest rates         91,618         33,437         50,331        175,386
                                                       --------       --------       --------       --------
Total                                                  $ 95,642       $ 57,637       $ 59,936       $213,215
                                                       ========       ========       ========       ========

      NON-PERFORMING ASSETS. Prior to classifying a loan as non-performing, we review each loan to determine the nature of the problem and the need to classify. Further, all non-performing loans are reviewed on a monthly basis to discern if there were changes to the value of the collateral or the ability of the borrower to repay. Interest on performing loans is accrued and taken into income daily. Loans over 90 days past due are deemed "non-performing" and are placed on a non-accrual status, unless the loan is well collateralized and in the process of collection. Interest received on non-accrual loans is credited to income only upon receipt and in certain circumstances may be applied to principal until the loan has been repaid in full, at which time the interest received is credited to income. Loans are restored to accrual status when the loans become both well-secured and are in the process of collection.

      When appropriate or necessary to protect our interests, real estate taken as collateral on a loan may be taken by us through foreclosure or a deed in lieu of foreclosure. Real property acquired in this manner is known as other real estate owned ("OREO"). OREO would be carried on our books as an asset, at the lesser of our recorded investment or the fair value less estimated costs to sell. OREO represents an additional category of "non-performing assets." Since commencing operations we have not had any OREO.

      The following table provides information with respect to the components of our non-performing assets at the dates indicated. We have no loans past due 90 days or more still on accrual and we have no restructured loans.

                                                                              DECEMBER 31,
                                     MARCH 31,      --------------------------------------------------------------
                                       2004
                                    (UNAUDITED)      2003          2002          2001          2000          1999
                                    -----------     ------        ------        ------        ------        ------
                                                                 (DOLLARS IN THOUSANDS)
Nonaccrual loans                      $  943        $1,101        $  139        $  304        $  112        $    -
Loans past due 90 days or
       more and still accruing             -             -             -             -             -            33
                                      ------        ------        ------        ------        ------        ------
Total nonperforming loans                943         1,101           139           304           112            33
Other real estate owned                    -             -             -             -             -             -
                                      ------        ------        ------        ------        ------        ------
Total nonperforming assets            $  943        $1,101        $  139        $  304        $  112        $   33
                                      ======        ======        ======        ======        ======        ======

Nonperforming loans as a
        percent of total loans          0.44%         0.58%         0.11%         0.36%         0.17%         0.11%
Nonperforming assets as a
        percent of total assets         0.26%         0.32%         0.06%         0.24%         0.13%         0.07%

      Additional interest income of $20,000, $2,000, $82,000, $21,000 and
$27,000 would have been recorded for the quarters ended March 31, 2004 and 2003, and the years ended December 31, 2003, 2002 and 2001, respectively, if nonaccrual loans had been performing in accordance with their original terms. Before being placed on nonaccrual, interest income of $0, $0, $40,000, $0 and $17,000 was recorded on these loans for the quarters ended March 31, 2004 and 2003, and the years ended December 31, 2003, 2002 and 2001, respectively. The increase in nonaccrual loans in the year ended December 31, 2003 is primarily related to a single borrower with aggregate loans of $607,000. The loan is expected to be repaid from the liquidation of the related business. The remainder of the increase in nonaccrual consists primarily of several loans to small business of which a major portion of the outstanding balance is guaranteed by the SBA.

      INVESTMENT SECURITIES

      In order to manage our liquidity as well as for earnings, we purchase United States Treasury and Agency securities and other investment securities. Securities may be pledged to meet collateral requirements imposed as a condition to receipt of public fund deposits and for borrowing purposes. We generally categorize our investment securities as available-for-sale so that they can be a secondary source of liquidity. As of March 31, 2004, December 31, 2003, 2002 and 2001, the carrying values of securities pledged were $22,576,000, $23,852,000, $15,129,000 and $2,631,000, respectively.

      The following table summarizes the amounts, classification and distribution of investment securities held as of the date indicated:

                                                                          DECEMBER 31,
                                              MARCH 31,      -----------------------------------
                                                2004
                                             (UNAUDITED)       2003          2002          2001
                                             -----------     -------       -------       -------
                                                         (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE
   U.S. Treasury and government agencies       $ 3,938       $ 4,327       $ 2,101       $ 5,033
   Mortgage backed securities                   18,105        18,876        11,457             -
                                               -------       -------       -------       -------
   Total                                       $22,043       $23,203       $13,558       $ 5,033
                                               =======       =======       =======       =======

HELD-TO-MATURITY
   Mortgage backed securities                  $   533       $   649       $ 1,572       $     -
                                               -------       -------       -------       -------
   Total                                       $   533       $   649       $ 1,572       $     -
                                               =======       =======       =======       =======

      The following table summarizes the amounts and distribution of our investment securities, held as of March 31, 2004, and the weighted average yields:

                                                ONE YEAR THROUGH   FIVE YEARS THROUGH
                             ONE YEAR OR LESS      FIVE YEARS           TEN YEARS        OVER TEN YEARS           TOTAL
                             ----------------   ---------------      ---------------    ----------------    -----------------
                             AMOUNT    YIELD     AMOUNT   YIELD       AMOUNT   YIELD      AMOUNT   YIELD     AMOUNT     YIELD
                             ------   -------   -------   -----      -------   -----    --------   -----    --------    -----
                                                                  (DOLLARS IN THOUSANDS)
AVAILABLE-FOR-SALE
U.S. Government Agencies     $    -             $ 1,988   2.40%      $ 1,950   4.07%    $      -            $  3,938    3.24%
Mortgage-backed securities        -                   -                    -              18,105   4.47%      18,105    4.47%
                             ------             -------              -------            --------            --------
Total                        $    -             $ 1,988   2.40%      $ 1,950   4.07%    $ 18,105   4.47%    $ 22,043    4.24%
                             ======             =======              =======            ========            ========

HELD-TO-MATURITY
Mortgage-backed securities   $    -             $     -              $     -            $    533   5.87%    $    533    5.87%
                             ======             =======              =======            ========            ========

      DEPOSITS

      Deposits are our primary source of funds. We offer a wide range of deposit products; however, the major portion of our deposits are noninterest-bearing demand deposits from business customers. Approximately $148 million, $134 million, $121 million and $33 million in average balances during the quarter ended March 31, 2004, and the year ended December 31, 2003, 2002 and 2001, respectively, were from real estate related service businesses whose aggregate average balances represented 1% or more of our total deposits. Our business is not seasonal in nature and we are not dependent upon funds from sources outside the United States. At March 31, 2004 we had no brokered funds on deposit.

      The following tables summarize the distribution of average deposits and the average rates paid for the periods indicated:

                                                                               YEAR ENDED DECEMBER 31,
                              MARCH 31, 2004     -----------------------------------------------------------------------------
                                (UNAUDITED)                2003                       2002                       2001
                             ----------------    -----------------------    -----------------------    -----------------------
                                          %                          %                          %                          %
                              AMOUNT     RATE     AMOUNT            RATE     AMOUNT            RATE     AMOUNT           RATE
                             --------   -----    --------          -----    --------          -----    --------          -----
                                                             (DOLLARS IN THOUSANDS)
Noninterest-bearing demand   $216,898      -     $195,288             -     $100,718             -     $ 45,977             -
Interest-bearing demand         5,465   0.21%       5,058          0.21%       3,631          0.19%       3,785          0.37%
Savings & money market         51,855   0.92%      41,461          0.92%      37,957          1.38%      20,824          2.24%
Time                           12,216   1.92%      15,156          1.92%      16,799          2.85%      21,915          5.38%
                             --------            --------                   --------                   --------
   Total Deposits            $286,434   0.23%    $256,963          0.27%    $159,105          0.63%    $ 92,501          1.79%
                             ========            ========                   ========                   ========

      The following schedule shows the maturity of our time deposits of $100,000 or more as of March 31, 2004:

                                         MARCH 31, 2004
                                          (UNAUDITED)
                                         --------------
Three months or less                         $4,264
Over three to six months                        843
Over six to twelve months                     1,750
Over twelve months                              100
                                             ------
    Total                                    $6,957
                                             ======

      BORROWED FUNDS

      In April 2003, we received $8,248,000 from our special purpose trust subsidiary that was formed to issue trust preferred securities. The subordinated debt and the trust preferred securities bear a variable rate of interest, which is reset quarterly, at the three-month LIBOR plus 3.15% (the "Coupon Rate"), provided the Coupon Rate shall not exceed 11.75% prior to June 26, 2008, and mature in 30 years. The initial rate of interest was 4.47%. The current Coupon Rate, which was reset on March 26, 2004, is 4.26%. Interest expense related to this borrowing totaled $249,000 for the year ended December 31, 2003, at an average rate of 4.36%.

      In February 2003, we borrowed $2,000,000 from an unrelated financial institution, due in one year at an interest rate of prime plus 1%. The proceeds were used to purchase the minority interest in FDSI. The loan is expected to be paid off with a portion of the proceeds from this offering.

      SWCB has a credit line with the Federal Home Loan Bank of San Francisco ("FHLB") that would allow SWCB to borrow overnight or for extended periods in amounts up to 20% of total assets, on a collateralized basis. At March 31, 2004 we had pledged investment securities and loans that would permit borrowing approximately $33,000,000 under the credit line. At March 31, 2004 and at December 31, 2003 there were no borrowings outstanding under the line of credit. During the quarter ended March 31, 2004, we had average borrowing under the credit line of $3,544,000, with total interest expense of $9,600 at an average cost of 1.09%, and a maximum outstanding of $19,300,000. During the year ended December 31, 2003, we had average borrowings under the credit line of $3,247,000, with total interest expense of $46,000 at an average cost of 1.41%, and a maximum outstanding of $10,000,000. We did not use the line in 2002.

      Our subsidiary, FDSI, has several notes payable to us and to other lenders. The notes bear interest at 1.5% over prime and mature at various dates from 2004 through 2006. The total amount payable by FDSI as of March 31,

2004 was $224,000, with interest expense of $3,700 for the quarter then ended; while the amount in our consolidated financial statements (after eliminating the amount due us) was $181,000, with interest expense of $3,400 for the quarter then ended. The total amount payable at December 31, 2003 was $239,000, with interest expense of $35,000 for the year then ended; while the amount in our consolidated financial statements (after eliminating the amount due us) was $200,000, with interest expense of $22,000 for the year then ended. The total amount payable at December 31, 2002 was $967,000, with interest expense of $72,000 for the year then ended; while the consolidated amount was $576,000, with interest expense of $40,000 for the year then ended.

      ALLOWANCE AND PROVISIONS FOR LOAN LOSSES

      We maintain an allowance for loan losses to provide for potential losses in the loan portfolio. Additions to the allowance are made by charges to operating expenses in the form of a provision for loan losses. All loans that are judged to be uncollectible are charged against the allowance while any recoveries are credited to the allowance. We have instituted loan policies, designed primarily for internal use, to adequately evaluate and assess the analysis of risk factors associated with our loan portfolio and to enable us to assess such risk factors prior to granting new loans and to assess the sufficiency of the allowance. We conduct a critical evaluation of the loan portfolio monthly. This evaluation includes an assessment of the following factors: the results of our internal loan review, any external loan review and any regulatory examination, loan loss experience, estimated potential loss exposure on each credit, concentrations of credit, value of collateral, and any known impairment in the borrower's ability to repay and present economic conditions.

      Each month we also review the allowance and make additional provisions to the allowance as needed. For the quarter ended March 31, 2004 the provision for loan losses was $300,000 as compared to $190,000 for the quarter ended March 31, 2003. For the year ended December 31, 2003 the provision for loan losses was $800,000 as compared to $655,000 for the year ended December 31, 2002 and $460,000 for the year ended December 31, 2001. The provisions for loan losses have primarily reflected the growth of the loan portfolio as net charge-offs since opening SWCB total only $416,000.

      At March 31, 2004, the allowance for loan losses was 1.34% of loans outstanding, as compared to 1.32%, 1.39% and 1.30% at December 31, 2003, 2002 and 2001, respectively. At March 31, 2004 and December 31, 2003, the allowance for loan losses was 3.06 and 3.04, respectively, times non-performing loans. Although we deemed these levels adequate, no assurance can be given that further economic difficulties or other circumstances which would adversely affect our borrowers and their ability to repay outstanding loans will not occur which would be reflected in increased losses in our loan portfolio, which losses could possibly exceed the amount then reserved for loan losses.

      The following table summarizes our loan loss experience, transactions in the allowance for loan losses and certain pertinent ratios for the periods indicated:

                                                                                            DECEMBER 31,
                                                 MARCH 31,      ------------------------------------------------------------------
                                                    2004
                                                (unaudited)        2003          2002           2001          2000          1999
                                                -----------     ---------     ---------      ---------     ---------     ---------
                                                                               (dollars in thousands)
OUTSTANDING LOANS:
End of the period                                $ 213,538      $ 190,640     $ 129,704      $  84,704     $  64,475     $  31,387
Average for the period                             203,218        155,686       101,736         71,552        45,601        20,316

ALLOWANCE FOR LOAN LOSSES:
Balance at beginning of period                   $   2,511      $   1,798     $   1,104      $     808     $     319     $      97
   Loans charged off:
     Commercial                                          -            103             8            238           259             -
     Consumer                                            1             14             -              4             -             -
                                                 ---------      ---------     ---------      ---------     ---------     ---------
                                                         1            117             8            242           259
                                                 ---------      ---------     ---------      ---------     ---------     ---------
   Recoveries
     Commercial                                         56             30            47             77             -             -
     Consumer                                            -              -             -              1             -             -
                                                 ---------      ---------     ---------      ---------     ---------     ---------
                                                        56             30            47             78             -             -
                                                 ---------      ---------     ---------      ---------     ---------     ---------
     Net Charge-offs/(recoveries)                      (55)            87           (39)           164           259             -
   Provisions charged to operating expense             300            800           655            460           748           222
                                                 ---------      ---------     ---------      ---------     ---------     ---------
Balance at end of period                         $   2,866      $   2,511     $   1,798      $   1,104     $     808     $     319
                                                 =========      =========     =========      =========     =========     =========
RATIOS:
Net charge-offs (recoveries) to average loans        (0.03)%         0.06%        (0.04)%         0.23%         0.57%         0.00%
Allowance to loans at period end                      1.34%          1.32%         1.39%          1.30%         1.25%         1.02%

      The following tables summarize the allocation of the allowance for loan losses by loan type for the periods indicated and the percent of loans in each category to total loans:

                                  AT MARCH 31,                                      AT DECEMBER 31,
                                                           ----------------------------------------------------------------
                                     2004
                                 (unaudited)                           2003                                 2002
                          --------------------------       ----------------------------        ----------------------------
                                                              (dollars in thousands)
                                          Percent of                         Percent of                          Percent of
                          Allowance       Loans in         Allowance          Loans in         Allowance          Loans in
                           for Loan      Category to        for Loan        Category to         for Loan        Category to
                            Losses       Total Loans         Losses         Total Loans          Losses         Total Loans
                          ---------      -----------       ---------        -----------        ---------        -----------
Real Estate
   Construction           $     699              36%        $   622              36%            $   198              17%
   Residential                  103               5%             76               5%                107               9%
   Commercial                   615              32%            446              27%                433              35%
                          ---------      ----------         -------             ---             -------             ---
Total real estate             1,417              73%          1,144              68%                738              61%
Commercial                    1,085              26%          1,053              31%                688              38%
Consumer & other                 13               1%             13               1%                115               1%
Unallocated allowance           351              --             301              --                 257              --
                          ---------      ----------         -------             ---             -------             ---
Total                     $   2,866             100%        $ 2,511             100%            $ 1,798             100%
                          =========      ==========         =======             ===             =======             ===

                                                                      AT DECEMBER 31,
                          -------------------------------------------------------------------------------------------------
                                      2001                             2000                                 1999
                          --------------------------       ----------------------------        ----------------------------
                                                              (dollars in thousands)
                                          Percent of                         Percent of                          Percent of
                          Allowance       Loans in         Allowance          Loans in         Allowance          Loans in
                           for Loan      Category to        for Loan        Category to         for Loan        Category to
                            Losses       Total Loans         Losses         Total Loans          Losses         Total Loans
                          ---------      -----------       ---------        -----------        ---------        -----------
Real estate
   Construction            $  137             18%            $ 138               24%            $    72              25%
   Residential                 59              8%               53                9%                 15               5%
   Commercial                 178             23%               63               11%                 43              11%
                           ------            ---             -----              ---             -------             ---
Total real estate             374             49%              254               44%                130              41%
Commercial                    555             48%              388               52%                154              49%
Consumer & other               53              3%               60                4%                 30              10%
Unallocated allowance         122             --               106               --                   5              --
                           ------            ---             -----              ---             -------             ---
Total                      $1,104            100%            $ 808              100%            $   319             100%
                           ======            ===             =====              ===             =======             ===

      We conduct a monthly analysis of the risk in the loan portfolio that includes management's assessment of the potential for loss in each loan or category of loans. Non-performing and past due loans are reviewed to determine the likelihood of full collection of principal and interest, the underlying value of collateral associated with the loan and the current status of the borrower to determine the amount of specific reserves required for each such loan. A minimum general reserve for performing loans by loan category is determined quarterly and applied to the monthly calculation. The sum of reserves determined to be appropriate for non-performing and past due loans together with the general reserve is compared to the total loan loss reserve account monthly to determine the amount of additional provision that is necessary.

      Each quarter a more extensive analysis is conducted. Management updates its individual analysis of each "Classified Credit" (Special Mention, Substandard, Doubtful and Loss) and establishes an appropriate specific dollar reserve amount, based upon either the estimated future cash flows or the fair value of the collateral. A Special Attention Credit Report is prepared and or updated clearly indicating the methodology used in setting the amount of the reserve and setting forth a "workout" plan for that loan.

      Risk grades for each Classified Credit is assigned based on a combination of regulatory examinations, outside loan review examinations, and management's own, on-going internal reviews. The risk rating and monitoring system adopted by the Board of Directors as part of our General Lending Procedures is intended to further strengthen the Bank's internal review procedures. A nine level grading system is used, which includes an additional letter-grade system for SBA loans.

      Management considers all relevant factors in establishing specific reserve amounts on individual credits, such as cash flows, collateral values, borrower's character and reputation, (which examiners may not be able to consider), overall financial condition and trends, resources, past performance record, current level of cooperation and other factors such as market conditions.

      Non-classified loans are subdivided into specific loan pools by loan type and assigned an appropriate reserve factor based upon SWCB's historical charge off experience or a minimum floor, whichever is greater. In the absence of any historical charge off data, minimum floors are established and updated based upon several factors including current floors established by other banks with a similar overall portfolio structures. These factors are further adjusted, as appropriate, to reflect current conditions described as "Q-Factors." Q-Factors are subjective by definition and reflect management's overall best estimate of the extent to which the rate of loss over the next four quarters on a pool of loans in the current portfolio will differ from past historical loss experience. Each quarter SWCB sets a range for each Q-Factor adjustment, expressed as a percentage of the unadjusted loss ratio experience. SWCB uses eight Q-Factors including a subjective analysis of current lending policies and procedures, economic conditions, the nature and volume of the portfolio, lending staff, delinquency/non-accrual trends, loan review systems, portfolio concentrations and other external factors.

      CAPITAL RESOURCES AND REGULATORY REQUIREMENTS

      Under regulatory capital adequacy guidelines, capital adequacy is measured as a percentage of risk-adjusted assets in which risk percentages are applied to assets on the balance sheet as well as off-balance sheet, such as unused loan commitments and standby letters of credit. The guidelines require that a portion of total capital be core, or Tier 1, capital consisting of common shareholders' equity and perpetual preferred stock, less goodwill and certain other deductions. Tier 2 capital consists of other elements, primarily non-perpetual preferred stock, subordinated debt and mandatory convertible debt, plus the allowance for loan losses, subject to certain limitations. The guidelines also evaluate the leverage ratio, which is Tier 1 capital divided by average assets.

      At March 31, 2004, our capital exceeded the minimum regulatory requirements and we were considered to be "well capitalized," as defined in the regulations issued by our regulatory agencies. Our capital ratios, shown below for both the Company and SWCB, have been computed in accordance with regulatory accounting guidelines.

                                                                "WELL               SOUTHWEST            SOUTHWEST
                                                             CAPITALIZED"           COMMUNITY            COMMUNITY
                                                             REQUIREMENT             BANCORP                BANK
                                                             ------------           ---------            ---------
AS OF MARCH 31, 2004 (UNAUDITED):
Tier 1 leverage capital ratio                                     5.0%                 7.7%                 7.8%
Tier 1 risk-based capital ratio                                   6.0%                 9.4%                 9.7%
Total risk-based capital ratio                                   10.0%                11.3%                10.9%

      During the quarter ended March 31, 2004 shareholders' equity increased $1,332,000 to $20,294,000. The increase included net income of $1,096,000,
$80,000 from the exercise of stock options and a $156,000 increase in the unrealized gain on available-for-sale securities.

      During the year ended December 31, 2003 shareholders' equity increased $2,785,000 to $18,962,000. The increase included net income of $2,935,000 and $81,000 from the exercise of stock options and warrants, less a $231,000 decrease in the unrealized gain on available-for-sale securities.

      During 2002, shareholders' equity increased $7,402,000 to $16,177,000 at December 31, 2002. The increase included the net proceeds of $5,417,000 from the sale of 423,080 shares of common stock, net income of $1,817,000, an increase of $136,000 in the unrealized gain on available-for-sale securities, and $32,000 from the exercise of stock options and warrants.

      During 2001, shareholders' equity increased $918,000 to $8,775,000 at December 31, 2001. The increase included net income of $894,000, and an increase in the unrealized gain on available-for-sale securities of $24,000.

      OFF-BALANCE SHEET ARRANGEMENTS

      SWCB has various "off-balance sheet" arrangements that might have an impact on its financial condition, liquidity, or results of operations. SWCB's primary source of funds for its lending is its deposits. If necessary to meet the demands of deposit withdrawals or loan funding, SWCB could obtain funding through the purchase of overnight federal funds or advances from the Federal Home Loan Bank of San Francisco. (See "Liquidity and Liability Management" below for more detailed information.)

      As of March 31, 2004, SWCB had commitments to extend credit and standby letters of credit in the amounts of $62,088,000 and $1,612,000, respectively. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. Since many of the commitments and standby letters of credit are expected to expire without being drawn upon, the total amounts do not necessarily represent future cash requirements.

      CONTRACTUAL OBLIGATIONS

      The following table reflects the maturities of the Company's contractual obligations, by category as of March 31, 2004 (unaudited):

                                                      ONE TO
                                       WITHIN         THREE          THREE TO           AFTER
                                      ONE YEAR        YEARS         FIVE YEARS        FIVE YEARS         TOTAL
                                      --------       -------        ----------        ----------        --------
                                                             (DOLLARS IN THOUSANDS
Junior subordinated debentures                                                        $    8,248        $  8,248
Notes payable                         $  2,008       $   173                                               2,181
Operating lease obligations              1,005         1,955             1,619             1,021           5,600
Other contractual obligations              180           120                                                 300
                                      --------       -------        ----------        ----------        --------
Total                                 $  3,193       $ 2,248        $    1,619        $    9,269        $ 16,329
                                      ========       =======        ==========        ==========        ========

      Contractual obligations for the junior subordinated debentures, notes payable and operating leases are discussed in Notes 10, 12 and 14 of Notes to Consolidated Financial Statements contained in "FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA." Other contractual obligations relate to our minimum liability associated with our data processing contract with a third-party provider.

      LIQUIDITY AND LIABILITY MANAGEMENT

      Liquidity management for banks requires that funds always be available to pay anticipated deposit withdrawals and maturing financial obligations in accordance with their terms and to meet customer requests for loans.

      The acquisition of deposits has been SWCB's primary source of funds used to invest in earning assets. Other sources of funds have been the cash provided from operations, the proceeds of common stock sales and from borrowings. We expect that deposits will continue to be the primary source of funds in future periods. We emphasize seeking demand deposits from business customers in our market area. If necessary, we can also pursue the higher cost time deposits. One method that banks utilize for acquiring additional deposits is through the acceptance of "brokered deposits" (defined to include not only deposits received through deposit brokers, but also deposits bearing interest in excess of 75 basis points over market rates), typically attracting large certificates of deposit at high interest rates. Although we did not have any "brokered deposits" at March 31, 2004 or December 31, 2003, we have accepted brokered deposits in the past and may do so in the future.

      To meet liquidity needs, we maintain a portion of our funds in cash deposits in other banks, Federal Funds sold, and investment securities. These funds are invested in financial instruments over various maturities to insure that funds are readily available to fund loans or meet deposit withdrawals. As of March 31, 2004, liquid assets (cash, Federal funds sold, interest bearing deposits in other financial institutions and investment securities available-for-sale) as a percentage of deposits were 42% as compared to 45% at December 31, 2003. At December 31, 2002 and 2001, our liquid assets as a percentage of deposits was 49% and 28%, respectively. The increased amounts of liquidity at March 31, 2004, and December 31, 2003, and 2002, compared to prior periods is primarily due to an increase of funds in the process of collection included in cash and due from banks and is related to the increase in demand deposits. The relatively high proportion of demand deposits in SWCB, versus total deposits, requires that we maintain higher levels of liquidity than might be required by other financial institutions.

      Short term management of liquidity requires managing the daily fluctuations in deposits along with the net change in loans. To manage these fluctuations we invest in short term investments such as Federal fund and maintain borrowing facilities that we can access on a daily basis.

      SWCB maintains lines of credit of $8,000,000 with correspondent banks for the purchase of overnight Federal funds. The lines are subject to availability of funds and have restrictions as to the number of days used during a month. SWCB also has a credit line with the Federal Home Loan Bank of San Francisco which would allow SWCB to borrow up to 20% of its assets ($67,000,000 as of March 31, 2004) on a collateralized basis. As of March 31, 2004, loans and securities pledged as collateral for this facility would have allowed SWCB to borrow up to approximately $30,000,000. These facilities have been used infrequently.

      The primary sources of liquidity for the Company, on a stand alone basis, include the receipt of dividends from the subsidiaries and our ability to raise capital. The ability of the Company to obtain funds for the payment of dividends is dependent upon the subsidiaries' earnings. The availability of dividends from the subsidiaries is also limited by various state and federal statutes and regulations.

RECENT ACCOUNTING PRONOUNCEMENTS

      In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances). Many of those instruments were previously classified as equity. SFAS No. 150 was effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on our consolidated financial statements.

      In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. SFAS 149 is effective for contracts entered into or modified after June 30, 2003, and for hedging relationships designated after June 30, 2003. The guidance should be applied prospectively. The adoption of SFAS 149 did not have a material impact on our consolidated financial statements.

      In January 2003, the FASB issued FIN No. 46, "Consolidation of Variable Interest Entities." FIN No. 46 addresses consolidation by business enterprises of variable interest entities, which have one or both of the following characteristics: i) the equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support from other parties, which is provided through other interests that will absorb some or all of the expected losses of the entity; and ii) the equity investors lack an essential characteristic of a controlling financial interest. FIN No. 46 was initially effective for all financial statements issued on or after February 1, 2003, but subsequently the adoption date was deferred to January 1, 2004. The adoption of FIN No. 46 did not have a material impact on our consolidated financial statements.

      In March 2004, the Financial Accounting Standards Board ("FASB") issued an exposure draft entitled "Share-Based Payment, an amendment of FASB Statements No. 123 and 95." This proposed statement would eliminate the ability to account for stock-based compensation using APB 25 and require such transactions be recognized as compensation expense in the income statement based on their fair values at the date of grant. Companies transitioning to fair value based accounting for stock-based compensation will be required to use the "modified prospective" method whereby companies must recognize equity compensation cost from the beginning of the year in which the recognition provisions are first applied as if the fair value method had been used to account for all equity compensation awards granted, modified, or settled in fiscal years beginning after December 31, 1994. As proposed, this statement would be effective for the Company on January 1, 2005. The proposal is controversial and subject to public comment. Accordingly, the provisions of the final statement, which the FASB expects to issued in late 2004, could significantly differ from those proposed in the exposure draft.

           QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

      Our market risk arises primarily from credit risk and interest rate risk inherent in our lending and deposit taking activities. Risk management is an important part of our operations and a key element of our overall financial results. The FDIC, in recent years, has emphasized appropriate risk management, prompting banks to have adequate systems to identify, monitor and manage risks. Our Board of Directors and committees meet on a regular basis to oversee our operations. We monitor our business activities and apply various strategies to manage the risks to which we are exposed. We have adopted various policies and have empowered the committees of our Board of Directors with oversight responsibility concerning different aspects of our operations. Our Audit Committee is responsible for overseeing internal auditing functions and for interfacing with our independent outside auditors. Our Loan Committee establishes Loan Policy, reviews loans made by management and approves loans in excess of management's lending authority. Our Loan Committee also reviews "watch list" loans and the adequacy of our allowance for loan losses. Our Asset/Liability Risk Committee establishes our Investment Policy and our Asset/Liability Policy, reviews investments made by management, and monitors our investment portfolio interest rate risk and liquidity planning.

CREDIT RISK

      Credit risk generally arises as a result of our lending activities and may be present with our investment activities. To manage the credit risk inherent in our lending activities, we rely on adherence to underwriting standards and loan policies as well as our allowance for loan losses. We employ frequent monitoring procedures and take prompt corrective action when necessary. Additionally, our loans are examined regularly by our regulatory agencies.

INTEREST RATE RISK

      Interest rate risk is the exposure of a bank's financial condition, both earnings and the market value of assets and liabilities, to adverse movements in interest rates. Interest rate risk results from differences in the maturity or timing of interest-earning assets and interest-bearing liabilities, changes in the slope of the yield curve over time, imperfect correlation in the adjustment of rates earned and paid on different instruments with otherwise similar characteristics (e.g. three-month Treasury bill versus three-month LIBOR) and from interest-rate-related options embedded in bank products (e.g. loan prepayments, floors and caps, callable investment securities, early withdrawal of time deposits, etc).

      The potential impact of interest rate risk is significant because of the liquidity and capital adequacy consequences that reduced earnings or losses could imply. We recognize and accept that interest rate risks are a routine part of bank operations and will from time to time impact our profits and capital position. The objective of interest rate risk management is to control exposure of net interest income to risks associated with interest rate movements in the market, to achieve consistent growth in net interest income and to profit from favorable market opportunities.

      The careful planning of asset and liability maturities and the matching of interest rates to correspond with this maturity matching is an integral part of the active management of an institution's net yield. To the extent maturities of interest-earning assets and interest-bearing liabilities do not match in a changing interest rate environment (an interest rate sensitivity "gap"), net yields may be affected. Thus, if rate sensitive assets exceed rate sensitive liabilities for a given period, the interest rate would be "positively gapped" and we would benefit from an increase in interest rates. Conversely, if rate sensitive liabilities exceed rate sensitive assets for a given period, the interest rate would be "negatively gapped" and we would not benefit from an increase in interest rates. Even with perfectly matched repricing of interest-earning assets and interest-bearing liabilities, risks remain in the form of prepayment of assets, timing lags in adjusting certain assets and liabilities that have varying sensitivities to market interest rates and basis risk. In our overall attempt to match interest-earning assets and interest-bearing liabilities, we take into account rates and maturities to be offered in connection with our certificates of deposit and our variable rate loans. Because of our ratio of rate sensitive assets to rate sensitive liabilities, we have been adversely affected by the decreasing interest rate market. We have generally been able to control our exposure to changing interest rates by maintaining a percentage of fixed rate loans and a majority of our time certificates in relatively short maturities.

      Changes in interest rates can affect the value of assets, liabilities and equity in a variety of ways. Assets and liabilities with longer repricing characteristics may increase or decrease in economic value as interest rates change. Assets with fixed interest rates and longer repricing terms generally increase in value as interest rates decline and decrease in value as interest rates increase. Conversely, liabilities with fixed interest rates and longer repricing terms generally increase in value as interest rates increase and decline in value as interest rates decrease.

      Changes in interest rates may also affect customer behavior, such as by increasing or decreasing loan prepayments, which can affect the economic value of a loan or investment security. Because our earning assets have relatively short repricing terms and most of our liabilities are non rate sensitive or have very short repricing terms, we do not expect significant changes in the economic value of our assets, liabilities or net equity from changing interest rates

      The following table shows our cumulative gap analysis as of March 31, 2004. The table indicates that we had a positive one-year cumulative gap of $111.5 million, or 31% of total assets and 43% of rate sensitive assets. Our positive gap position indicates that we would benefit from increases in interest rates. In the current low interest rate environment, we consider the risk of interest rates increasing in future periods to be greater than interest rates decreasing. Currently, our ratio of rate sensitive assets to rate sensitive liabilities is higher than our policy guidelines due to the large portion of our deposits coming from noninterest-bearing demand deposits. During a period of increasing interest rates, we may experience some shift from the noninterest-bearing demand deposits to interest-bearing accounts, however, because most of these deposits are from businesses we do not expect the shift to be significant due to the limitations on providing interest-bearing deposits to businesses.

                                     LESS THAN         3 MONTHS         1 TO 5            OVER 5         NON RATE
                                      3 MONTHS        TO 1 YEAR          YEARS            YEARS          SENSITIVE           TOTAL
                                     ---------        ---------        ---------        ---------        ---------        ---------
                                                                       (DOLLARS IN THOUSANDS)
Securities                           $   5,172        $   3,624        $  13,744        $     203        $       -        $  22,743
Federal funds sold                      24,160                -                -                -                -           24,160
Loans                                  152,125            5,902           45,954            9,557                -          213,538
FHLB stock                                 970                -                -                -                -              970
                                     ---------        ---------        ---------        ---------        ---------        ---------
   Total rate sensitive assets         182,427            9,526           59,698            9,760                -          261,411
All other assets                             -                -                -                -          101,479          101,479
                                     ---------        ---------        ---------        ---------        ---------        ---------
Total                                $ 182,427        $   9,526        $  59,698        $   9,760        $ 101,479        $ 362,890
                                     =========        =========        =========        =========        =========        =========

Money market and NOW                 $  51,861        $       -        $       -        $       -        $       -        $  51,861
Savings                                  6,803                -                -                -                -            6,803
Time deposits                            6,407            4,926              182                -                -           11,515
Borrowings                              10,429                -                                                  -           10,429
                                     ---------        ---------        ---------        ---------        ---------        ---------
   Total rate sensitive liabilities     75,500            4,926              182                -                -           80,608
Noninterest bearing deposits                 -                -                -                -          259,954          259,954
All other liabilities                        -                -                -                -            2,034            2,034
Shareholders' equity                         -                -                -                -           20,294           20,294
                                     ---------        ---------        ---------        ---------        ---------        ---------
Total                                $  75,500        $   4,926        $     182        $       -        $ 282,282        $ 362,890
                                                                                                                          =========

Period gap                           $ 106,927        $   4,600        $  59,516        $   9,760        $(180,803)
                                     =========        =========        =========        =========        =========
Cumulative gap                       $ 106,927        $ 111,527        $ 171,043        $ 180,803
                                     =========        =========        =========        =========
Cumulative rate sensitive gap
   as a % of total assets                   29%              31%              47%              50%
   as a % of rate sensitive assets          41%              43%              65%              69%
Cumulative rate sensitive assets
   as a % of cumulative rate
   sensitive liabilities                   242%             239%             312%             324%

      Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate our interest rate sensitivity position. To supplement traditional gap analysis, we perform simulation modeling to estimate the potential effects of changing interest rates. The process allows us to explore the complex relationships within the gap over time and various interest rate environments. The following table summarizes the sensitivity of net interest income to change over a one year period under alternative scenarios as of March 31, 2004. Our policy is to manage the interest rate risk exposure to less than a 15% decline in net interest income assuming a 200 basis point change in rates over a one year time period. At current interest rate levels, we do not believe the down 200 and 300 basis point simulations to be realistic scenarios.

                                    ADJUSTED NET              CHANGE
INTEREST RATE SCENARIO            INTEREST INCOME            FROM BASE
----------------------            ---------------            ---------
                               (DOLLARS IN THOUSANDS)
Up 300 basis points                   $16,350                   4.14%
Up 200 basis points                    16,300                   3.82%
Up 100 basis points                    16,000                   1.91%
Base                                   15,700                   0.00%
Down 100 basis points                  15,400                  (1.91%)
Down 200 basis points                  15,100                  (3.82%)
Down 300 basis points                  14,700                  (6.37%)

INFLATION

      The impact of inflation on a financial institution can differ significantly from that exerted on other companies. Banks, as financial intermediaries, have many assets and liabilities that may move in concert with inflation both as to interest rates and value. However, financial institutions are affected by inflation's impact on noninterest expenses, such as salaries and occupancy expenses. During 2000 to 2003 the impact of inflation has been minor as interest rates and economic growth in the economy declined.

      Because of our ratio of rate sensitive assets to rate sensitive liabilities, we tend to benefit slightly in the short term from an increasing interest rate market and, conversely, suffer in a decreasing interest rate market. As such, the management of interest rates and inflation through national economic policy may impact on our earnings. Increases in interest rates may have a corresponding impact on the ability of borrowers to repay loans with us.

            SHAREHOLDINGS OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth certain information as of June 1, 2004, concerning the beneficial ownership of our outstanding common stock: (i) by each of the directors; and (ii) by all directors and executive officers(1) as a group. We are not aware of any change in control of the Company that has occurred since January 1, 2003, or of any arrangement that may, at a subsequent date, result in a change in control of the Company. Except for Mr. Howard B. Levenson and Mr. Allan W. Arendsee, we do not know of any person who owns, beneficially or of record, more than 5% of our outstanding common stock.

                                                                                           NUMBER OF SHARES
                                                                     NUMBER OF SHARES      SUBJECT TO VESTED       PERCENT OF
                                                                      OF COMMON STOCK    STOCK OPTIONS(3) AND         CLASS
                                                                       BENEFICIALLY          OUTSTANDING          BENEFICIALLY
                   NAME AND POSITION HELD                                 OWNED(2)             WARRANTS             OWNED(2)
                   ----------------------                            ----------------    --------------------     ------------
ALLAN W. ARENDSEE(4)                                                      131,352                42,750                5.83%
       Director
CAROL M. BERES                                                             10,251                16,200                0.89%
       Director
RICHARD T. L. CHAN                                                         42,357                36,750                2.66%
       Director
KAREN J. ESTES                                                             22,500                36,450                1.98%
       Director
PHILIP H. HOLTKAMP                                                         33,822                37,350                2.39%
       Director
HOWARD B. LEVENSON(5)                                                     111,810                46,687                5.30%
       Chairman of the Board
FRANK J. MERCARDANTE                                                       65,071(6)             90,171                5.14%
      Director, President and CEO
PAUL M. WEIL                                                               84,829                47,588                4.43%
      Vice Chairman and Corporate Secretary
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP                           572,895(6)            440,533               29.95%
(11 in number)

---------------------

(1)As used throughout this prospectus, except as otherwise noted, the terms "officer" and "executive officer" mean Southwest Community's President and Chief Executive Officer, Southwest Community's Executive Vice President and Chief Financial Officer, the President and Chief Operating Officer of Southwest Community Bank, and the President and Chief Executive Officer of Financial Data Solutions, Inc., except as otherwise noted. The Chairman of the Board, Corporate Secretary and all other vice presidents are not considered to be executive officers of Southwest Community.

(2)Includes shares beneficially owned, directly and indirectly, together with associates. Also includes shares held as trustee and held by or as custodian for minor children. Unless otherwise indicated, all shares are held as community property under California law or with sole voting and investment power. Does not include shares that may be acquired upon exercise of stock options or outstanding warrants, which are identified separately in this table.

(3)Shares subject to options held by directors and executive officers that were exercisable within 60 days after June 1, 2004 (vested) and outstanding warrants are treated as issued and outstanding for the purpose of computing the percent of the class owned by such person but not for the purpose of computing the percent of class owned by any other person. For All Directors and Executive Offices as a Group, all 440,533 vested stock options and outstanding warrants held by such persons are treated as issued and outstanding when computing the percent of class.

(4)Mr. Arendsee's business address is 750 "B" Street, Suite 3150, San Diego, California 92101.

(5)Mr. Levenson's business address is 600 "B" Street, Suite 2204, San Diego, California 92101.

(6)This figure includes 27,915 shares held by Southwest Community's 401(k) Plan of which Mr. Mercardante is a co-trustee.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

      The following table sets forth certain information with respect to our directors and executive officers as of June 1, 2004:

       NAME                                        AGE                                   POSITION
--------------------                               ---    ------------------------------------------------------------------
Allan W. Arendsee                                  42     Director

Carol M. Beres                                     60     Director

Richard T. L. Chan                                 50     Director

Karen J. Estes                                     46     Director

Philip H. Holtkamp                                 63     Director

Alan J. Lane                                       42     Vice Chairman and Chief Executive Officer, FDSI(1)

James L. Lemery                                    62     Executive Vice President and Chief Financial Officer, Southwest
                                                          Community Bancorp and Southwest Community Bank

Howard B. Levenson                                 65     Chairman of the Board

Stuart F. McFarland                                56     Executive Vice President, Southwest Community Bancorp, President
                                                          and Chief Operating Officer Southwest Community Bank

Frank J. Mercardante                               56     Director, President and Chief Executive Officer, Southwest
                                                          Community Bancorp; Director and Chief Executive Officer, Southwest
                                                          Community Bank;

Fredrik Mirzaian                                   33     President and Chief Operating Officer, FDSI

Paul M. Weil                                       76     Director and Corporate Secretary

OUR DIRECTORS

      ALLAN W. ARENDSEE is a director and joined the Board upon the formation of the Company in 2002. Mr. Arendsee has been a director of Southwest Community Bank since 1997 and has been a Southern California resident for 30 years. Mr. Arendsee received his B.S. in Economics from the University of Redlands in 1984 and is currently a board member of the San Diego Downtown Partnership, a member of the San Diego County Commercial Association of Realtors, and is a member of the Board of Directors of the Burn Institute of San Diego. Mr. Arendsee was the President of Walsh and Chacon Commercial Real Estate from late 1992 until March of 1996, at which time he formed and operated his own commercial real estate brokerage firm, A.W. Arendsee Real Estate, Inc., which he sold to Grubb & Ellis/BRE Commercial in February 2003. Mr. Arendsee then joined Grubb & Ellis/BRE Commercial as a commercial real estate broker. He is a member of SWCB's Audit, Loan and IS Technology Risk Management Committees.

      CAROL M. BERES is a director and joined the Board upon the formation of the Company in 2002. Mrs. Beres has been a director of Southwest Community Bank since 2000 and is a native San Diegan. She is a private investor and asset manager, and is currently a board member of the Downtown San Diego Partnership. She serves as a zone representative on the Property and Business Improvement District Management Committee for downtown San Diego. She is Chairman of SWCB's IS Technology Risk Management Committee and is a member of the Asset / Liability Risk Management Committee.

      RICHARD T. L. CHAN is a director and joined the Board upon the formation of the Company in 2002. Mr. Chan has been a director of Southwest Community Bank since 1997 and has been a resident of San Diego for over 32 years. Mr. Chan received his B.A. in Biology from UCSD in 1974. In 1987, Mr. Chan co-founded and was the

--------------------

(1)Alan J. Lane was appointed Vice Chairman and Chief Executive Officer of FDSI effective July 15, 2004. Fredrik Mirzaian continues to serve as President and Chief Operating Officer of FDSI.

CEO of San Diego based Novex, a company that manufactured and distributed products used in the life science and biotechnology research for the separation and analysis of biomolecules. After selling the company in 1996, Mr. Chan founded and is currently the President of CC IMEX dba Embi Tec, a human genome research products firm based in Sorrento Valley, California. He is Chairman of SWCB's Loan Committee and a member of the Company's Audit Committee.

      KAREN J. ESTES is a director and joined the Board upon the formation of the Company in 2002. Ms. Estes has been a director of Southwest Community Bank since 1997, and is a California native and has resided in North County collectively for over 30 years. She received her B.A. in Psychology from the University of California, Irvine in 1981. Ms. Estes began her insurance and real estate career in 1982 in a family owned company. She is a Certified Insurance Counselor and maintains her brokerage office in North County. Additionally, as a charter member and past President of the Bonsall Rotary, she has been a director serving in various positions on the board. Ms. Estes is the Past President of the American Association of University Women, Fallbrook Branch, and she belongs to several North County Chambers of Commerce. She is a member of SWCB's Asset / Liability Risk Management, IS Technology Risk Management and Alternative Investment Steering Committees.

      PHILIP H. HOLTKAMP, C.P.A. is a director and joined the Board upon the formation of the Company in 2002. Mr. Holtkamp has been a director of Southwest Community Bank since 1997, a director of FDSI since 2004 and has lived in the San Diego area since 1970. He was born and raised in Ohio and obtained his B.S. from Miami University in Oxford, Ohio. After serving four years as a commissioned officer in the U.S. Navy, he entered the practice of public accounting with both local and national C.P.A. firms. He is presently a partner with Diehl, Evans and Company, LLP, a regional certified public accountancy firm based in Carlsbad, California. He is Chairman of the Company's Audit Committee and a member of the Loan Committee for SWCB.

      HOWARD B. LEVENSON is Chairman and joined the Board upon the formation of the Company in 2002. Mr. Levenson has been a director of Southwest Community Bank since 1997, a director of FDSI since 1998 and is a native Californian and a resident of the San Diego area for over 54 years. He earned his B.S. degree in Business Management from San Diego State University in 1961. Mr. Levenson has worked in the securities industry since 1965. In 1976, he became the Chairman and Chief Executive Officer of Western Financial Corporation, a firm that provides brokerage and investment banking services to clients, including financial institutions, primarily in Southern California. Mr. Levenson has served as a member of the Board of Directors of several publicly held companies listed on the New York and American Stock Exchanges, NASDAQ, and the over-the-counter markets, including Hotel Investors Corporation (NYSE) now known as Starwood Hotels & Resorts Worldwide , Real Estate Investment Properties (ASE and NASDAQ), and Datatronix Financial Services (OTC). In addition, Mr. Levenson was a member of the Board of Directors of Vista-based Southwest Bancorp (ASE), Southwest Bank, SW Mortgage, and Southwest Thrift and Loan from 1985 to 1989. Currently, Mr. Levenson serves as Chairman of the Board of Governors of the Sharp/Grossmont Hospital Foundation, as Vice-Chairman of the San Diego East County Chamber of Commerce Business Political Action Committee, is a member of the Company's Executive Committee, and is the Chairman of the Asset / Liability Risk Management Committee for SWCB.

      FRANK J. MERCARDANTE is a director and joined the Board upon the formation of the Company in 2002. Mr. Mercardante also serves as the Company's President and Chief Executive Officer. Mr. Mercardante joined Southwest Community Bank in March 1998 as a director and as its President and Chief Executive Officer. Mr. Mercardante continues to serve as Chief Executive Officer of Southwest Community Bank and has served as Chairman of FDSI since 1998. Prior to joining Southwest Community Bank, he served as President and Chief Executive Officer of Business Bank of California from January 1996 to February 1998. From October 1989 to January 1996, Mr. Mercardante served as a financial institution consultant working with various institutions in multiple capacities. From March 1972 to October 1989 he was with the former Southwest Bank headquartered in Vista, California where he served in positions of increasing responsibility from Vice President of Data Processing to Director, President & Chief Executive Officer of Southwest Bank and its holding company and subsidiaries. He began his banking career at the former San Diego Trust & Savings Bank in February 1967 in their data servicing center until March 1972. He has over 38 years of experience in the financial services industry, having worked for or with a broad range of financial service companies, including banks, credit unions, savings and loans, thrift and loans, mortgage companies, real estate conglomerates, trust companies, and securities firms during this time. Mr. Mercardante is a member of the Finance Council for the Diocese of San Diego, serves on the board of the Tri-City Hospital Foundation and serves as a director for the Poinsettia Theatre for the Performing Arts. He is a member of the Company's Executive Committee, Chairman of SWCB's Alternative Investment Steering Committee and a member of the Loan and Asset / Liability Risk Management Committees.

      PAUL M. WEIL is the Vice Chairman and the Corporate Secretary of the Company and joined the Board upon the formation of the Company in 2002. Mr. Weil has been a director of Southwest Community Bank since 1997, a director of FDSI since 1998 and has lived in the North San Diego County area since 1984. He did his undergraduate work at Stanford and UCLA and he received his J.D. cum laude from Southwestern University in 1958. After many years in Whittier, with a branch office in Vista, he has been in private law practice in Carlsbad since 1989. His law practice has emphasized representation of banks and other financial institutions and financial services organizations. He was a founding director of Southwest Bank (originally Bank of Fallbrook) in 1961 and of Southwest Bancorp, Southwest Thrift and Loan and SW Mortgage, and served as Senior Vice President/General Counsel and Corporate Secretary of those institutions. He also served as a founding Director, General Counsel and Corporate Secretary of Pacific Western National Bank in Pico Rivera, Los Angeles County. Mr. Weil serves as the Board Compliance Officer as well as General Counsel.

OUR EXECUTIVE OFFICERS

      The names of, and certain information as of June 1, 2004 (except for information concerning Mr. Alan J. Lane who joined us effective July 15, 2004), with respect to, the Company's executive officers are set forth below (except for Mr. Mercardante whose information is included above in the section entitled "Our Directors"):

      ALAN J. LANE joined FDSI on July 15, 2004 as Vice Chairman and Chief Executive Officer. Prior to joining FDSI, Mr. Lane served as President and Chief Executive Officer of Business Bank of California and Business Bancorp from April 1998 to April 2004, and as Chief Financial Officer of Business Bank of California from August 1996 to March 1998. From February 1994 to August 1996, Mr. Lane served first as Chief Financial Officer and then President and Chief Executive Officer of Pacific Pride Baking Company. In 1992 and 1993 Mr. Lane served as Chief Financial Officer of Independence One Bank. From 1990 to 1992 Mr. Lane served as Chief Financial Officer of Play Co. Toys, Inc. From April 1981 to October 1998 Mr. Lane was with the former Southwest Bank headquartered in Vista, California, where he served in positions of increasing responsibility from Bank Operations to Vice President and Controller of the Bank. Mr. Lane received his B.A. in Economics from San Diego State University in 1984. Mr. Lane also currently serves on the Board of Directors of Natural Alternatives International, Inc., a leading formulator and manufacturer of nutritional supplements, headquartered in San Marcos, CA.

      JAMES L. LEMERY is the Executive Vice President and Chief Financial Officer of both the Company and Southwest Community Bank. Mr. Lemery joined the Company and Southwest Community Bank in February 2003. Prior to joining the Company, he served as Executive Vice President and Chief Financial Officer of First National Bank since 1991. Previously he was Executive Vice President and Chief Financial Officer of Torrey Pines Group and Torrey Pines Bank. Prior to his career in banking he was employed by as a certified public accountant with national accounting firms.

      STUART F. MCFARLAND is the Company's Executive Vice President, and President and Chief Operating Officer of Southwest Community Bank. Mr. McFarland joined Southwest Community Bank in February 1999 as its Executive Vice President and Chief Credit Officer, and was promoted to President and Chief Operating Officer in December 2003. Mr. McFarland has been a San Diego County resident for 43 years. He received his B.S. in Business Administration from Arizona State University in 1970. After spending six months in the U.S. Air Force as a reservist, he began his banking career in San Diego with Bank of America in 1971 where he held lending and management positions until 1978. From 1978 to 1982 he was President of Presidio Construction Co., and ran his own real estate brokerage firm. He returned to Bank of America in 1982 where he worked in credit administration and as Regional Manager of its Preferred Banking Group. In 1986 he moved to North County Bank where he served as Senior Vice President and Business Banking Division Manager for 12 years. He is a member of the Bank's Asset/Liability Risk Management and Loan Committees.

      FREDRIK MIRZAIAN is the President and Chief Operating Officer of FDSI, the Company's item processing services subsidiary. Mr. Mirzaian joined FDSI in September of 1998. Prior to joining Financial Data Solutions, he served as Vice President MIS Director for Business Bank of California from September 1995 to September 1998. From January 1992 to August of 1995, Mr. Mirzaian served as Sr. Network Administrator for Redlands Federal

Bank. Mr. Mirzaian received his B.A. in Computer Science and Business Administration from University of Redlands in 1993. He is a member of FDSI's IS Technology Management and Marketing Committees.

OUR KEY EMPLOYEES

      The names of, and certain information as of June 1, 2004, with respect to, the Company's key employees (other than executive officers) are set forth below:

      SHARENE PATRICOLA is the Senior Vice President and Cashier of SWCB. Ms. Patricola joined Southwest Community Bank in March 2000. Prior to joining the Bank, Ms. Patricola served as First Vice President of Bank of Commerce in San Diego. Ms. Patricola was with Bank of Commerce for 20 years, and prior to that was at Bank of America and La Jolla Bank and Trust for a combined total of 12 years. She is a member of the IS Technology Risk Management Committee of SWCB.

      DIANE M. SITAR is the Executive Vice President and Chief Credit Officer of SWCB. Ms. Sitar joined the Bank in November 2000 as its Vice President/Senior Loan Officer. In April 2001, she was promoted to Senior Vice President/Loan Administration and in December 2003, she was promoted again to Executive Vice President/Chief Credit Officer. Ms. Sitar began her banking career in 1974. Over the years she has held positions of increasing responsibility in the banking industry primarily related to lending on residential real estate, commercial real estate as well as construction lending and management, special asset management and credit administration. Prior to joining SWCB, Ms. Sitar held the position of First Vice President/Riverside County Business Banking Manager of North County Bank. Ms. Sitar has been a resident of Southern California since 1980. She previously served as an Executive Board of Directors member for the Murrieta Chamber of Commerce and was a member of the Murrieta Rotary. She has been and continues to be an active volunteer with a number of organizations in the Temecula Valley. She is a member of the Loan Committee for SWCB.

      DENNIS P. STYTZ is the Senior Vice President and Manager of the SBA Division for SWCB. Mr. Stytz joined SWCB in 1999 after serving as Finance Chief for the U.S. Small Business Administration in Sacramento. He has more than 20 years of SBA lending experience. He received his MBA from Golden Gate University in 1997. He served on the finance committee for the Sacramento Economic Development Corp.

      VAN KESHISH is the Senior Vice President and Director of SBA Sales and Marketing. Mr. Keshish joined Southwest Community Bank in October 2003. Prior to joining the Bank he served as First Vice President and Senior Business Development Officer of Wilshire State Bank from May 2000 to September 2003. From March 1995 to May 2000 he was a Business Development Consultant for Hanmi Bank in Los Angeles. From December 1985 to May 2000 Mr. Keshish was active in commercial and residential lending and having formed and managed three mortgage brokerage companies in the greater Los Angeles area.

ELECTION OF DIRECTORS AND OFFICERS

      Our Board of Directors consists of 8 members. Directors serve for one year terms and at each annual meeting of shareholders the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the next annual meeting and until their successors have been duly elected and qualified, or until their earlier resignation or removal, if any.

      Executive officers are elected by, and serve at the discretion of, the Board.

OUR BOARD OF DIRECTORS AND COMMITTEES

      In addition to meeting as a group to review the Company's business, the members of the Board of Directors also serve on the Board of SWCB, some serve on the board and board committees of FDSI, and they devote their time and talents to certain various standing committees for the Company and SWCB. Southwest Community and SWCB have a standing joint Audit Committee and Executive Committee, and SWCB has a standing Loan Committee, Asset/Liability Risk Management Committee, IS Technology Risk Management Committee and an Alternative Investment Committee. The following is a brief description of the standing Board committees of Southwest Community.

      AUDIT COMMITTEE

      The Audit Committee, consisting of Directors Holtkamp (Chair), Arendsee and Chan, is appointed by our Board of Directors to assist the Board in monitoring the integrity of our financial statements, our independent auditor's qualifications and independence, the performance of our audit function and independent auditors, and our compliance with legal and regulatory requirements. The audit committee has direct responsibility for the appointment, compensation, retention (including termination) and oversight of our independent auditors, and our independent auditors report directly to the audit committee.

      The Board has determined that each of the current members of the Audit Committee are "independent," as that term is defined in the listing standards of the Nasdaq Stock Market, Inc. ("Nasdaq"), and that each member of the Audit Committee satisfies the financial literacy requirements set forth under Rule 4350(d)(2) of the Nasdaq Rules. The Board has also determined that Mr. Holtkamp is the Company's "audit committee financial expert" within the meaning of the rules and regulations of the SEC.

      EXECUTIVE COMMITTEE

      The Executive Committee, comprised of directors Levenson (Chairman), Mercardante and Weil has been appointed by the Board to evaluate certain maters that may come before the full Board from time to time and make recommendations to the Board on how to proceed. On rare occasions, the Executive Committee may act on behalf of the full Board between Board meetings when so authorized and instructed by the Board.

COMPENSATION OF DIRECTORS

      The Company does not pay directors' fees. SWCB's outside directors receive fees for their attendance at Board and committee meetings. Each director receives $1,000 for attendance at Board meetings (the Chairman receives $1,500) and $300 for attendance at Audit Committee (the Chairman receives $600) and Loan Committee (the Chairman receives an additional $300 per month) meetings, and $180 for other committee meetings.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

      All compensation is paid by SWCB or FDSI and, therefore, the Company does not have a standing compensation committee. SWCB's full Board, excluding Mr. Mercardante, assumes the responsibility for reviewing and approving the Company's overall compensation and benefit programs. Mr. Mercardante serves as SWCB's Chief Executive Officer. None of the Company's executive officers served on the board of directors or compensation committee, or equivalent, of another entity, one of whose executive officers or board members served on the Company's Board of Directors.

SUMMARY COMPENSATION

      All compensation to executive officers is paid by either SWCB or FDSI, except for stock options which are issued by the Company. The following table sets forth a summary of annual and long-term compensation for services in all capacities to SWCB for the Chief Executive Officer, the other executive officers whose salary and bonus in 2003 exceeded $100,000, including the executive officer of FDSI and SWCB's next two most highly compensated officers:

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                              ANNUAL COMPENSATION                 AWARDS
                                                -------------------------------------------    -------------
                                                                                OTHER           SECURITIES
                                                                                ANNUAL          UNDERLYING        ALL OTHER
           NAME AND TITLE              YEAR      SALARY       BONUS         COMPENSATION(1)   OPTIONS/SARS(2)   COMPENSATION(3)
----------------------------------     ----     --------    ---------       ---------------   ---------------   ---------------
TIM DEWAN                              2003     $ 12,000    $ 438,725(4)          -                1,125                 -
   Vice President, Business            2002     $ 14,000    $ 210,050(4)          -                1,500                 -
   Development Officer,                2001     $ 42,000    $  85,000(4)          -               11,250                 -
   Southwest Community Bank

CHARLES FARRELL                        2003     $ 12,633    $ 220,541(4)          -                    0                 -
   Vice President, Business            2002     $ 12,000    $ 157,070(4)          -                1,500                 -
   Development Officer,                2001     $ 12,000    $  75,069(4)          -                    0                 -
   Southwest Community Bank

JAMES L. LEMERY                        2003     $100,461    $  16,600             -               30,000                 -
   Executive Vice President and
   Chief Financial Officer,
   Southwest Community Bank(5)

STUART F. MCFARLAND                    2003     $172,500    $   9,650             -               22,500          $  2,302
   President and Chief Operating       2002     $150,000    $  29,684             -                7,500                 -
   Officer, Southwest Community        2001     $107,625    $  32,942             -                    0                 -
   Bank(6)

FRANK J. MERCARDANTE                   2003     $250,000    $ 112,900             -               15,000(7)       $ 14,122
   Chief Executive Officer,            2002     $200,000    $  34,720             -               30,000          $  2,245
   Southwest Community Bank            2001     $182,502    $  25,500             -               58,926          $    347

FREDRIK MIRZAIAN                       2003     $132,000    $  17,994             -                    0(7)              -
   President and Chief Executive       2002     $120,000    $  55,000             -                    0                 -
   Officer, FDSI                       2001     $100,000    $   6,668             -                    0                 -

STOCK OPTIONS

      The Company's 2002 Stock Option Plan provides for the issuance of up to 1,500,000 shares, of which 45,900 shares have been exercised and options for 928,253 shares were outstanding, leaving 525,848 shares available for future grants as of December 31, 2003, as adjusted for the 3-for-2 stock split in May 2004. The following table sets forth certain information regarding stock options granted to Messrs. DeWan, Farrell, Lemery, McFarland, Mercardante and Mirzaian during 2003:

-----------------------

(1) Perquisites paid to an executive officer which total less than the lesser of $50,000 or 10% of salary and bonus are omitted.

(2)  As adjusted for the 3-for-2 stock split effective May 20, 2004.

(3) These figures include the economic value of split-dollar life insurance premiums for Mr. McFarland and Mr. Mercardante and a $12,000 payment from FDSI to Mr. Mercardante for certain management services rendered to FDSI during 2003.

(4)  These figures primarily represent commissions for business generation.

(5)  Mr. Lemery joined the Bank in February 2003.

(6) In December 2003, Mr. McFarland was promoted to President and Chief Operating Officer of Southwest Community Bank.

(7) In addition, in January 2003, Mr. Mercardante and Mr. Mirzaian received 10,000 and 2,500 stock options, respectively, under the FDSI 2003 Stock Option Plan at an exercise price of $13.92 per share.

                                                                                                        POTENTIAL REALIZED VALUE AT
                                                                                                       ASSUMED ANNUAL RATES OF STOCK
                                                                                                             PRICE APPRECIATION
                                                           INDIVIDUAL GRANTS                                  FOR OPTION TERM
                                     --------------------------------------------------------------    -----------------------------
                                       NUMBER OF     PERCENTAGE OF TOTAL
                                      SECURITIES        OPTIONS/SARS
                                      UNDERLYING         GRANTED TO          EXERCISE
                                     OPTIONS/SARS       EMPLOYEES IN          PRICE      EXPIRATION
               NAME                  GRANTED (#)         FISCAL YEAR        ($/SHARE)       DATE                5%         10%
---------------------------------    ------------    -------------------    ---------    ----------          --------   --------
TIM DEWAN........................        1,125               0.8%             $18.67      6/18/2013          $ 22,050   $ 23,100
CHARLES FARRELL..................            0                 -                   -              -                 -          -
JAMES L. LEMERY..................       30,000              20.8%             $16.67      3/19/2013          $525,000   $550,000
STUART F. MCFARLAND..............       15,000              10.4%             $18.67      6/18/2013          $294,000   $308,000
                                         7,500               5.2%             $19.33     11/19/2013          $152,250   $159,500
FRANK J. MERCARDANTE.............       15,000              10.4%             $18.67     11/19/2003          $294,000   $308,000
FREDRIK MIRZAIAN.................            0                 -                   -              -                 -          -

      The following table sets forth certain information regarding options exercised during 2003 and unexercised options held by Messrs. DeWan, Farrell, Lemery, McFarland, Mercardante and Mirzaian:

                                                     NUMBER OF SECURITIES UNDERLYING        VALUE OF UNEXERCISED
                              SHARES                           UNEXERCISED                     IN-THE-MONEY
                             ACQUIRED                        OPTIONS/SARS AT                  OPTIONS/SARS AT
                                ON         VALUE            DECEMBER 31, 2003               DECEMBER 31 2003(1)
                                                     -------------------------------  -------------------------------
          NAME               EXERCISE    REALIZED      EXERCISABLE   UNEXERCISABLE    EXERCISABLE       UNEXERCISABLE
--------------------------   --------    --------      -----------   -------------    -----------       -------------
TIM DEWAN.................       0           -             4,800         9,075        $    55,200         $  88,800
CHARLES FARRELL...........       0           -             8,362         2,325            117,425             9,600
JAMES L. LEMERY...........       0           -                 0        30,000                  0            60,000
STUART F. MCFARLAND.......       0           -            39,750        39,937            544,200           215,300
FRANK J. MERCARDANTE......       0           -           105,508        74,357          1,443,352           634,279
FREDRIK MIRZAIAN..........       0           -            18,000         4,500            246,400            61,600

EMPLOYMENT AGREEMENTS

      SWCB employed Mr. Mercardante under the terms of an employment agreement dated January 29, 1998. The original employment agreement provided for an indefinite term, base compensation of $150,000 per year, and payment of bonuses in accordance with incentive compensation plans adopted by the Board of Directors from time to time. The employment agreement also provided for the issuance of stock options, reimbursement for business expenses, the use of a company-owned automobile and certain insurance benefits. In August 2001, the employment agreement was amended to provide for a three-year term and a base salary of $200,000, both effective July 1, 2001. Effective January 1, 2003, the base salary was increased to $250,000. In December 2003, the employment agreement was amended to provide for an additional three-year term and the grant of 10,000 stock options at the then market price of $29.00 per share. Effective January 1, 2004, the base salary was increased to $300,000. Mr. Mercardante's employment is subject to immediate termination for cause, or termination by either party upon thirty days' written notice. In the event of termination without cause, Mr. Mercardante is entitled to receive six months' severance pay. In the event of termination within two years after a merger, reorganization or similar transaction in which there is a change in ownership of at least 51% except as a result of a transfer of shares in exchange for at least 80% control of another corporation, such as the proposed bank holding company reorganization, Mr. Mercardante will be entitled to receive two years' severance pay if SWCB's total assets immediately prior to the transaction are $200 million or greater.

      SWCB initially employed Mr. McFarland without an employment agreement and on December 31, 2001, SWCB entered into an employment agreement with him effective January 1, 2002. The employment agreement is for an indefinite term and currently provides for a base salary of $200,000 per year, and payment of bonuses in accordance with incentive compensation plans adopted by the Board of Directors from time to time. The employment agreement provides for reimbursement for business expenses, use of a company-owned vehicle and certain insurance benefits. The employment agreement also provides for "at will" employment, without termination benefits; provided that in the event of termination by the surviving entity within two years after, or termination by

-----------------

(1) Assumes a market value of $18.76 per share on December 31, 2003, as reported on the OTC Bulletin Board, as adjusted for the 3-for-2 stock split in May 2004.

Mr. McFarland written six months after, a merger, reorganization or similar transaction in which there is a change in ownership of at least 51% except as a result of a transfer in exchange for at least 80% control of another corporation, such as the bank holding company reorganization, Mr. McFarland will be entitled to six months' severance pay. If SWCB's assets immediately prior to the transaction are $200 million or greater, then Mr. McFarland will be entitled to 24 months' severance pay.

      SWCB entered into an employment agreement with Mr. DeWan effective January 1, 2001. The employment agreement is for an indefinite term, provides for a base salary of $12,000 per year ($4,000 per month for the initial 6 months and, thereafter, $1,000 per month), commissions for generating deposit accounts, advances of up to $4,000 per month against future commissions, reimbursement for business expenses, use of a company-owned vehicle and certain insurance and medical benefits. The employment agreement provides for "at will" employment. If SWCB terminates Mr. DeWan's employment without cause, Mr. DeWan will be entitled to commissions for a period of six months based upon the average monthly commissions paid for each of the immediately preceding three months. In the event that employment is terminated for any other reason, either by SWCB or Mr. DeWan, Mr. DeWan shall not be entitled to any payment except any unpaid sums accrued for commissions or other money due. In the event that SWCB or substantially all of its assets are sold during the term or any extension of the term of the employment agreement, Mr. DeWan will have the option to: (i) to accept the sum of $100,000 as a severance payment; or (ii) in the event of such sale and Mr. DeWan is not retained by the new company for at least six months in the same capacity or his commission schedule is reduced during such period, Mr. DeWan's employment will be deemed to have been involuntarily terminated and Mr. DeWan shall be entitled to receive a severance payment in an amount equal to twenty-four times the average of his commissions for the three calendar months immediately preceding the public announcement of such sale or merger, up to a maximum total severance payment of $200,000.

      SWCB does not have any other employment agreements; however, FDSI has entered into an employment agreement with Mr. Mirzaian on July 22, 1998, which has since been amended. The employment agreement, as amended, is for an indefinite term and currently provides for a base salary of $132,000 per year, reimbursement for business expenses, use of a company-owned vehicle and certain insurance benefits. Mr. Mirzaian's receives an annual bonus equal to 10% of the first $300,000 of FDSI's pre-tax earnings and an additional 7.5% of the pre-tax profits in excess of $300,000. The employment agreement provides for "at will" employment, without termination benefits; provided that in the event of termination by either Mr. Mirzaian or the surviving entity within two years after a merger, reorganization or similar transaction in which there is a change in ownership of at least 51% of FDSI (except as a result of a transfer in exchange for at least 80% control of another corporation), or a sale of substantially all of FDSI's assets, Mr. Mirzaian will be entitled to six months' severance pay. If FDSI's total sales immediately prior to the transaction are $10 million or greater, then Mr. Mirzaian will be entitled to 24 months' severance pay.

      FDSI entered into an employment agreement with Mr. Alan J. Lane on March 19, 2004. Mr. Lane's employment commenced July 15, 2004 and the employment agreement is for an indefinite term and currently provides for a base salary of $180,000 per year, stock options, reimbursement for business expenses, use of a company-owned vehicle and certain insurance benefits. Mr. Lane will be eligible to receive an annual bonus equal to 7.5% of FDSI's net pretax profits in excess of $300,000. The employment agreement provides for "at will" employment, without termination benefits; provided that in the event of termination by either Mr. Lane or the surviving entity within two years after a merger, reorganization or similar transaction in which there is a change in ownership of at least 51% of FDSI (except as a result of a transfer in exchange for at least 80% control of another corporation), or a sale of substantially all of FDSI's assets, Mr. Lane will be entitled to twelve months' severance pay. If FDSI's total sales immediately prior to the transaction are $12 million or greater, then Mr. Lane will be entitled to 24 months' severance pay.

LONG-TERM COMPENSATION/401(k) PLANS

      During 1998 SWCB's Board of Directors adopted, effective as of January 1, 1998, the Southwest Community Bank 401(k) Plan (the "Plan"). The Plan was amended on December 16, 2003 in order to comply with certain statutory and regulatory requirements. Subject to Internal Revenue Code limitations, the plan allows eligible employees to contribute a portion of their income to a trust on a tax-favored basis and to invest their deferred income tax free until retirement. Each year SWCB may make matching contributions to the trust for the benefit of the participating employees, which contributions will vest in 20% increments over a five-year period. Participants are 100% vested in their own deferrals. Southwest Community Bank has provided a range of investment options for participants, including our common stock. As of December 31, 2003, the trust held 27,946 shares of the Company's common stock, as adjusted for the 3-for-2 stock split in May 2004. Southwest Community Bank did not make any matching contributions during 2002 or 2003.

      SWCB also entered into a supplemental compensation agreement with Mr. Mercardante to provide for retirement and death benefits. The agreement, which is dated October 17, 2001, provides for retirement benefits of $140,000 per year plus annual 3% cost-of-living increases, reduced by 7% for each year Mr. Mercardante retires prior to age 62. In the event of his disability, Mr. Mercardante is entitled to a percentage of his retirement benefits, with the percentage increasing from 30% during 2001 to 100% in 2009.

      SWCB purchased three life insurance policies in the aggregate face amount of $5,332,000 to fund its obligations to Mr. Mercardante and also entered into a "split-dollar" agreement with him pursuant to which SWCB will share in the proceeds of the life insurance. In the event of his death prior to age 65, his personal trust is entitled to the lesser of $1,820,000 or the total proceeds less the cash value. His personal trust is entitled to lesser amounts at different age brackets, ultimately dropping to the lesser of $560,000 or the total proceeds less the cash value if death occurs after age 80. SWCB's accrued expense to provide for the retirement benefits for 2003 was $126,645, offset by income on the policies in the amount of $107,658, for a net expense to the Bank of $18,987.

      SWCB also entered into a supplemental compensation agreement with Mr. McFarland to provide for retirement and death benefits. The agreement, which is dated October 1, 2002, as amended, provides for retirement benefits of $75,000 per year plus annual 3% cost-of-living increases, reduced by 10% for each year Mr. McFarland retires prior to age 65. In the event of his disability, Mr. McFarland is entitled to a percentage of his retirement benefits, with the percentage increasing from 25% during 2002 to 100% in 2009.

      SWCB purchased two life insurance policies in the aggregate face amount of $2,902,255 to fund its obligations to Mr. McFarland and also entered into a "split-dollar" agreement with him pursuant to which SWCB will share in the proceeds of the life insurance. In the event of his death prior to age 70, his beneficiary is entitled to the lesser of $500,000 or the total proceeds less the cash value. His beneficiary is entitled to lesser amounts at different age brackets, ultimately dropping to the lesser of $200,000 or the total proceeds less the cash value if death occurs after age 80. SWCB's accrued expense to provide for the retirement benefits for 2003 was $61,688 during 2003, offset by income on the policies in the amount of $59,944, for a net expense to SWCB of $1,744.

LIMITATION OF LIABILITY; INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Articles of Incorporation provides that we shall eliminate the liability of our directors for monetary damages to the fullest extent permissible under California law. Article Six of our Articles of Incorporation and Article VI of our Bylaws provides that we shall indemnify each of our directors and officers for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person was an "agent" of Southwest Community to the fullest extent permissible under California law. Our Articles of Incorporation and Bylaws also provide that we are authorized to provide indemnification for our agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent's defense is successful on the merits. In other cases,
Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by: (i) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings; (ii) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (iii) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable. Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

      In January 2003, we entered into Indemnification Agreements with each of our directors pursuant to which we agreed to indemnify each director for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such director was our "agent" to the fullest extent permissible under California law, subject to the terms and conditions of the Indemnification Agreements. The indemnification provisions also apply to liability under the Federal Securities Laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      At present, we are not aware of any pending or threatened litigation or proceeding involving our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our articles of incorporation and by-law provisions and indemnification agreements with our directors are necessary to attract and retain qualified persons as directors and officers.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      There are no existing or proposed, material transactions between the Company and its executive officers, directors, or principal shareholders (beneficial owners of 5% or more of our common stock), or the immediate family or associates of any of the foregoing persons, except as indicated below.

      Some of the Company's directors and executive officers, as well as the companies with which such directors and executive officers are associated, are customers of, and have had banking transactions with SWCB, the Company's banking subsidiary, in the ordinary course of SWCB's businesses and SWCB expects to have such ordinary banking transactions with such persons in the future. In the opinion of Management of SWCB, all loans and commitments to lend included in such transactions were made in compliance with applicable laws on substantially the same terms, including interest rates and collateral, as those prevailing for comparable transactions with other persons of similar creditworthiness and did not involve more than a normal risk of collectibility or present other unfavorable features. Although SWCB does not have any limits on the aggregate amount it would be willing to lend to directors and officers as a group, loans to individual directors and officers must comply with its internal lending policies and statutory lending limits. As of December 31, 2003, the aggregate indebtedness of all of directors, officers and principal shareholders of the SWCB, and their associates, stood at approximately $3,614,000, constituting approximately 19% of SWCB's shareholders' equity at that date.

      With respect to deposits, seven of SWCB's directors and executive officers and two unaffiliated third parties are members of a limited liability company that owns approximately 2.3% of a holding company that was formed to purchase title and escrow companies. Their indirect ownership of the title and escrow companies provides SWCB with continuation of a deposit relationship which predated the holding company's purchase. The title and escrow deposits averaged from a low of $4.5 million to a high of $9.4 million on a monthly basis during 2003 and were at market terms. It is the opinion of SWCB's Board of Directors that the terms of the deposit relationship with the title and escrow companies are no less favorable to SWCB than with unaffiliated deposit customers of comparable size.

      Paul M. Weil, Esq., a director and the Corporate Secretary of the Company and SWCB, provides legal services to the Company and SWCB and rents office space from SWCB. It is the opinion of SWCB's Board of Directors that fees paid by SWCB to Mr. Weil for legal services and his rental fees paid to SWCB are no less favorable to SWCB than could be obtained from persons not affiliated with SWCB. During 2003, the Company and SWCB, combined, paid Mr. Weil $30,900 for legal services net of his rental fees. In addition, FDSI paid Mr. Weil $8,111 for legal services during 2003.

      SWCB's Private Banking Office premises are subleased from Fortuna Financial, Inc., of which SWCB's Chairman of the Board, Mr. Howard B. Levenson, serves as Chairman, President and sole stockholder. During 2003, the aggregate rent was $29,127. It is the opinion of SWCB's Board of Directors that the terms of the sublease are no less favorable to the Bank than could be obtained from unaffiliated parties.

      During 2003, SWCB received $4,869 in referral fees from Western Financial Corporation. Mr. Levenson is the Chairman and CEO of Western Financial Corporation. It is the opinion of SWCB's Board of Directors that the referral fees earned were no less favorable SWCB than could be obtained from unaffiliated parties.

      SWCB purchased property and casualty insurance through the Teague Insurance Agency where Ms. Karen J. Estes, a director, is an agent. No fees are paid directly to Ms. Estes and it is the opinion of SWCB's Board of Directors that the premiums paid for and the terms of the insurance are no less favorable to SWCB than could be obtained from unaffiliated parties.

             DESCRIPTION OF SOUTHWEST COMMUNITY BANCORP'S SECURITIES

PREFERRED STOCK

      Our Articles of Incorporation currently authorize us to issue up to 10,000,000 shares of serial preferred stock. The board of directors has broad authority to designate and establish the terms of one or more series of preferred stock. Among other matters, the board is authorized to establish voting powers, designations, preferences and special rights of each such series and any qualifications, limitations and restrictions thereon. Our preferred stock may rank prior to our common stock as to dividend rights, liquidation preferences, or both, may have full or limited voting rights, and may be convertible into our common stock. The holders of any class or series of our preferred stock also may have the right to vote separately as a class or series under the terms of the class or series as hereafter fixed by the board or otherwise required by California law.

      As of the date of this prospectus, there are no shares of the preferred stock outstanding.

COMMON STOCK

      Our Articles of Incorporation currently authorize us to issue up to 28,125,000 shares of common stock. As of June 1, 2004, we had 2,942,694 shares of our common stock outstanding. Each share of our common stock has the same relative rights, and is identical to all respects with, each other share of our common stock. Holders of our common stock are entitled to one vote per share on all matters requiring shareholder action including, but not limited to, the election of, and any other matters relating to, directors. Holders of our common stock are entitled to cumulate their votes for the election of directors.

      The holders of our common stock are entitled to receive dividends, out of funds legally available therefor, subject to any restrictions imposed by federal regulators and the payment of any preferential amounts to which any class of preferred stock may be entitled. Upon liquidation, dissolution or winding up of Southwest Community, holders of our common stock will be entitled to share ratably all assets remaining after the payment of liabilities of Southwest Community and of preferential amounts of which any preferred stock may be entitled.

      The holders of our common stock have no preemptive or other subscription rights. Our common stock is not subject to call or redemption, and, upon receipt by Southwest Community of the full purchase price therefor, each share of our common stock will be fully paid and nonassessable.

WARRANTS

      As of June 1, 2004, there were outstanding a total of 123,024 warrants to purchase shares of our common stock.

      EXERCISE PERIOD AND PRICE; EXPIRATION DATE. Each warrant entitles the registered holder to purchase from us, for cash, one share of common stock. The warrants are exercisable through April 30, 2007. Warrants not exercised prior to April 30, 2007, shall become null and void, unless we extend that date, subject to regulatory approval. The warrants are exercisable at a price of $9.53 per share, as adjusted for the 3-for-2 stock split effective May 20, 2004.

      ANTIDILUTIVE ADJUSTMENTS. The exercise price of the warrants and the number of shares of common stock purchasable upon exercise of each warrant are subject to antidilutive adjustments in certain events, including a stock split on our common stock, issuance of a stock dividend to holders of our common stock, or a reclassification of our common stock. No adjustment in the number of shares purchasable upon exercise of the warrants will be required until cumulative adjustments require an adjustment of at least 1% thereof. In addition, we may, at our option, reduce the exercise price at any time, subject to regulatory approval. No fractional shares will be issued upon exercise of the warrants, but we will pay the market value of any fractional shares otherwise issuable.

      RIGHTS UPON CONSOLIDATION, MERGER, ETC. In case we are involved in any consolidation, merger or sale or conveyance of our property, we may, but we are not required to, enter into an agreement with the acquiring bank or corporation for the warrants to be assumed, with the holder of each outstanding warrant given the right, upon payment of the exercise price, to the kind and amount of shares of stock and other securities and property (including cash) receivable by a holder of the number of shares of common stock into which the warrants were exercisable immediately prior thereto. If we do not enter into that type of agreement with the acquiring bank or corporation, then the warrants will be made exercisable for at least a 30-day period prior to such event and then terminate.

      RESERVATION OF WARRANT SHARES. We have authorized and reserved for issuance the shares of common stock initially issuable upon exercise of the warrants. When delivered, the shares of common stock shall be fully paid and nonassessable.

      EXERCISE OF WARRANTS. To exercise a warrant, the holder must send to us the warrant certificate signed by the holder indicating an election to exercise, setting forth the number of shares to be purchased and enclosing cash, check or any combination thereof for the total exercise price. We will then return to the holder a certificate evidencing the number of shares of common stock issued upon exercise of the warrant. If fewer than all the shares covered by the warrant certificate surrendered are being purchased, we will issue a new warrant certificate representing the unexercised warrants.

      NO RIGHTS AS SHAREHOLDERS. Warrant holders are not entitled, by virtue of being such holders, to receive dividends or to consent or to receive notice as shareholders in respect to any meeting of shareholders for the election of our directors or any other matter, or to vote at any such meeting, or to any other rights whatsoever as our shareholders.

      AVAILABLE INFORMATION. Holders of the warrants are furnished with all annual and other reports that we furnish to holders of our common stock. During the term of the warrants, upon written request, we will provide to warrant holders the most current public financial information about us. Warrant holders are encouraged to request such information before they exercise the warrants.

TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for our common stock and warrants is U.S. Stock Transfer Corporation, Glendale, California.

EFFECTS OF CALIFORNIA INTERESTED PARTY BUSINESS COMBINATION STATUTE

      Section 1203 of the California General Corporation Law provides that if an "interested party" of a corporation with shares held of record by 100 or more persons makes a tender offer or a written proposal to the corporation for approval of a merger, exchange or sale-of-assets reorganization or for certain other change in control transactions, a written opinion as to the fairness of the consideration to the shareholders of the corporation must be delivered to the shareholders. The opinion must be provided by a person who is not affiliated with the offeror and who, for compensation, engages in the business of advising others as to the value of properties, businesses, or securities. The term "interested party" means a person who is a party to the transaction and

      - directly or indirectly controls the corporation that is the subject of the tender offer or proposal,

      - is, or is directly or indirectly controlled by, an officer or director of the subject corporation, or

      - is an entity in which a material financial interest is held by any director or executive officer of the subject corporation.

      The requirements of Section 1203 do not apply to a transaction as to which the California Commissioner of Corporations has issued a permit under Section 25113 or Section 25121 of the California Corporate Securities Law.

      Various provisions described above may have the effect of delaying shareholder actions with respect to certain business combinations and the election of new members to our board of directors. As such, the provisions could have the effect of discouraging open market purchases of our common stock because they may be considered disadvantageous by a shareholder who desires to undertake a business combination with us or elect a new director to our board.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered for sale in this offering will be passed upon for us by Horgan, Rosen, Beckham & Coren, L.L.P., Calabasas, California. Such review should not be construed as constituting an opinion as to the merits of this offering, the accuracy or adequacy of the disclosures contained herein, or the suitability of this investment for any investors or class of investors. Members of that firm own approximately 2,811 shares of our common stock, as adjusted for the 3-for-2 stock split in 2004.

                                     EXPERTS

      The financial statements as of December 31, 2003 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been audited by Vavrinek, Trine, Day & Co., LLP, independent auditors, as stated in their report included in this prospectus and are included in reliance on the report of that firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form S-1 with the Securities and Exchange Commission, or SEC, for the common stock we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. For further information with respect to us and our common stock, we refer you to such registration statement, exhibits and schedules. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each of these statements being qualified in all respects by such reference. A copy of the registration statement may be inspected by anyone without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC's internet site at http://www.sec.gov. Additional information about us is available on our internet site at www.swcbank.com.

      We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, we file reports, proxy statements and other information with the SEC. You may inspect and copy these reports, proxy statements and other information at the addresses set forth above.

      We intend to furnish our shareholders with annual reports containing financial statements audited and reported on by our independent auditors and quarterly reports containing unaudited interim financial information for each of the first three fiscal quarters of each fiscal year.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                                                        PAGE
                                                                                                                        ----
AUDITED FINANCIAL STATEMENTS

Independent Auditor's Report ................................................................................            F-1

Consolidated Balance Sheets at December 31, 2003 and 2002....................................................            F-2

Consolidated Statements of Income For the Years Ended December 31, 2003, 2002 and 2001.......................            F-3

Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income For the Years Ended
   December 2003, 2002 and 2001..............................................................................            F-4

Consolidated Statements of Cash Flows For the Years Ended December 31, 2003, 2002 and 2001...................            F-5

Notes to Consolidated Financial Statements For the Years Ended December 31, 2003, 2002 and 2001..............            F-6

UNAUDITED FINANCIAL STATEMENTS

Unaudited Consolidated Balance Sheet at March 31, 2004.......................................................           F2-2

Unaudited Consolidated Statements of Income For the Three Months Ended March 31, 2004 and 2003...............           F2-3

Unaudited Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income For
   the Three Months Ended March 31, 2004 and 2003............................................................           F2-4

Unaudited Consolidated Statements of Cash Flows For the Three Months Ended March 31, 2004 and 2003...........           F2-5

Notes to Unaudited Consolidated Financial Statements For the Three Months Ended
   March 31, 2004 and 2003...................................................................................           F2-6

      All financial data schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are not required under the related instructions or are inapplicable and therefore have been omitted.

                          INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders of
  Southwest Community Bancorp and Subsidiaries

We have audited the accompanying consolidated balance sheets of Southwest Community Bancorp and subsidiaries ("the Company") as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for the years ended December 31, 2003, 2002 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Southwest Community Bancorp and subsidiaries as of December 31, 2003 and 2002, and the results of its operations and its cash flows for the years ended December 31, 2003, 2002 and 2001, in conformity with U.S. generally accepted accounting principles.

Rancho Cucamonga, California
January 30, 2004, except for Note 21,
   to which the date is February 26, 2004,
   except for Note 22, to which the date is May 20, 2004.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2003 AND 2002

                                                                        2003        2002
                                                                     ---------    ---------
                                                                     (DOLLARS IN THOUSANDS)
ASSETS
Cash and due from banks                                              $ 110,372    $  78,662
Federal funds sold                                                       4,175       20,370
                                                                     ---------    ---------
     Cash and cash equivalents                                         114,547       99,032

Interest-bearing deposits in financial institutions                        268           67
Investment securities available-for-sale                                23,203       13,558
Investment securities held-to-maturity                                     649        1,572

Loans, net of unearned income                                          188,715      127,654
   Less allowance for loan losses                                        2,511        1,798
                                                                     ---------    ---------
     Net loans                                                         186,204      125,856

Premises and equipment                                                   4,477        3,626
Federal Home Loan Bank  stock at cost                                      542           76
Cash surrender value of life insurance                                   4,129        3,961
Other assets                                                             4,796        3,150
                                                                     ---------    ---------
                  Total Assets                                       $ 338,815    $ 250,898
                                                                     =========    =========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing demand                                           $ 236,641    $ 180,597
Money market and NOW                                                    51,954       31,846
Savings                                                                  5,899        3,243
Time deposits under $100,000                                             5,606        8,817
Time deposits $100,000 and over                                          8,279        7,492
                                                                     ---------    ---------
     Total Deposits                                                    308,379      231,995

Accrued interest and other liabilities                                   1,562          765

Junior subordinated debt                                                 8,248            -
Notes payable                                                              200          576
Minority interest in subsidiary                                          1,464        1,385
                                                                     ---------    ---------
                  Total Liabilities                                    319,853      234,721
                                                                     ---------    ---------

COMMITMENTS AND CONTINGENCIES (Note 12)

SHAREHOLDERS' EQUITY
Common stock, no par value, 28,125,000 shares
  authorized, 2,902,494 and 2,888,994 shares issued and
  outstanding in 2003 and 2002, respectively                            14,676       14,595
Retained earnings                                                        4,362        1,427

Accumulated other comprehensive income (loss)                              (76)         155
                                                                     ---------    ---------
                  Total Shareholders' Equity                            18,962       16,177
                                                                     ---------    ---------
                  Total Liabilities and Shareholders' Equity         $ 338,815    $ 250,898
                                                                     =========    =========

The accompanying notes are an integral part of these financial statements

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                        CONSOLIDATED STATEMENTS OF INCOME
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                       2003      2002      2001
                                                                      -------   -------   -------
                                                              (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST INCOME
Loans                                                                 $12,285   $ 8,234   $ 6,956
Investment securities                                                     728       471       188
Federal funds sold                                                        237       366       377
Interest bearing deposits                                                   5        43        48
Other                                                                      17         8         8
                                                                      -------   -------   -------
          Total interest income                                        13,272     9,122     7,577
                                                                      -------   -------   -------

INTEREST EXPENSE
Deposits                                                                  678     1,008     1,661
Borrowings                                                                317        40        65
                                                                      -------   -------   -------
          Total interest expense                                          995     1,048     1,726
                                                                      -------   -------   -------
          Net interest income                                          12,277     8,074     5,851
Provision for loan losses                                                 800       655       460
                                                                      -------   -------   -------
          Net interest income after provision for loan
    losses                                                             11,477     7,419     5,391
                                                                      -------   -------   -------

NONINTEREST INCOME
Fees and service charges                                                2,745     2,599     1,757
Data processing income                                                  4,657     4,337     3,000
Gain on sale of SBA loans                                               1,177       963       576
Gain on sale of securities                                                228         -         -
Other income                                                              401       330       127
                                                                      -------   -------   -------
          Total noninterest income                                      9,208     8,229     5,460
                                                                      -------   -------   -------

NONINTEREST EXPENSE
Salaries and employee benefits                                          8,778     7,269     5,382
Occupancy                                                               1,313       965       810
Equipment and data processing                                           2,209     1,936     1,351
Advertising and promotional                                               286       256       269
Regulation Q costs                                                        641       533       524
Professional services                                                     411       335       259
Stationery and supplies                                                   313       298       261
Telephone                                                                 261       251       197
Other                                                                   1,529       909       758
                                                                      -------   -------   -------
          Total noninterest expense                                    15,741    12,752     9,811
                                                                      -------   -------   -------
Income before income taxes                                              4,944     2,896     1,040
Income taxes                                                            2,009     1,079       146
                                                                      -------   -------   -------
          Net income                                                  $ 2,935   $ 1,817   $   894
                                                                      =======   =======   =======

Basic earnings per common share                                       $  1.01   $  0.70   $  0.40
                                                                      =======   =======   =======
Diluted earnings per common share                                     $  0.85   $  0.63   $  0.36
                                                                      =======   =======   =======

The accompanying notes are an integral part of these financial statements

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
            CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                              RETAINED     ACCUMULATED
                                            COMMON STOCK                      EARNINGS         OTHER        TOTAL
                                        -------------------   COMPREHENSIVE (ACCUMULATED  COMPREHENSIVE  SHAREHOLDERS'
                                         SHARES     AMOUNT       INCOME       DEFICIT)    INCOME (LOSS)     EQUITY
                                        ---------  --------      -------    ------------  -------------  -------------
                                                                    (DOLLARS IN  THOUSANDS)
BALANCE, DECEMBER 31, 2000              2,247,774  $  9,146                   $ (1,284)      $  (5)        $ 7,857
Comprehensive income:
   Net income                                                    $   894           894                         894
   Net unrealized gain on
     securities net of tax of $16                                     24                        24              24
                                                                 -------
   Total comprehensive income                                    $   918
                                        ---------  --------      =======      --------       -----         -------

BALANCE, DECEMBER 31, 2001              2,247,774     9,146                       (390)         19           8,775
Stock issued, net of costs of $83         634,620     5,417                                                  5,417
Options exercised                           6,000        26                                                     26
Warrants exercised                            600         6                                                      6
Comprehensive income:
   Net income                                                    $ 1,817         1,817                       1,817
   Net unrealized gain on
     securities net of tax of $95                                    136                       136             136
                                                                 -------
   Total comprehensive income                                    $ 1,953
                                        ---------  --------      =======      --------       -----         -------

BALANCE, DECEMBER 31, 2002              2,888,994    14,595                      1,427         155          16,177
Options exercised                          11,400        61                                                     61
Warrants exercised                          2,100        20                                                     20
Comprehensive income:
   Net income                                                    $ 2,935         2,935                       2,935
   Net unrealized loss on securities,
     net of tax benefit of $68                                       (97)                      (97)            (97)
   Reclassification adjustment for
     realized gains, net of tax of $93                              (134)                     (134)           (134)
                                                                 -------
   Total comprehensive income                                    $ 2,704
                                        ---------  --------      =======      --------       -----         -------
BALANCE, DECEMBER 31, 2003              2,902,494  $ 14,676                   $  4,362       $ (76)        $18,962
                                        =========  ========                   ========       =====         =======

The accompanying notes are an integral part of these financial statements

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 AND 2001

                                                                          2003         2002         2001
                                                                        ---------    ---------    ---------
                                                                              (DOLLARS IN THOUSANDS)
OPERATING ACTIVITIES
Net Income                                                              $   2,935    $   1,817    $     894
     Depreciation and amortization                                          1,459        1,099          863
     Amortization/accretion of premiums/discounts on
          investment securities, net                                          356           50          (39)
     Provision for loan losses                                                800          655          460
     Gain on sale of investment securities                                   (228)           -            -
     Gain on sale of fixed assets                                               -           (4)           -
     Deferred income tax benefit                                             (773)        (204)        (146)
     Increase in cash value of life insurance                                (168)        (145)         (17)
     Net change in other assets and liabilities                               (43)        (672)        (334)
                                                                        ---------    ---------    ---------

               Net Cash Provided by Operating Activities                    4,338        2,596        1,681
                                                                        ---------    ---------    ---------

INVESTING ACTIVITIES
Change in deposits in other financial institutions, net                      (201)       1,283       (1,077)
Purchase/redemption of FHLB stock, net                                       (466)          (4)         (38)
Purchase of investment securities available-for-sale                      (29,268)     (15,280)     (11,893)
Proceeds from sales and maturities of investment securities
     available-for-sale                                                    19,135        6,937       10,397
Purchase of investment securities held-to-maturity                              -       (2,262)           -
Proceeds from maturities of investment securities held-to-maturity            891          690            -
Purchases of premises and equipment                                        (2,310)      (1,076)      (1,899)
Sale of premises and equipment                                                  -            5            -
Purchase of life insurance                                                      -       (1,300)      (2,500)
Net increase in loans                                                     (61,148)     (43,603)     (20,004)
Investment in trust                                                          (248)           -            -
Change in minority investment in subsidiary                                    79          877          127
                                                                        ---------    ---------    ---------
               Net Cash Used in Investing Activities                      (73,536)     (53,733)     (26,887)

FINANCING ACTIVITIES
Net increase in deposits                                                   76,384      119,139       34,615
Proceeds from issuance of junior subordinated debt                          8,248            -            -
Net proceeds from issuance of common stock                                      -        5,417            -
Proceeds from exercise of stock options                                        61           26            -
Proceeds from exercise of stock warrants                                       20            6            -
                                                                        ---------    ---------    ---------

               Net Cash Provided by Financing Activities                   84,713      124,588       34,615
                                                                        ---------    ---------    ---------

Net Increase in Cash and Cash Equivalents                                  15,515       73,451        9,409
Cash and Cash Equivalents at Beginning of Period                           99,032       25,581       16,172
                                                                        ---------    ---------    ---------
Cash and Cash Equivalents at End of Period                              $ 114,547    $  99,032    $  25,581
                                                                        =========    =========    =========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid for Interest                                                  $     999    $   1,051    $   1,810
                                                                        =========    =========    =========
Cash Paid for Taxes                                                     $   2,301    $   1,129    $     404
                                                                        =========    =========    =========

NON-CASH INVESTING ACTIVITIES
Net Change in Accumulated Other Comprehensive Income                    $    (231)   $     136    $      24
                                                                        =========    =========    =========

The accompanying notes are an integral part of these financial statements

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of Southwest Community Bancorp and subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices followed by the banking industry. A summary of the significant accounting and reporting policies used in the preparation of the accompanying consolidated financial statements follows:

NATURE OF OPERATIONS

Southwest Community Bancorp ("Southwest Community" or "holding company" on a parent - only basis and the "Company" "we" or "our" on a consolidated basis) is a bank holding company that was incorporated on December 4, 2002, under the laws of the State of California for the purpose of becoming the holding company for Southwest Community Bank (the "Bank") and its majority owned subsidiary Financial Data Solutions, Inc. ("FDSI"). The holding company reorganization was consummated on April 1, 2003, pursuant to a Plan of Reorganization and Merger Agreement dated December 18, 2002, and each outstanding share of the Bank's common stock was converted into one share of the Southwest Community's common stock and all outstanding shares of the Bank's common stock was transferred to Southwest Community. In addition, each outstanding warrant to purchase the Bank's common stock was converted into a warrant to purchase Southwest Community's common stock.

The Bank began operations on December 1, 1997, as a state-chartered bank and currently operates seven branch offices within San Diego, Orange and Riverside Counties and a loan production office in Los Angeles County. The Bank's primary source of revenue is from providing loans to customers who are predominately small and middle-market businesses. In November 1998, the Bank began a subsidiary operation, FDSI, which provides a variety of data processing services to the financial services industry. In May 2003, the Bank transferred its 51% equity interest in FDSI to the holding company. In February 2004, the holding company acquired the 49% minority interest. See Note 21 - Subsequent Event.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of the Company, the Bank and FDSI. All material intercompany balances and transactions have been eliminated in consolidation. Minority interest represents a minority shareholder's forty-nine percent share of the equity of FDSI. The consolidated financial statements do not include the accounts of Southwest Community Statutory Trust I ("the Trust"), a business trust formed to issue trust preferred securities.

In January 2003, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 46, Consolidation of Variable Interest Entities an Interpretation of ARB NO. 51 ("FIN 46") and in December 2003 FASB issued a revision ("FIN 46R"). FIN 46 and FIN46R address the requirements for consolidation by business enterprises of variable interest entities. Business trusts formed by bank holding companies to issue trust preferred securities and lend the proceeds to the parent holding company have been determined to not meet the definition of a variable interest entity and therefore may not be consolidated for financial reporting purposes. Bank holding companies have previously consolidated these entities and reported the trust preferred securities as liabilities in the consolidated financial statements. Accordingly, the Company's investment in the Trust is carried as an investment in other assets and the funds borrowed from the Trust are presented as junior subordinated debt.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are subject to change include the carrying value of financial instruments such as investment securities, loans, deposits, borrowings and commitments to extend credit. Material estimates that are subject to change include the allowance for loan losses and the valuation of loan collateral and any foreclosed assets. In connection with the determination of the allowances for losses on loans and the valuation of loan collateral, management obtains independent appraisals for significant properties.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

If the values of financial instruments carried as assets become impaired due to the fair value declining below the recorded value, we may be required to provide an allowance for loss or write off the instrument by an expense charge in our income statement. Also, if our obligations to third parties increased above our recorded liabilities, we may have to increase the carrying value of those liabilities by an expense charge in our income statement.

CASH AND DUE FROM BANKS

Banking regulations require that all banks maintain a percentage of their deposits as reserves in cash or on deposit with the Federal Reserve Bank. The Company's subsidiary Bank complied with the reserve requirements as of December 31, 2003. The Company maintains amounts due from banks that exceed federally insured limits. The Company has not experienced any losses in such accounts.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of cash and due from banks, investments with terms to maturity at acquisition of three months or less, and federal funds sold. For the purpose of presentation in the Statements of Cash Flows, cash and cash equivalents are defined as those amounts included in the balance sheet captions "Cash and due from banks" and "Federal funds sold."

INVESTMENT SECURITIES

In accordance with Statement of Financial Accounting Standards ("SFAS") No. 115, "Accounting for Certain Investments in Debt and Equity Securities," securities are classified at the time of purchase into one of three categories and accounted for as follows: debt and equity, securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and are reported at amortized cost; debt and equity securities bought and held principally for the purpose of selling in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses included in earnings; debt and equity securities not classified as either held-to-maturity or trading securities are deemed as available-for-sale and are reported at fair value, with unrealized gains and losses, net of applicable taxes, reported in a separate component of stockholders' equity. Gains or losses on sales of investment securities are determined on the specific identification method. Premiums and discounts are amortized or accreted using the interest method over the expected lives of the related securities.

LOANS AND INTEREST ON LOANS

Loans are stated at unpaid principal balances outstanding. Interest income is recorded on the accrual basis in accordance with the terms of the respective loans. Nonrefundable loan origination fees are recognized, to the extent they represent reimbursement for initial direct costs, as income at the time of loan boarding. The excess of loan fees over any costs are deferred as unearned income and reported as a deduction from outstanding loans. The net deferred fees are recognized as an adjustment to interest income over the term of the loan using the interest method or taken into income when the related loan is paid off or sold. The amortization of loan fees is discontinued on nonaccrual loans.

In accordance with SFAS No. 114, (as amended by SFAS No. 118), "Accounting by Creditors for Impairment of a Loan," loans identified as "impaired" are measured on the present value of expected future cash flows, discounted at the loan's effective interest rate or the fair value of the collateral if the loan is collateral dependent. A loan is impaired when it is probable the creditor will not be able to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement.

Loans are placed on nonaccrual when a loan is determined to be impaired or when principal or interest is delinquent for 90 days or more. When loans are placed on nonaccrual, any interest previously accrued but unpaid is reversed against current period interest income. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Loans are restored to accrual status when the loans become both well-secured and are in the process of collection. All loans on nonaccrual are measured for impairment. The measurement provisions of SFAS No. 114 are applied to all loans in the portfolio. Loans are generally charged off at such time the loan is classified as a loss.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

TRANSFERS AND SERVICING OF LOANS

Gains or losses from sales of loans are recognized at the date of settlement based on the difference between the cash received and the carrying value of the loans less transaction costs. Assets or other retained interests received in the sale are measured by allocating the previous carrying value between the asset sold and the asset or retained interest received, if any, based on their relative fair values at the date of the sale.

Differences between the adjusted carrying value and the face amount of any portion of the loan retained are amortized to interest income over the remaining life of the loan using the interest method.

If servicing is retained in a sale, a servicing asset may be recorded at the time of sale if the retained servicing fees exceed normal servicing income from similar loans. The servicing asset is based on the present value of the estimated future cash flows considering estimated loan repayment speeds and related discount rates. The servicing asset is amortized against servicing income over the term of the loan in proportion to the amount of servicing income actually received. Servicing assets are subsequently reviewed and evaluated to determine that the fair value of the asset exceeds its amortized carrying value. If the fair value is less than the amortized carrying value, the asset is considered to be impaired and a valuation allowance would be established by a charge against income. The evaluation of the fair value takes into consideration current loan prepayment speeds and discount rates as compared to the original assumptions.

ALLOWANCE FOR LOAN LOSSES

The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The allowance is based on management's continuing review and evaluation of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. Allowances for impaired loans are generally determined based on collateral values or the present value of estimated cash flows. The allowance is increased by the provision for loan losses, which is charged to expense, and by recoveries and is reduced by charge-offs.

While management uses available information to provide for an allowance for loan losses, additional provisions to the allowance may be necessary based on future changes in the factors used to evaluate the loan portfolio. In addition, regulatory agencies, as an integral part of their examination process, periodically review the allowance for losses on loans. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation on furniture, fixtures and equipment is computed using the straight-line method over the estimated useful lives of the related assets, which range from one to ten years. Leasehold improvements are amortized over the term of the lease or the estimated useful lives of the improvements, whichever is shorter, computed on the straight-line method.

OBLIGATIONS UNDER STANDBY LETTERS OF CREDIT

Beginning in 2003, the Company adopted FASB Interpretation ("FIN") No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others". FIN 45 clarifies the requirement relating to the guarantor's accounting for, and disclosure of, the issuance of certain types of guarantees. The disclosure provisions of FIN No. 45 were effective for financial statements of periods ended after December 15, 2002. Our guarantor obligations are primarily the standby letters of credit we issue on behalf of customers. Our liability for obligations under standby letters of credit is measured by the amount charged to issue the facility. The amount charged is deferred and amortized to income over the term of the commitment. Adoption of FIN 45 did not have a material impact on the Company's financial position or results of operation.

DATA PROCESSING INCOME

Data processing fees are recognized as income by our data processing subsidiary on the accrual method based on services provided during the period. Fees are generally based on contracted rates for specific items processed.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

INCOME TAXES

Provisions for income taxes are based on amounts reported in the statements of income (after exclusion of nontaxable income such as interest on state and municipal securities) and include deferred taxes on temporary differences in the recognition of income and expense for tax and financial statement purposes. Deferred taxes are computed on the liability method as prescribed in SFAS No. 109, "Accounting for Income Taxes."

COMPREHENSIVE INCOME

Beginning in 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income," which requires the disclosure of comprehensive income and its components. Changes in unrealized gains (losses) on available-for-sale securities net of income taxes is the only component of accumulated other comprehensive income.

EARNINGS PER SHARE AND DILUTED EARNINGS PER SHARE

Earnings Per Share (EPS) is calculated in accordance with SFAS No. 128, "Earnings Per Share." Basic EPS is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding during the period. Shares issued during the period and shares reacquired during the period are weighted for the portion of the period they are outstanding. In the computation of diluted EPS, the computation is the same as basic EPS except the denominator is increased to include the assumed number of additional shares that would have been outstanding if the potentially dilutive common shares had been issued. For the Company, potentially dilutive additional shares are its outstanding stock options and warrants. The dilutive effect of outstanding stock options and warrants is reflected in diluted EPS by the application of the treasury stock method. Exercise of stock options and warrants, if any, is assumed to have occurred at the beginning of the period. The proceeds from the assumed exercise of stock options and warrants are assumed to be used to purchase common stock at the average price during the period. The difference between the number of shares assumed to be issued and the number of shares assumed to be purchased is included in the denominator of the diluted EPS computation.

STOCK-BASED COMPENSATION

SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                          YEARS ENDED DECEMBER 31,
                                                                        ----------------------------
                                                                          2003       2002      2001
                                                                        -------    -------    ------
                                                                           (DOLLARS IN THOUSANDS,
                                                                             EXCEPT PER SHARE)
Net income as reported                                                  $ 2,935    $ 1,817    $  894
     Stock-based compensation using the intrinsic value method                -          -         -
     Stock-based compensation that would have been reported
       using the fair value method of SFAS 123                             (139)      (127)      (97)
                                                                        -------    -------    ------
Pro forma net income                                                    $ 2,796    $ 1,690    $  797
                                                                        =======    =======    ======
Basic earnings per share:
     As reported                                                        $  1.01    $  0.70    $ 0.40
     Pro forma                                                             0.96       0.65      0.35

Diluted earnings per share:
     As reported                                                        $  0.85    $  0.63    $ 0.36
     Pro forma                                                             0.81       0.58      0.32

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, CONTINUED

RECENT ACCOUNTING PRONOUNCEMENTS

In April 2003, FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. Adoption of SFAS No. 149 did not have a material impact on the Company's financial statements.

In May 2003, FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. SFAS No. 150 requires an issuer to classify a financial instrument that is within its scope as a liability. Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. Adoption of SFAS No. 150 did not have a material impact on the Company's financial statements.

RECLASSIFICATIONS

Certain amounts in the 2001 and 2002 financial statements have been reclassified to conform to the 2003 presentation.

NOTE 2 - INVESTMENT SECURITIES

At December 31, 2003, the investment securities portfolio was comprised of securities classified as available-for-sale or held-to-maturity, in accordance with SFAS No. 115.

The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 2003 and 2002 are as follows:

                                                                                   DECEMBER 31, 2003
                                                                       -------------------------------------------
                                                                                    GROSS     GROSS
                                                                       AMORTIZED UNREALIZED UNREALIZED   ESTIMATED
                                                                         COST       GAINS     LOSSES    FAIR VALUE
                                                                       --------- ---------- ----------  ----------
                                                                                (DOLLARS IN THOUSANDS)
U.S. Government agency obligations                                      $ 4,489    $     3    $  165    $  4,327
Mortgage-backed securities                                               18,844         55        23      18,876
                                                                        -------    -------    ------    --------
Total                                                                   $23,333    $    58    $  188    $ 23,203
                                                                        =======    =======    ======    ========

                                                                                   DECEMBER 31, 2002
                                                                       -------------------------------------------
                                                                                    GROSS     GROSS
                                                                       AMORTIZED UNREALIZED UNREALIZED   ESTIMATED
                                                                         COST       GAINS     LOSSES    FAIR VALUE
                                                                       --------- ---------- ----------  ----------
                                                                                (DOLLARS IN THOUSANDS)
U.S. Government agency obligations                                      $ 1,997    $   104    $    -    $  2,101
Mortgage-backed securities                                               11,298        159         -      11,457
                                                                        -------    -------    ------    --------
Total                                                                   $13,295    $   263    $    -    $ 13,558
                                                                        =======    =======    ======    ========

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

NOTE 2 - INVESTMENT SECURITIES, CONTINUED

Proceeds from the sale of investment securities available-for-sale totaled $12,352,000 during 2003. Gross gains on the sale of investment securities totaled $228,000 in 2003. There were no sales of investment securities during 2002.

The amortized cost and fair values of investment securities held-to-maturity at December 31, 2003 and 2002 are as follows:

                                                                                DECEMBER 31, 2003
                                                                       --------------------------------------------
                                                                                    GROSS     GROSS
                                                                       AMORTIZED UNREALIZED UNREALIZED    ESTIMATED
                                                                         COST       GAINS     LOSSES     FAIR VALUE
                                                                       --------- ---------- ----------   ----------
                                                                                   (DOLLARS IN THOUSANDS)
Mortgage-backed securities                                              $   649    $    24    $    -       $ 673
                                                                        =======    =======    ======       =====

                                                                                DECEMBER 31, 2002
                                                                       --------------------------------------------
                                                                                    GROSS     GROSS
                                                                       AMORTIZED UNREALIZED UNREALIZED    ESTIMATED
                                                                         COST       GAINS     LOSSES     FAIR VALUE
                                                                       --------- ---------- ----------   ----------
                                                                                   (DOLLARS IN THOUSANDS)
Mortgage-backed securities                                              $ 1,572    $    37    $    -      $  1,609
                                                                        =======    =======    ======      ========

The amortized cost and fair values of investment securities at December 31, 2003, by contractual maturity are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                                SECURITIES
                                                                            AVAILABLE-FOR-SALE
                                                                            ------------------
                                                                          AMORTIZED
                                                                             COST      FAIR VALUE
                                                                          ---------    ----------
                                                                           (DOLLARS IN THOUSANDS)
Due in one year or less                                                   $     500    $      503
Due after one year through five years                                         2,000         1,942
Due after five years through ten years                                        1,989         1,882
Due after ten  years                                                         18,844        18,876
                                                                          ---------    ----------
                                                                          $  23,333    $   23,203
                                                                          =========    ==========

                                                                             HELD-TO-MATURITY
                                                                             ----------------
                                                                          AMORTIZED
                                                                            COST       FAIR VALUE
                                                                          ---------    ----------
                                                                          (DOLLARS IN THOUSANDS)
Due after ten  years                                                       $  649        $ 673
                                                                           ======        =====

Securities having a carrying value of approximately $23,852,000 and $15,129,000 at December 31, 2003 and 2002, respectively, were pledged to secure borrowing lines, public deposits and for other purposes as required by law.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

NOTE 3 - LOAN PORTFOLIO

The Company's loan portfolio consists primarily of loans to Bank borrowers within Southern California. Although the Bank seeks to avoid concentrations of loans to a single industry or based upon a single class of collateral, real estate and real estate associated businesses are among the principal industries in the Bank's market area and, as a result, the Bank's loan and collateral portfolios are, to some degree, concentrated in those industries.

The following table presents loans by collateral type and the percentage of each category of collateral to total loans as of December 31, 2003 and 2002.

                                           2003                  2002
                                 ---------------------  ----------------------
                                   AMOUNT      PERCENT    AMOUNT       PERCENT
                                 ---------     -------  ---------      -------
                                             (DOLLARS IN THOUSANDS)
Commercial loans                 $  59,669       31.3%  $  48,553       37.6%
                                 ---------      -----   ---------      -----
Real estate loans:
   Residential                       8,499        4.5%     11,879        9.2%
   Construction                     69,087       36.2%     22,054       17.1%
   Commercial                       51,495       27.0%     44,823       34.7%
                                 ---------      -----   ---------      -----
     Total Real Estate Loans       129,081       67.7%     78,756       61.0%
                                 ---------      -----   ---------      -----
Consumer loans                       1,348        0.7%      1,115        0.9%
Other                                  542        0.3%        656        0.5%
                                 ---------      -----   ---------      -----
     Total Loans                   190,640      100.0%    129,080      100.0%
Less unearned income                (1,925)                (1,426)
                                 ---------              ---------
     Loans, net                  $ 188,715              $ 127,654
                                 =========              =========

The following is a summary of investment in impaired loans, the related allowance for loan losses and income recognized thereon as of December 31, 2003 and 2002.

                                                            2003           2002
                                                          -------         -----
                                                          (DOLLARS IN THOUSANDS)
Impaired loans with a valuation allowance                 $ 1,101         $ 139
Impaired loans without a valuation allowance                    -             -
                                                          -------         -----
   Total Impaired Loans                                   $ 1,101         $ 139
                                                          =======         =====
Valuation allowance related to impaired loans             $    83         $  19
                                                          =======         =====
Average recorded investment in impaired loans             $   789         $ 135
                                                          =======         =====
Cash receipts applied to reduce principal balance         $   622         $  39
                                                          =======         =====
Interest income recognized for cash payments              $     -         $   -
                                                          =======         =====

Nonaccruing loans totaled $1,101,000 and $139,000 at December 31, 2003 and 2002, respectively. As of December 31, 2003 and 2002, all loans on nonaccrual were classified as impaired. Additional interest income of $82,000, $21,000 and $27,000 would have been recorded for the year ended December 31, 2003, 2002 and 2001, respectively, if nonaccrual loans had been performing in accordance with their original terms. Before being placed on nonaccrual, interest income of $40,000, $0 and $17,000 was recorded on these loans for the years ended December 31 2003, 2002 and 2001, respectively. No additional funds are committed to be advanced in connection with impaired loans.

There were no loans past due 90 days or more in interest or principal and still accruing interest at December 31, 2003 and 2002, respectively. No loans were classified as troubled debt restructurings.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

NOTE 4 - ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is presented below:

                                               YEARS ENDED DECEMBER 31,
                                            ----------------------------
                                              2003       2002      2001
                                            --------   -------   -------
                                               (DOLLARS IN THOUSANDS)
Balance, beginning of year                  $  1,798   $ 1,104   $   808
Recoveries of charge-offs                         30        47        78
Provision charged to operations                  800       655       460
Charge-offs                                     (117)       (8)     (242)
                                            --------   -------   -------
Balance, end of year                        $  2,511   $ 1,798   $ 1,104
                                            ========   =======   =======

NOTE 5 - TRANSACTIONS WITH OFFICERS AND DIRECTORS

In the ordinary course of business the Bank has extended loans to certain directors, officers, their immediate families and the companies with which they are associated. All such loans and commitments to lend were made under terms, which are consistent with the Bank's normal lending policies.

The following is an analysis of all such loans for the years indicated:

                                                  YEARS ENDED DECEMBER 31,
                                                 -------------------------
                                                    2003            2002
                                                 --------        ---------
                                                   (DOLLARS IN THOUSANDS)
Balance, beginning of year                       $  3,291        $  2,791
Credit granted, including renewals                  3,575             868
Repayments                                         (3,252)           (368)
                                                 --------        --------
Balance, end of year                             $  3,614        $  3,291
                                                 ========        ========

Related party deposit accounts as of December 31, 2003 and 2002 totaled approximately $5,370,000 and $9,936,000, respectively.

NOTE 6 - PREMISES AND EQUIPMENT

A summary of premises and equipment as of December 31 follows:

                                                           2003         2002
                                                         -------      -------
                                                        (DOLLARS IN THOUSANDS)
Leasehold improvements                                   $ 2,154      $ 1,584
Furniture, fixtures, and equipment                         6,705        4,939
                                                         -------      -------
                                                           8,859        6,523
Less accumulated depreciation and amortization            (4,382)      (2,897)
                                                         -------      -------
                                                         $ 4,477      $ 3,626
                                                         =======      =======

Depreciation expense for 2003 and 2002 was $1,459,000 and $1,099,000, respectively.

NOTE 7 - SALARY CONTINUATION PLAN

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

The Company has entered into supplemental compensation agreements with certain key management personnel. These agreements provide for aggregate annual compensation for all participants of $180,000 for life at retirement with subsequent 3% cost of living adjustments and a death benefit that varies based on the age of the participant at time of death. The aggregate future value of the obligations at December 31, 2003 was $4,752,000. Participants vest ratably each plan year until retirement, termination, death or disability. The agreements were funded by purchasing single premium life insurance contracts. The Company is accruing the compensation obligation over the estimated remaining service lives of the participants. Expenses related to this program were approximately $188,000, $123,000 and $17,000 for the years ended December 31, 2003, 2002 and 2001, respectively. Earnings on the life insurance contracts were approximately $168,000, $145,000 and $17,000 for the years ended December 31, 2003, 2002 and 2001, respectively. At December 31, 2003, an obligation of $328,000 and a cash value of insurance of $4,129,000 were recorded.

NOTE 8 - OTHER ASSETS

The detail of other assets as of December 31 follows:

                                                          2003          2002
                                                        -------       -------
                                                        (DOLLARS IN THOUSANDS)
Accrued interest receivable                             $   859       $   657
Accounts receivable                                         588           470
Prepaid expenditures                                        632           790
Servicing asset                                             666           538
Net deferred tax assets                                   1,401           467
Investment in trust                                         248             -
Other                                                       402           228
                                                        -------       -------
                                                        $ 4,796       $ 3,150
                                                        =======       =======

NOTE 9 - DEPOSITS

Deposits are the major source of funds for lending and investments. Noninterest-bearing demand deposits are payable immediately upon demand or are issued with an original maturity or required notice period of less than seven days. On interest-bearing demand accounts the Bank has reserved the right to require at least seven days written notice prior to withdrawal of any funds in that account. Money market accounts are interest bearing and are limited to six transfers to third parties. Savings deposits are interest bearing and do not allow third party transfers. Time deposits have a minimum maturity of seven days and are subject to early withdrawal penalties.

The deposit balance of one large depositor represented 33.4% and 31.7% of deposits as of December 31, 2003 and 2002, respectively.

Interest expense for certificates of deposit of $100,000 or more was $130,000 and $209,000 for the years ended December 31, 2003 and 2002, respectively.

The following table presents the maturity distribution of time certificates of deposit at December 31, 2003 (in thousands):

Year Ending December 31,               Amount
------------------------             ---------
        2004                         $  13,767
        2005                               118
                                     ---------
                                     $  13,885
                                     =========

NOTE 10 - NOTES PAYABLE

At December 31, 2003, the Company's data processing subsidiary had notes payable on a consolidated basis of $200,000,

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

including various notes payable to its minority interest holder totaling $154,000 which bear interest at prime plus 1.5%. The remaining $46,000 is for vehicle purchase contracts at various interest rates. The notes are secured by assets of the subsidiary and the principal maturities of the notes are $78,000, $77,000 and $45,000 in the years 2004, 2005 and 2006, respectively.

NOTE 11 - INCOME TAXES

The current and deferred amounts of the provision for income taxes were:

                                           FOR THE YEARS ENDED DECEMBER 31,
                                           --------------------------------
                                             2003        2002        2001
                                           -------     -------     --------
                                                (DOLLARS IN THOUSANDS)
Current
   Federal                                 $ 2,084     $   970     $  420
   State                                       698         313        136
Deferred
   Federal                                    (596)       (166)      (110)
   State                                      (177)        (38)       (36)
                                           -------     -------     ------
                                             2,009       1,079        410
Change in valuation allowance                    -           -       (264)
                                           -------     -------     ------
Income tax expense                         $ 2,009     $ 1,079     $  146
                                           =======     =======     ======

A reconciliation of the Bank's actual tax expense with Federal statutory rates is as follows:

                                             FOR THE YEARS ENDED DECEMBER 31,
                                             --------------------------------
                                              2003          2002        2001
                                             -------      -------      ------
                                                  (DOLLARS IN THOUSANDS)
Tax at Federal rate of 34%                   $ 1,681      $   985      $  353
State tax, net of Federal benefit                344          182          65
Change in valuation allowance                      -            -        (264)
Other                                            (16)         (88)         (8)
                                             -------      -------      ------
                                             $ 2,009      $ 1,079      $  146
                                             =======      =======      ======

NOTE 11 - INCOME TAXES, CONTINUED

Deferred taxes are a result of differences between income tax accounting and generally accepted accounting principles with respect to income and expense recognition.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

The following is a summary of the components of the net deferred tax asset accounts recognized in the accompanying statements of financial condition as of December 31:

                                                     2003         2002
                                                   --------      -----
                                                  (DOLLARS IN THOUSANDS)
Deferred Tax Assets
   Allowance for loan losses                       $    974      $ 606
   Fixed assets                                          97        122
   Accruals                                             358          -
   Available-for-sale securities                         53          -
   Valuation allowance                                    -          -
                                                   --------      -----
     Total                                            1,482        728
                                                   --------      -----
Deferred Tax Liabilities
   Accruals                                              81        153
   Fixed Assets                                           -          -
   Available-for-sale securities                          -        108
                                                   --------      -----
     Total                                               81        261
                                                   --------      -----
     Net Deferred Tax Assets                       $  1,401      $ 467
                                                   ========      =====

No valuation allowance was established as management believes it is more likely than not that the Company will fully realize the benefits of the deferred tax assets.

NOTE 12 - COMMITMENTS AND CONTINGENCIES

LEASES

The Bank is a party to a number of non-cancelable building lease agreements. These leases extend for varying periods up to ten years and may include renewal provisions.

Minimum future lease obligations on long-term non-cancelable operating leases in effect at December 31, 2003, are as follows (in thousands):

Year Ending December 31,                                        Amount
------------------------                                       -------
        2004                                                   $   879
        2005                                                       846
        2006                                                       755
        2007                                                       702
        2008                                                       579
     Thereafter                                                    282
                                                               -------
                                                               $ 4,043
                                                               =======

The Company leases one of its branches from a company whose president is on the Board of Directors of the Company and the Bank. The lease is classified as an operating lease and provides for minimum annual rentals of approximately $31,000 through September 30, 2005. The future lease obligations are included above.

Rental expense for operating leases amounted to $833,000, $574,000 and $501,000 in 2003, 2002 and 2001, respectively.

NOTE 12 - COMMITMENTS AND CONTINGENCIES, CONTINUED

LITIGATION

In the ordinary course of business, the Company becomes involved in litigation. In the opinion of management, based upon consultation with the Company's legal counsel, the disposition of such litigation will not have a material effect on the Company's financial position.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

GUARANTOR OBLIGATIONS

At December 31, 2003 and 2002, the Bank was contingently liable for letters of credit accommodations made to its customers totaling approximately $3,912,000 and $803,000, respectively. Our recorded liability, which is the unamortized balance of the fees charged, was approximately $15,000 for the letters of credit outstanding at December 31, 2003.

OFF-BALANCE-SHEET ITEMS

At December 31, 2003 and 2002, the Bank had undisbursed loan commitments in the amount of approximately $74,382,000 and $49,739,000, respectively. The Bank makes commitments to extend credit in the normal course of business to meet the financing needs of its customers. Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total outstanding commitment amount does not necessarily represent future cash requirements. Standby letters of credit written are confidential commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers. The Bank anticipates no losses as a result of such transactions.

FEDERAL HOME LOAN BANK (FHLB) LINE OF CREDIT

The Bank had approximately $31,701,000 and $24,300,000 in loans pledged at the FHLB at December 31, 2003 and 2002, respectively.

FEDERAL RESERVE BANK DISCOUNT WINDOW

The Bank had approximately $456,000 and $867,000 in loans pledged at the Federal Reserve Bank at December 31, 2003 and 2002, respectively.

CORRESPONDENT BANK CREDIT LINES

The Bank has $8 million in unsecured Federal funds lines of credit with two correspondent banks.

NOTE 13 - STOCK OPTION PLAN

On March 18, 2003, the shareholders of the Company approved the Southwest Community Bancorp 2002 Stock Option Plan (the 2002 Plan"), which provided for the issuance of up to 1,500,000 (after giving effect for the 2-for-1 stock split in 2003 and the 3-for-2 stock split in 2004) shares of common stock. Under the 2002 Plan, the Company may grant both incentive and nonqualified stock options to its directors, officers and employees. Effective with the holding company reorganization on April 1, 2003, options outstanding under the prior stock option plan the Bank were exchanged for stock options under the 2002 plan.

All outstanding options were granted at prices equal to the fair market value on the day of the grant. Options granted vest at a rate of 20 percent per year for five years, and expire no later than ten years from the date of grant..

The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for 2003, 2002 and 2001, respectively: risk-free rates of 3.57%, 3.67% and 5.33%; dividend yields of 0% for all years presented, expected life of eight years for all years, and volatility of 35%, 18% and 26%.

The following summarizes information about stock options outstanding at December 31, 2003, 2002 and 2001. These tables have been retroactively adjusted for the 5-for-4 stock split in 2002, 2-for-1 stock split in 2003 and 3-for-2 stock split in 2004.

NOTE 13 - STOCK OPTION PLAN, CONTINUED

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

                                           2003                   2002                   2001
                                   --------------------   --------------------   --------------------
                                               WEIGHTED               WEIGHTED               WEIGHTED
                                               AVERAGE                AVERAGE                AVERAGE
                                               EXERCISE               EXERCISE               EXERCISE
                                    SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                   --------    --------   --------    --------   --------    --------
Outstanding at beginning of year    758,302    $   5.61    623,677    $   4.76    545,062    $   4.34
Options granted                     144,375       17.77    142,500        9.27     89,865        6.87
Options exercised                   (11,400)       5.33     (6,000)       4.40          -           -
Options forfeited                    (8,475)      13.26     (1,875)       6.40    (11,250)       6.40
                                   --------               --------               --------
Outstanding at end of year          882,802    $   7.53    758,302    $   5.61    623,677    $   4.76
                                   ========               ========               ========
Options available for grant
 end of year                        610,297                141,696                109,260
Options exercisable at year-end     530,721                447,010                326,775
Weighted-average fair value of
 options granted during the year               $   8.27               $   3.04               $   3.05

                  OPTIONS OUTSTANDING                      OPTIONS EXERCISABLE
------------------------------------------------------    --------------------
                                              WEIGHTED
                                 REMAINING    AVERAGE
    EXERCISE          NUMBER    CONTRACTUAL   EXERCISE      NUMBER     AVERAGE
     PRICE         OUTSTANDING  LIFE (YEARS)    PRICE    OUTSTANDING    PRICE
---------------    -----------  ------------  --------   -----------   -------
$ 3.55 - $ 4.63       406,162          4.2    $   3.81      397,725    $  3.79
$ 4.97 - $ 6.40        74,625          6.0        5.91       48,300       5.79
$ 6.67 - $ 7.60       123,615          7.2        7.18       56,196       7.13
$ 8.67                102,000          8.5        8.67       20,400       8.67
$10.67 - $13.00        44,400          8.7       11.18        8,100      10.79
$16.67 - $19.33       132,000          9.5       18.14            -          -
                    ---------    ---------    --------    ---------    -------
                      882,802          6.3    $   7.53      530,721    $  4.62
                    =========    =========    ========    =========    =======

NOTE 14 - JUNIOR SUBORDINATED DEBT

On April 22, 2003, we issued $8,248,000 of junior subordinated debt to the Trust established by us, which in turn issued $8,000,000 of trust preferred securities. The debt bears a variable rate of interest, which is reset quarterly, at the three-month LIBOR plus 3.15%, (the "Coupon Rate") provided the rate will not exceed 11.75% prior to June 26, 2008, and maturing in 30 years. The initial rate was 4.47% and the current Coupon Rate, as of the last reset on December 26, 2003, is 4.32%. Interest expense related to this borrowing totaled $249,000 for the year ended December 31, 2003, at an average rate of 4.36%.

Subject to percentage limitations, these securities are considered Tier 1 capital for regulatory purposes. However, as a result of the issuance of FIN 46 and FIN 46R, the Trust is not consolidated in these financial statements. The Federal Reserve Board has indicated that it would review the regulatory implications of this change in financial reporting and the continued inclusion of these amounts in regulatory capital. The Federal Reserve Board has advised bank holding companies to continue to report the amount of the trust preferred securities in regulatory reports as a minority interest and included in regulatory capital, subject to existing percentage limitations. See Note 18 - Regulatory Matters for information related to our capital ratios and the potential effect on our capital ratios if these amounts were not included in regulatory capital.

NOTE 15 - COMMON STOCK AND WARRANTS

In July 2002, the Company issued 634,620 shares of common stock in a unit offering that consisted of ten shares of common

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

stock and one warrant to purchase two shares of common stock, as adjusted for the two for one stock split on May 14, 2003. Net proceeds from the offering were $5,417,066. The warrants can be exercised at any time through April 30, 2007. At December 31, 2003, there were warrants outstanding to purchase 124,224 shares of common stock at the exercise price of $9.53 per share.

On January 16, 2002, the Board of Directors approved a five-for-four stock split of its common stock payable to shareholders of record on March 15, 2002. On April 16, 2003 the Board of Directors approved a two-for-one stock split of common stock payable to shareholders of record on May 14, 2003. On April 21, 2004, the Board of Directors approved a three-for-two stock split payable to shareholders of record on May 20, 2004. All outstanding shares, stock options and related per share earnings calculations included in these financial statements have been retroactively adjusted for these stock splits.

NOTE 16 - EARNINGS PER SHARE

The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute net income per share for the years ended December 31, 2003, 2002 and 2001:

                                                  2003                         2002                         2001
                                        ------------------------     ------------------------     ------------------------
                                          INCOME        SHARES         INCOME        SHARES         INCOME        SHARES
                                        ----------    ----------     ----------    ----------     ----------    ----------
                                                                      (DOLLARS IN THOUSANDS)
Net income as reported                  $    2,935             -     $    1,817             -     $      894             -
Shares outstanding at period end                 -     2,902,494              -     2,888,994              -     2,247,774
Impact of weighting shares
 issued during the period                        -        (4,336)             -      (303,192)             -             -
                                        ----------    ----------     ----------    ----------     ----------    ----------
  Used in basic earnings per share           2,935     2,898,158          1,817     2,585,802            894     2,247,774
Dilutive Effect of Outstanding
 Stock Options                                   -       570,466              -       315,756              -       209,436
                                        ----------    ----------     ----------    ----------     ----------    ----------
  Used in diluted earnings per share    $    2,935     3,468,624     $    1,817     2,901,558     $      894     2,457,210
                                        ==========    ==========     ==========    ==========     ==========    ==========
Basic net income per share              $     1.01                   $     0.70                   $     0.40
                                        ==========                   ==========                   ==========
Diluted net income per share            $     0.85                   $     0.63                   $     0.36
                                        ==========                   ==========                   ==========

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the statement of financial condition. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instruments. SFAS No. 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Bank.

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

The following table presents the carrying amounts and fair values of financial instruments at December 31, 2003 and 2002. SFAS No. 107 defines the fair value of a financial instrument as the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

                                                          DECEMBER 31, 2003      DECEMBER 31, 2002
                                                        --------------------   --------------------
                                                        CARRYING     FAIR      CARRYING     FAIR
                                                          VALUE      VALUE       VALUE      VALUE
                                                        --------   ---------   --------   ---------
                                                                   (DOLLARS IN THOUSANDS)
Financial Assets
  Cash and cash equivalents                             $114,547   $ 114,547   $ 99,032   $  99,032
  Interest bearing deposits in financial institutions        268         268         67          67
  Investment securities                                   23,852      23,876     15,130      15,168
  Loans, net                                             186,204     185,952    125,856     128,040
  Federal Home Loan Bank stock at cost                       542         542         76          76
  Accrued interest receivable                                859         859        657         657
Financial Liabilities
  Noninterest bearing demand                             236,641     236,641    180,597     180,597
  Interest bearing deposits                               71,738      71,750     51,398      52,478
  Junior subordinated debt                                 8,248       8,248
  Notes payable                                              200         200        576         576
  Accrued interest payable                                    20          20         24          24

                                              Notional    Cost to Cede    Notional   Cost to Cede
                                               Amount       or Assume      Amount      or Assume
                                              --------    ------------    --------   ------------
Off-Balance Sheet Instruments
  Commitments to extend credit
  and standby letters of credit               $ 78,294    $        783    $ 50,542   $        505

The following methods and assumptions were used in estimating fair value disclosures:

CASH AND CASH EQUIVALENTS

The carrying amounts approximate fair values due to the short-term nature of the assets.

INVESTMENT SECURITIES

Fair values are based upon quoted market prices, where available.

FEDERAL HOME LOAN BANK STOCK AT COST

The carrying amount approximates the fair value based on the redemption provisions of the Federal Home Loan Bank.

INTEREST-BEARING DEPOSITS IN FINANCIAL INSTITUTIONS

The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

LOANS

For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying amounts. The fair values for other loans (for example, fixed rate commercial real estate and rental property mortgage loans and commercial and industrial loans) are estimated using discounted cash flow analysis, based on interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Loan fair value estimates include judgments regarding future expected loss experience and risk characteristics. The carrying amount of accrued interest receivable approximates its fair value.

NOTE 17 - FAIR VALUE OF FINANCIAL INSTRUMENTS, CONTINUED

DEPOSITS

The fair values disclosed for demand deposits (for example, interest-bearing checking accounts and passbook accounts) are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). The fair values

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

for certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated contractual maturities on such time deposits. The carrying amount of accrued interest payable approximates fair value.

JUNIOR SUBORDINATED DEBT AND NOTES PAYABLE

The carrying amounts of the junior subordinated debt and the notes payable approximate fair value.

ACCRUED INTEREST

The carrying amounts of accrued interest approximate fair value.

OFF-BALANCE SHEET INSTRUMENTS

Fair values of loan commitments and financial guarantees are based upon fees currently charged to enter similar agreements, taking into account the remaining terms of the agreement and the counterparties' credit standing.

NOTE 18 - REGULATORY MATTERS

CAPITAL REQUIREMENTS

The Company and the Bank are subject to various regulatory capital requirements administered by the Federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital to average assets (as defined). Management believes, as of December 31, 2003, that the Company and the Bank meet all capital adequacy requirements to which it is subject. As of December 31, 2003, the most recent notification from the regulatory agencies categorized the Company and the Bank as well-capitalized under the regulatory framework for prompt corrective action (there are no conditions or events since that notification that management believes have changed the Company's or the Bank's category). To be categorized as well-capitalized, the Company and the Bank must maintain minimum ratios as set forth in the table below.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

NOTE 18 - REGULATORY MATTERS, CONTINUED

The following table also sets forth the Company's and the Bank's actual capital amounts and ratios:

                                                                                     MINIMUM TO BE WELL
                                                                                     CAPITALIZED UNDER
                                                                MINIMUM FOR CAPITAL  PROMPT CORRECTIVE
                                                    ACTUAL       ADEQUACY PURPOSES   ACTION PROVISIONS
                                             ----------------   -------------------  ------------------
                                              AMOUNT    RATIO     AMOUNT    RATIO     AMOUNT    RATIO
                                             --------   -----    --------   -----    --------   -----
                                                               (DOLLARS IN THOUSANDS)
SOUTHWEST COMMUNITY BANCORP
AS OF DECEMBER 31, 2003:
  Total capital (to risk-weighted assets)    $ 31,014    13.5%   $ 18,396     8.0%   $ 22,995    10.0%
  Tier 1 capital (to risk-weighted assets)     27,337    11.9%      9,198     4.0%     13,797     6.0%
  Tier 1 capital (to average assets)           27,337     8.7%     12,583     4.0%     15,729     5.0%
SOUTHWEST COMMUNITY BANK
AS OF DECEMBER 31, 2003:
  Total capital (to risk-weighted assets)    $ 27,296    12.1%   $ 18,057     8.0%   $ 22,571    10.0%
  Tier 1 capital (to risk-weighted assets)     24,785    11.0%      9,028     4.0%     13,543     6.0%
  Tier 1 capital (to average assets)           24,785     8.0%     12,445     4.0%     15,557     5.0%
AS OF DECEMBER 31, 2002:
  Total capital (to risk-weighted assets)    $ 19,205    12.3%   $ 12,451     8.0%   $ 15,564    10.0%
  Tier 1 capital (to risk-weighted assets)     17,407    11.2%      6,225     4.0%      9,338     6.0%
  Tier 1 capital (to average assets)           17,407     7.5%      9,294     4.0%     11,617     5.0%

As disclosed in Note 14 - Junior Subordinated Debt, subject to percentage limitations, the proceeds from the issuance of trust preferred securities are considered Tier 1 capital by the Company for regulatory purposes. However, as a result of the issuance of FIN 46 and FIN 46R, the Trust is not consolidated in these financial statements and therefore the proceeds received by the Company from the Trust are reported as junior subordinated debt. The Federal Reserve Board has indicated that it would review the regulatory implications of this change in financial reporting and the continued inclusion of these amounts in regulatory capital. The Federal Reserve Board has advised bank holding companies to continue to report the amount of the trust preferred securities in regulatory reports as a minority interest and thereby included in Tier 1 capital. If none of the proceeds from the trust preferred securities were included in the Company's regulatory capital, the capital ratios would be: Total capital (to risk-weighted assets) - 10.0%, Tier 1 capital (to risk-weighted assets) - 8.9% and Tier 1 capital (to average assets) - 6.5%. There would not be any affect on the capital ratios of the Bank.

DIVIDEND RESTRICTIONS

Holders of Company common stock are entitled to receive dividends declared by the Board of Directors out of funds legally available under certain federal laws and regulations governing the banking and financial service business. The ability of the Company to obtain funds for the payment of dividends is dependent upon the subsidiaries earnings and is limited by various state and federal statutes and regulations.

The California Financial Code provides that a bank may not make a cash distribution to its shareholders in excess of the lesser of the bank's undivided profits or the bank's net income for its last three fiscal years less the amount of any distribution made by the bank to shareholders during the same period. Based on this limitation, the amount available in the Bank for payment of dividends as of December 31, 2003 was approximately $4,600,000.

FDIC INSURANCE

The FDIC is a U.S. Government corporation that insures the deposits of Federal Reserve System member banks and non-member banks. The FDIC provides insurance on deposits up to $100,000. In return for this protection, the Bank pays an assessment based on total deposits. The FDIC is responsible for supervision of state chartered, FDIC insured banks that are not members of the Federal Reserve System. The Bank is a state chartered, non-member bank.

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

NOTE 19 - CONDENSED FINANCIAL INFORMATION OF PARENT COMPANY ONLY

                             (DOLLARS IN THOUSANDS)

                                                                                DECEMBER 31,
                                                                                    2003
                                                                                ------------
CONDENSED BALANCE SHEET
Assets:
Cash                                                                            $         88
Investment in subsidiaries                                                            26,809
Other assets                                                                             319
                                                                                ------------
   Total Assets                                                                 $     27,216
                                                                                ============
Liabilities:
Accrued interest                                                                $          6
Junior subordinated debt                                                               8,248
                                                                                ------------
   Total liabilities                                                                   8,254
Shareholders' equity                                                                  18,962
                                                                                ------------
   Total liabilities and shareholders' equity                                   $     27,216
                                                                                ============

                                                                                 YEAR ENDED
                                                                                DECEMBER 31,
                                                                                    2003
                                                                                ------------
CONDENSED STATEMENT OF INCOME
Dividend income from subsidiaries                                               $        300
Other income                                                                               3
                                                                                ------------
   Total income                                                                          303
                                                                                ------------
Interest expense                                                                         249
Other expenses                                                                            85
                                                                                ------------
   Total expense                                                                         334
                                                                                ------------
Income before income taxes and equity in undistributed income of subsidiaries            (31)
Income tax benefit                                                                      (136)
                                                                                ------------
Income before equity in undistributed income of subsidiaries                             105
Equity in undistributed income of subsidiaries                                         2,830
                                                                                ------------
   Net Income                                                                   $      2,935
                                                                                ============

                                                                                 YEAR ENDED
                                                                                DECEMBER 31,
                                                                                    2003
                                                                                ------------
CONDENSED STATEMENT OF CASH FLOWS
Net income                                                                      $      2,935
Change in other assets                                                                  (319)
Change in accrued interest payable                                                         6
Undistributed income of subsidiaries                                                  (2,830)
                                                                                ------------
    Cash flows used in operating activities                                             (208)
                                                                                ------------
Investment in subsidiaries                                                            (7,750)
Investment in trust                                                                     (248)
                                                                                ------------
    Cash flows used in investing activities                                           (7,998)
                                                                                ------------
Issuance of junior subordinated debt                                                   8,248
Proceeds from exercise of common stock warrants and options                               46
                                                                                ------------
    Cash flows provided by financing activities                                        8,294
                                                                                ------------
Net increase in cash and cash equivalents                                                 88
Cash and cash equivalents at beginning of period                                           -
                                                                                ------------
Cash and cash equivalents at end of period                                      $         88
                                                                                ============

NOTE 20 - REPORTABLE BUSINESS SEGMENTS

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

The following disclosure about segments of the Company is made in accordance with the requirements of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The Company consists of two reportable business segments: banking, which includes the activities of the holding company and the subsidiary bank; and data processing, which includes the activities of FDSI. The holding company is included with the bank because its assets, liabilities and expenses are primarily related to the issuance of the trust preferred securities, the proceeds of which were primarily invested in the bank. The other column primarily consists of the elimination of interest income and interest expense related to inter-company loans and deposits and data processing fees for inter-company services.

                                                                DATA
YEAR ENDED DECEMBER 31, 2003                      BANKING    PROCESSING      OTHER        TOTAL
                                                 ---------   ----------    ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Interest Income                                  $  13,286   $        5    $     (19)   $  13,272
Interest Expense                                       978           36          (19)         995
                                                 ---------   ----------    ---------    ---------
Net interest income                                 12,308          (31)           -       12,277
Provision for loan losses                              800                                    800
Noninterest Income                                   4,551        4,994         (337)       9,208
Noninterest Expense                                 11,198        4,800         (257)      15,741
                                                 ---------   ----------    ---------    ---------
Income before income taxes & minority interest       4,861          163          (80)       4,944
Less minority interest                                               80          (80)           -
Income taxes                                         2,009                                  2,009
                                                 ---------   ----------    ---------    ---------
Net income                                       $   2,852   $       83    $       -    $   2,935
                                                 =========   ==========    =========    =========
Total Assets                                     $ 335,969   $    3,379    $    (533)   $ 338,815
                                                 =========   ==========    =========    =========

                                                                DATA
YEAR ENDED DECEMBER 31, 2002                      BANKING    PROCESSING      OTHER        TOTAL
                                                 ---------   ----------    ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Interest Income                                  $   9,154   $        3    $     (35)   $   9,122
Interest Expense                                     1,011           72          (35)       1,048
                                                 ---------   ----------    ---------    ---------
Net interest income                                  8,143          (69)           -        8,074
Provision for loan losses                              655                                    655
Noninterest Income                                   3,892        4,596         (259)       8,229
Noninterest Expense                                  8,734        4,036          (18)      12,752
                                                 ---------   ----------    ---------    ---------
Income before income taxes & minority interest       2,646          491         (241)       2,896
Less minority interest                                              241         (241)           -
Income taxes                                         1,078            1                     1,079
                                                 ---------   ----------    ---------    ---------
Net income                                       $   1,568   $      249    $       -    $   1,817
                                                 =========   ==========    =========    =========
Total Assets                                     $ 248,638   $    3,967    $  (1,707)   $ 250,898
                                                 =========   ==========    =========    =========

                                                                DATA
YEAR ENDED DECEMBER 31, 2001                      BANKING    PROCESSING      OTHER        TOTAL
                                                 ---------   ----------    ---------    ---------
                                                              (DOLLARS IN THOUSANDS)
Interest Income                                  $   7,620   $        2    $     (45)   $   7,577
Interest Expense                                     1,685           86          (45)       1,726
                                                 ---------   ----------    ---------    ---------
Net interest income                                  5,935          (84)           -        5,851
Provision for loan losses                              460                                    460
Noninterest Income                                   2,460        3,197         (197)       5,460
Noninterest Expense                                  6,926        3,053         (168)       9,811
                                                 ---------   ----------    ---------    ---------
Income before income taxes & minority interest       1,009           60          (29)       1,040
Less minority interest                                               29          (29)           -
Income taxes                                           146                                    146
                                                 ---------   ----------    ---------    ---------
Net income                                       $     863   $       31    $       -    $     894
                                                 =========   ==========    =========    =========
Total Assets                                     $ 121,353   $    2,265    $    (544)   $ 123,074
                                                 =========   ==========    =========    =========

NOTE 21 - SUBSEQUENT EVENT

                  SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 2003, 2002 AND 2001

A Buy-Sell Agreement between FDSI, the Company and the minority shareholder provides that in the event either shareholder wished to sell or transfer ownership of its shares to another company, FDSI or the non-selling shareholder may elect to purchase the shares of the selling shareholder at the current value as determined by an independent appraisal. In January 2004, the minority shareholder was acquired by another financial institution and on February 18, 2004, the Company's Board of Directors approved the purchase of all of the shares of the minority shareholder for $3,350,000 in cash. The purchase was completed on February 26, 2004. Funding for the purchase by the Company came from a $2,000,000 loan from an unrelated financial institution and a $1,350,000 dividend from the Bank.

NOTE 22 - SUBSEQUENT EVENT

On April 21, 2004, the Board of Directors declared a three-for-two split of the Company's common shares to shareholders of record as of May 20, 2004 and payable on or about June 4, 2004. All outstanding shares, stock options and related per share calculations included in these financial statements have been retroactively adjusted for this stock split.

                           SOUTHWEST COMMUNITY BANCORP

                         UNAUDITED FINANCIAL STATEMENTS
                      FOR THE QUARTER ENDED MARCH 31, 2004

                                      F2-1

SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)

                                                              MARCH 31,
                                                                2004
                                                             -----------
                                                             (UNAUDITED)
ASSETS
Cash and due from banks                                       $   90,631
Federal funds sold                                                24,160
                                                              ----------
Cash and cash equivalents                                        114,791

Interest-bearing deposits in financial institutions                  167
Investment securities available-for-sale                          22,043
Investment securities held-to-maturity                               533

Loans, net of unearned income                                    211,642
Less allowance for loan losses                                     2,866
                                                              ----------
Net loans                                                        208,776

Premises and equipment                                             4,359
Federal Home Loan Bank  stock at cost                                970
Cash surrender value of life insurance                             4,173
Other assets                                                       7,078
                                                              ----------
Total Assets                                                  $  362,890
                                                              ==========

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing demand                                    $  259,954
Money market and NOW                                              51,861
Savings                                                            6,803
Time deposits under $100,000                                       4,558
Time deposits $100,000 and over                                    6,957
                                                              ----------
Total Deposits                                                   330,133

Accrued interest and other liabilities                             2,034
Junior subordinated debt                                           8,248
Notes payable                                                      2,181
Minority interest in subsidiary                                        -
                                                              ----------
Total Liabilities                                                342,596
                                                              ----------

SHAREHOLDERS' EQUITY

Common stock, no par value, 28,125,000 shares
   authorized, 2,918,056 and 2,902,494 shares issued
   and outstanding in 2004 and 2003, respectively                 14,756
Retained earnings                                                  5,458
Accumulated other comprehensive income (loss)                         80
Total Shareholders' Equity                                        20,294
                                                              ----------
Total Liabilities and Shareholders' Equity                    $  362,890
                                                              ==========

The accompanying notes are an integral part of these financial statements

                                      F2-2

SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                         THREE MONTHS ENDED MARCH 31,
                                                           2004               2003
                                                           ----               ----
                                                                 (UNAUDITED)
INTEREST INCOME
Interest and fees on loans                               $  3,780           $  2,640
Investment securities                                         217                186
Federal funds sold and other                                   42                 72
                                                         --------           --------
          Total interest income                             4,039              2,898
                                                         --------           --------

INTEREST EXPENSE
Deposits                                                      164                170
Borrowings                                                    115                  8
                                                         --------           --------
          Total interest expense                              279                178
                                                         --------           --------
          Net interest income                               3,760              2,720
Provision for loan losses                                     300                190
                                                         --------           --------
          Net interest income after provision               3,460              2,530
                                                         --------           --------

NONINTEREST INCOME
Fees and service charges                                    1,008                744
Data processing income                                      1,242              1,103
Gain on sale of SBA loans                                     256                211
Gain on sale of securities                                      -                 74
Other income                                                  124                108
                                                         --------           --------
          Total noninterest income                          2,630              2,240
                                                         --------           --------

NONINTEREST EXPENSE
Salaries and employee benefits                              2,390              2,121
Occupancy & Equipment                                         933                795
Other                                                         943                733
                                                         --------           --------
          Total noninterest expense                         4,266              3,649
                                                         --------           --------
Income before income taxes                                  1,824              1,121
Income taxes                                                  728                452
                                                         --------           --------
          Net income                                     $  1,096           $    669
                                                         ========           ========

Basic earnings per common share                          $   0.38           $   0.23
                                                         ========           ========

Diluted earnings per common share                        $   0.31           $   0.20
                                                         ========           ========

The accompanying notes are an integral part of these financial statements

                                      F2-3

SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY AND COMPREHENSIVE INCOME (DOLLARS IN THOUSANDS)

                                                                                                ACCUMULATED
                                              COMMON STOCK                                        OTHER
                                         ----------------------    COMPREHENSIVE   RETAINED    COMPREHENSIVE
                                          SHARES       AMOUNT         INCOME       EARNINGS       INCOME          TOTAL
                                          ------       -----       -------------   --------    -------------      -----
Balance, December 31, 2002               2,888,994    $  14,595                    $  1,427    $         155    $  16,177
Options exercised                            4,500           29                                                        29
Comprehensive income:
   Net income                                                      $         669        669                           669
   Net unrealized loss on securities
     net of tax benefit of $15                                               (21)                        (21)         (21)
   Reclassification adjustment for
     realized gains, net of tax of $30                                       (44)                        (44)         (44)
                                                                   -------------
   Total comprehensive income                                      $         604
                                         ---------    ---------    =============   --------    -------------    ---------
Balance, March 31, 2003 (unaudited)      2,893,494    $  14,624                    $  2,096    $          90    $  16,810
                                         =========    =========                    ========    =============    =========

Balance, December 31, 2003               2,902,494    $  14,676                    $  4,362    $         (76)   $  18,962
Options exercised                           15,562           80                                                        80
Comprehensive income:
   Net income                                                      $       1,096      1,096                         1,096
  Net unrealized gain on securities
       net of tax of $109                                                    156                         156          156
                                                                   -------------
   Total comprehensive income                                      $       1,252
                                         ---------    ---------    =============   --------    -------------    ---------
Balance, March 31, 2004 (unaudited)      2,918,056    $  14,756                    $  5,458    $          80    $  20,294
                                         =========    =========                    ========    =============    =========

The accompanying notes are an integral part of these financial statements

                                      F2-4

SOUTHWEST COMMUNITY BANCORP AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(DOLLARS IN THOUSANDS)

                                                                THREE MONTHS ENDED MARCH 31,
                                                                    2004           2003
                                                                    ----           ----
                                                                        (UNAUDITED)
OPERATING ACTIVITIES
Net Income                                                       $    1,096     $      669
     Depreciation and amortization                                      398            329
     Amortization/accretion of premiums/discounts on
          investment securities, net                                     64             18
     Provision for loan losses                                          300            190
     Gain on sale of investment securities                                -            (74)
     Deferred income tax benefit                                       (213)           (96)
     Increase in cash value of life insurance                           (44)           (47)
     Net change in other assets and liabilities                         146            552
                                                                 ----------     ----------
               Net Cash Provided by Operating Activities              1,747          1,541
                                                                 ----------     ----------

INVESTING ACTIVITIES
Change in deposits in other financial institutions, net                 101           (200)
Purchase/redemption of FHLB stock, net                                 (428)            (1)
Purchase of investment securities available-for-sale                      -         (9,845)
Proceeds from sales and maturities of investment securities
     available-for-sale                                               1,366          8,083
                                                                        111            280
Purchases of premises and equipment                                    (280)          (976)
Net increase in loans                                               (22,872)       (14,894)
Investment in trust                                                       -           (248)
Purchase of minority interest in FDSI                                (3,350)             -
Change in minority investment in subsidiary                              15             16
                                                                 ----------     ----------
               Net Cash Used in Investing Activities                (25,337)       (17,785)

FINANCING ACTIVITIES
Net increase in deposits                                             21,754          8,396
Proceeds from borrowing                                               2,000              -
Proceeds from exercise of stock options                                  80             29
                                                                 ----------     ----------
               Net Cash Provided by Financing Activities             23,834          8,425
                                                                 ----------     ----------

Net Increase in Cash and Cash Equivalents                               244         (7,819)
Cash and Cash Equivalents at Beginning of Period                    114,547         99,032
                                                                 ----------     ----------
Cash and Cash Equivalents at End of Period                       $  114,791     $   91,213
                                                                 ==========     ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash Paid for Interest                                           $      271     $      183
                                                                 ==========     ==========
Cash Paid for Taxes                                              $      350     $        -
                                                                 ==========     ==========

NON-CASH INVESTING ACTIVITIES
Net Change in Accumulated Other Comprehensive Income             $     (231)    $       24
                                                                 ==========     ==========

                                      F2-5

SOUTHWEST COMMUNITY BANCORP
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      The accounting and reporting policies of Southwest Community Bancorp and subsidiaries conform to accounting principles generally accepted in the United States of America and to general practices followed by the banking industry. In the opinion of management, the unaudited consolidated financial statements contain all (consisting of only normal recurring adjustments) adjustments necessary to present fairly the Company's consolidated financial position at March 31, 2004 and results of operations and changes in cash flows for the three month periods ended March 31, 2004 and 2003.

      Certain information and footnote disclosures normally presented in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been omitted. These interim consolidated financial statements should be read in conjunction with the consolidated financial statements for the year ended December 31, 2003 included in the Company's Annual Report on Form 10-K.

NATURE OF OPERATIONS

      Southwest Community Bancorp ("Southwest Community" or "holding company" on a parent -only basis and the "Company" "we" or "our" on a consolidated basis) is a bank holding company that was incorporated on December 4, 2002, under the laws of the State of California for the purpose of becoming the holding company for Southwest Community Bank (the "Bank") and the Bank's majority-owned subsidiary, Financial Data Solutions, Inc. ("FDSI"). The holding company reorganization was consummated on April 1, 2003.

      The Bank began operations on December 1, 1997, as a state-chartered bank and currently operates eight branch offices within San Diego, Orange, Riverside and San Bernardino Counties and a loan production office in Los Angeles County. The Bank's primary source of revenue is from providing loans to customers who are predominately small and middle-market businesses. In November 1998, the Bank began a subsidiary operation, FDSI, which provides a variety of data processing services to the financial services industry. In May 2003, the Bank transferred its 51% equity interest in FDSI to the holding company. In February 2004, the holding company acquired the 49% minority interest.

PRINCIPLES OF CONSOLIDATION

      The accompanying consolidated financial statements include the accounts of the Company, the Bank and FDSI. All material intercompany balances and transactions have been eliminated in consolidation. Minority interest in prior periods represented a minority shareholder's 49% share of the equity of FDSI. On February 26, 2004, the Company purchased the minority interest for $3,350,000 in cash. The consolidated financial statements do not include the accounts of Southwest Community Statutory Trust I (the "Trust"), a business trust formed to issue trust preferred securities. The Company's investment in the Trust is carried as an investment in other assets and the funds borrowed from the Trust are presented as junior subordinated debt. For regulatory purposes the proceeds from issuance of the junior subordinated debt, subject to percentage limitations, are considered Tier 1 capital.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Material estimates that are subject to change include the carrying value of financial instruments such as investment securities, loans, deposits, borrowings and commitments to extend credit. Material estimates that are subject to change also include the allowance for loan losses and the valuation of loan collateral and any foreclosed assets.

      If the values of financial instruments carried as assets become impaired due to the fair value declining below the recorded value, we may be required to provide an allowance for loss or write off the instrument by an expense charge in our income statement. Also, if our obligations to third parties increased above our recorded liabilities, we may have to increase the carrying value of those liabilities by an expense charge in our income statement.

                                      F2-6

ALLOWANCE FOR LOAN LOSSES

      The allowance for loan losses is maintained at a level which, in management's judgment, is adequate to absorb credit losses inherent in the loan portfolio. The allowance is based on management's continuing review and evaluation of the loan portfolio, including the nature of the portfolio, credit concentrations, trends in historical loss experience, specific impaired loans, and economic conditions. While management uses available information to provide for an allowance for loan losses, additional provisions to the allowance may be necessary based on future changes in the factors used to evaluate the loan portfolio.

NOTE 2 - EARNINGS PER SHARE

      The following is a reconciliation of net income and shares outstanding to the income and number of shares used to compute net income per share for the periods presented:

                                                MARCH 31, 2004                MARCH 31, 2003
                                            ----------------------         ---------------------
                                             INCOME       SHARES            INCOME      SHARES
                                             ------       ------            ------      ------
Net income as reported                      $  1,096             -         $    669            -

Shares outstanding at period  end                  -     2,918,056                -    2,893,494
Impact of weighting shares
  issued during the period                         -        (3,321)               -       (2,950)
                                            --------     ---------         --------    ---------

     Used in basic earnings per share          1,096     2,914,735              669    2,890,544

Dilutive Effect of Outstanding
  Stock Options                                    -       620,585                -      513,346
                                            --------     ---------         --------    ---------

     Used in diluted earnings per share     $  1,096     3,535,320         $    669    3,403,890
                                            ========     =========         ========    =========

Basic net income per share                  $   0.38                       $   0.23
                                            ========                       ========

Diluted net income per share                $   0.31                       $   0.20
                                            ========                       ========

NOTE 3 - STOCK-BASED COMPENSATION

      SFAS No. 123, "Accounting for Stock-Based Compensation," encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board Opinion No. 25 ("APB 25"), "Accounting for Stock Issued to Employees," and related Interpretations. Accordingly, compensation cost for stock options is measured as the excess, if any, of the quoted market price of the Company's stock at the date of the grant over the amount an employee must pay to acquire the stock.

      Had compensation cost for the Company's stock option plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                      F2-7

                                                                         THREE MONTHS ENDED MARCH 31,
                                                                          2004                2003
                                                                          ----                ----
Net income as reported                                                   $ 1,096             $   669
     Stock-based compensation using the intrinsic value method                 -                   -
     Stock-based compensation that would have been reported using
       the fair value  method of SFAS 123                                    (65)                (35)
                                                                         -------             -------
Pro forma net income                                                     $ 1,031             $   634
                                                                         =======             =======

Basic earnings per share:
     As reported                                                         $  0.38             $  0.23
     Pro forma                                                              0.35                0.22

Diluted earnings per share:
     As reported                                                         $  0.31             $  0.20
     Pro forma                                                              0.29                0.19

NOTE 4 - RECENT ACCOUNTING PRONOUNCEMENTS

      In March 2004, the Financial Accounting Standards Board ("FASB") issued an exposure draft entitled "Share-Based Payment, an amendment of FASB Statements No. 123 and 95." This proposed statement would eliminate the ability to account for stock-based compensation using APB 25 and require such transactions be recognized as compensation expense in the income statement based on their fair values at the date of grant. Companies transitioning to fair value based accounting for stock-based compensation will be required to use the "modified prospective" method whereby companies must recognize equity compensation cost from the beginning of the year in which the recognition provisions are first applied as if the fair value method had been used to account for all equity compensation awards granted, modified, or settled in fiscal years beginning after December 31, 1994. As proposed, this statement would be effective for the Company on January 1, 2005. The proposal is controversial and subject to public comment. Accordingly, the provisions of the final statement, which the FASB expects to issue in late 2004, could significantly differ from those proposed in the exposure draft.

NOTE 5 - SUBSEQUENT EVENT

      On April 21, 2004, the Board of Directors declared a three-for-two split of the Company's common shares to shareholders of record as of May 20, 2004 and payable on or about June 4, 2004. The pending distribution is subject to regulatory approval; therefore the outstanding shares, stock options and related per share earnings calculations in this report have not been retroactively adjusted.

                                      F2-8

                                                       [SOUTHWEST BANCORP LOGO]

                                         5810 EL CAMINO REAL
                                         CARLSBAD, CALIFORNIA 92008
                                         PHONE (760) 918-2616

                                         ____________ SHARES OF COMMON STOCK
                                         $_________ PER SHARE
                                         MINIMUM SUBSCRIPTION - ____ SHARES

                                         OFFERING CIRCULAR

                                                              JULY __, 2004

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the estimated costs and expenses payable in connection with the sale of the common stock being registered, all of which will be paid by the Registrant:

                                                               AMOUNT
                                                        ---------------------
SEC registration fee                                    $       1,900

Printing expenses                                              30,000

Legal fees and expenses                                        65,000

Accounting fees and expenses                                   20,000

Blue sky fees and expenses                                      6,000

Registrar and Transfer Agent fees and expenses                  3,000

Engraving expenses                                              3,000

Marketing and postage expenses                                 10,000

Miscellaneous                                                  11,100
                                                        ---------------------
Total                                                   $

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Our Articles of Incorporation provides that we shall eliminate the liability of our directors for monetary damages to the fullest extent permissible under California law. Article Six of our Articles of Incorporation and Article VI of our Bylaws provides that we shall indemnify each of our directors and officers for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such person was an "agent" of Southwest Community to the fullest extent permissible under California law. Our Articles of Incorporation and Bylaws also provide that we are authorized to provide indemnification for our agents to the extent permissible under California law. In both cases, indemnification for breach of duty may be in excess of that expressly permitted by Section 317 of the California General Corporation Law. Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of a corporation in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise. Section 317 mandates indemnification of an agent for expenses where the agent's defense is successful on the merits. In other cases,
Section 317 allows a corporation to indemnify an agent for expenses, judgments, fines, settlements and other amounts actually and reasonably incurred if the agent acted in good faith and in a manner the agent believed to be in the best interests of the corporation and its shareholders. Such indemnification must be authorized by: (i) a majority vote of a quorum of the board of directors consisting of directors who are not parties to the proceedings; (ii) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (iii) the court in which the proceeding is or was pending upon application by designated parties. Under certain circumstances, a corporation can indemnify an agent even when the agent is found liable.
Section 317 also allows a corporation to advance expenses to an agent for certain actions upon receiving an undertaking by the agent that he or she will reimburse the corporation if it is later determined that he or she is not entitled to be indemnified.

      In January 2003, we entered into Indemnification Agreements with each of our directors pursuant to which we agreed to indemnify each director for expenses, judgments, fines, settlements and other amounts incurred in connection with any proceeding arising by reason of the fact that such director was our "agent" to the fullest extent permissible under California law, subject to the terms and conditions of the Indemnification Agreements. The indemnification provisions also apply to liability under the Federal Securities Laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

      At present, we are not aware of any pending or threatened litigation or proceeding involving our directors, officers, employees or agents in which indemnification would be required or permitted. We believe that our Articles of Incorporation and Bylaws provisions and Indemnification Agreements with our directors are necessary to attract and retain qualified persons as directors and officers.

      We maintain directors and officers' liability insurance for the benefit of our directors and certain of our officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

      During the five year period ending June 1, 2004, we issued the following securities, none of which have been registered under the Securities Act. All share numbers and per share prices have been adjusted to reflect our 5-for-4 stock split in 2002, 2-for-1 stock split in 2003 and 3-for-2 stock split effective May 20, 2004.

      On April 1, 2003, the holding company reorganization was consummated. In connection with the reorganization, all of the issued and outstanding shares of SWCB common stock (2,894,094 shares) were converted into shares of Southwest Community common stock and all of the issued and outstanding warrants (125,724 warrants) to purchase shares of SWCB common stock were converted into warrants to purchase shares of Southwest Community common stock on a one-for-one basis. Additionally, all stock options granted under SWCB's stock option plan were converted into stock options under Southwest Community's stock option plan on a one-for-one basis. The issuance of Southwest Community common stock, warrants and stock options in connection with the reorganization was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(12) thereof. Section 3(a)(12) exempts from the registration requirements under the Securities Act the issuance of equity securities in connection with an acquisition by a holding company of a bank if: (a) the acquisition occurs solely as part of a reorganization in which security holders exchange their shares of bank stock for shares of a newly formed holding company with no significant assets other than securities of the bank; (b) the security holders receive, after the reorganization, substantially the same proportional share interests in the holding company as they held in the bank; (c) the rights and interests of the security holders in the holding company are substantially the same as those in the bank, other than as may be required by law; and (d) the holding company has substantially the same assets and liabilities, on a consolidated basis, as the bank had prior to the transaction. The holding company reorganization of Southwest Community was structured in such a way as to satisfy each of the foregoing requirements under Section 3(a)(12).

      During 2000 through December 31, 2003, we issued a total of 29,775 shares of our common stock without registration under the Securities Act upon exercise of stock options pursuant to the Southwest Community Bancorp 2002 Stock Option Plan. The per share exercise price of the stock options exercised during this period ranged from $3.55 to $6.40. The aggregate proceeds were $133,100. The issuances of common stock were exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(2) thereof for issuances prior to April 1, 2003, the effective date of the reorganization, and pursuant to Rule 701 of the Securities Act thereafter. Section 3(a)(2) exempts from the registration requirements under the Securities Act securities issued by banks. The holding company reorganization was consummated on April 1, 2003. Accordingly, since the common stock issued by SWCB prior to that date were bank securities, the issuance of those securities were exempt from registration pursuant to Section 3(a)(2). After the holding company reorganization, the issuances of the common stock were exempt under Rule 701. That rule exempts from the registration requirements securities issued by companies that are not subject to the reporting requirements of the Exchange Act and meet certain other requirements. The issuance of shares of common stock under the Southwest Community Bancorp 2002 Stock Option Plan were in compliance with the requirements of Rule 701 and, therefore, exempt from registration.

      In April 2003 we raised approximately $8.0 million in net proceeds from the sale of "trust preferred" securities, due April 22, 2033. The sale of the trust preferred securities was exempt from the registration requirements of the Securities Act pursuant to Regulation D. The offering was made to accredited investors only, conducted in a manner that did not involve any general solicitation or advertisements and met the other requirements under Regulation D. For additional information concerning the Company's issuance of trust preferred securities through its trust subsidiary, please refer to "BUSINESS -- Southwest Community Bancorp."

      In July 2002 SWCB consummated the sale of approximately 126,924 units (each unit consisting of five shares of common stock and one warrant to purchase one share of common stock) in connection with our 2002 Unit Offering. The aggregate proceeds were $5,417,066. The sale of the units was exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(2) thereof. Section 3(a)(2) exempts from the registration requirements under the Securities Act securities issued by banks. Accordingly, since the units issued by SWCB were bank securities, the issuance of those securities were exempt from registration pursuant to Section 3(a)(2).

      Since July 2002 through December 31, 2003, we issued a total of 2,700 shares of our common stock pursuant to the exercise of warrants issued in our 2002 Unit Offering. The aggregate proceeds were $25,740. The issuances of common stock prior to April 1, 2003 were exempt from the registration requirements of the Securities Act pursuant to Section 3(a)(2) thereof, and pursuant to Section 4(2) thereafter. Section 3(a)(2) exempts from the registration requirements under the Securities Act securities issued by banks. Accordingly, since the common stock issued by SWCB prior to April 1, 2003 (the effective date of the holding company reorganization) were bank securities, the issuance of those securities were exempt from registration pursuant to Section 3(a)(2). After the holding company reorganization, the issuances of the common stock were exempt pursuant to Section 4(2). That section exempts from the registration requirements securities issued by a company not involving any public offering. The issuance of shares of common stock upon exercise of warrants did not involve any public offering in compliance with the requirements of Section 4(2) and, therefore, was exempt from registration.

      None of the transactions described in this Item 15 involved any underwriters, underwriting discounts or commissions.

ITEM 16.    EXHIBITS

EXHIBIT
NUMBER                             DESCRIPTION OF EXHIBIT
-------                            ----------------------
3.1         Articles of Incorporation of Southwest Community Bancorp, as amended
            May 20, 2004; restated for filing pursuant to S-K Item 601(b)(3)

3.2         Bylaws of Southwest Community Bancorp (filed as Exhibit 3.2 to the
            Company's Registration Statement on Form 10 filed on January 12,
            2004 and incorporated herein by reference)

4.1 Indenture dated as of April 22, 2003 by and between the Registrant and U.S. Bank National Association, as Trustee (filed as Exhibit 4.1 to the Company's Registration Statement on Form 10 filed on January
            12, 2004 and incorporated herein by reference)

4.2         Form of Floating Rate Junior Subordinated Deferrable Interest
            Debentures (included as Exhibit A to Exhibit 4.1 to the Company's
            Registration Statement on Form 10 filed on January 12, 2004 and incorporated herein by reference)

4.3         Amended and Restated Declaration of Trust of Southwest Community
            Statutory Trust I dated as of April 22, 2003, among the Registrant,
            U.S. Bank National Association, as Institutional Trustee, and Frank
            J. Mecardante, James Lemery and Paul M. Weil, as Administrators
            (filed as Exhibit 4.3 to the Company's Registration Statement on
            Form 10 filed on January 12, 2004 and incorporated herein by reference)

4.4         Form of Common Security Certificate of Southwest Community Statutory
            Trust I (included as Exhibit A-1 to Exhibit 4.3 to the Company's
            Registration Statement on Form 10 filed on January 12, 2004 and incorporated herein by reference)

4.5         Guarantee Agreement dated as of April 22, 2003 between the
            Registrant, as Guarantor, and U.S. Bank National Association, as
            Guarantee Trustee (filed as Exhibit 4.5 to the Company's
            Registration Statement on Form 10 filed on January 12, 2004 and incorporated herein by reference)

4.6         Form of Warrant Certificate (filed as Exhibit 4.6 to the Company's
            Registration Statement on Form 10 filed on January 12, 2004 and incorporated herein by reference)

5.1*        Opinion of Horgan, Rosen, Beckham & Coren, L.L.P.

10.1.1      Southwest Community Bancorp 2002 Stock Option Plan (filed as Exhibit
            10.1 to the Company's Registration Statement on Form 10 filed on
            January 12, 2004 and incorporated herein by reference)

10.1.2      Amendment No. 1 to Southwest Community Bancorp 2002 Stock Option
            Plan dated May 19, 2004


10.2        Form of Stock Option Agreement (filed as Exhibit 10.2 to the
            Company's Registration Statement on Form 10 filed on January 12,
            2004 and incorporated herein by reference)

10.3        Employment Agreement dated January 29, 1998 with Frank J.
            Mercardante (filed as Exhibit 10.3 to the Company's Pre-Effective
            Amendment No. 1 to Registration Statement on Form 10 filed on March
            11, 2004 and incorporated herein by reference)

10.4        Extension and Modification of Employment Agreement dated August 20,
            2001 with Frank J. Mercardante (filed as Exhibit 10.4 to the
            Company's Pre-Effective Amendment No. 1 to Registration Statement on
            Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.5 Executive Supplemental Compensation Agreement dated October 17, 2001 with Frank J. Mercardante (filed as Exhibit 10.5 to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.6        Extension and Modification of Employment Agreement dated December 8,
            2003 with Frank J. Mercardante (filed as Exhibit 10.6 to the
            Company's Pre-Effective Amendment No. 1 to Registration Statement on
            Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.7        Life Insurance Endorsement Method Split Dollar Plan Agreement for
            Frank J. Mercardante (filed as Exhibit 10.7 to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.8        Extension of Employment Agreement dated December 31, 2001 with
            Stuart F. McFarland (filed as Exhibit 10.8 to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.9 Executive Supplemental Compensation Agreement dated October 1, 2002 with Stuart F. McFarland (filed as Exhibit 10.9 to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.10       Life Insurance Endorsement Method Split Dollar Plan Agreement dated
            January 6, 2003 for Stuart F. McFarland (filed as Exhibit 10.10 to the Company's Pre-Effective Amendment No. 1 to Registration
            Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.11       Modification of Employment Agreement dated November 20, 2003 with
            Stuart F. McFarland (filed as Exhibit 10.11 to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.12 Employment Agreement dated December 31, 2000 with Tim Dewan (filed as Exhibit 10.12 to the Company's Pre-Effective Amendment No. 1 to
            Registration Statement on Form 10 filed on March 11, 2004

            and incorporated herein by reference)

10.13P Lease Agreement (600 B Street, Suite 2202) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.13P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.14P Sublease Agreement (600 B Street, Suite 2202) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.14P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.15P Lease Agreement (1146 West Valley Parkway, Suite 102) (filed in paper format pursuant to a continuing hardship exemption granted under SEC Regulation S-T Section 232.202 as Exhibit 10.15P to the
            Company's Pre-Effective Amendment No. 1 to Registration Statement on
            Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.16P Lease Agreement (1235 Avocado Boulevard) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.16P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.17P Lease Agreement (26755 Jefferson Avenue) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.17P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.18P Lease Agreement (2401 E. Katella Avenue) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.18P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.19P Lease Agreement (5810 El Camino Real) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.19P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.20P Lease Agreement (330 North Brand, Suite 525) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.20P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.21P Lease Agreement (277 North El Camino Real) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.21P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.22P Lease Agreement (2235 Polvorosa Avenue, Suite 260) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.22P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.23P Lease Agreement (9440 Telstar Avenue, Suite 6) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.23P to the Company's
            Pre-

            Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.24P Lease Agreement (267 North El Camino Real) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.24P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.25P Lease Agreement (5611 Palmer Way, Suite G) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.25P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.26P Lease Agreement (41188 Sandalwood Circle) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.26P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.27P Lease Agreement (41162 Sandalwood Circle, Unit A) (filed in paper format pursuant to a continuing hardship exemption granted under SEC
            Regulation S-T Section 232.202 as Exhibit 10.27P to the Company's
            Pre-Effective Amendment No. 1 to Registration Statement on Form 10 filed on March 11, 2004 and incorporated herein by reference)

10.28       Southwest Community Bank 401(k) Plan, as amended (filed as Exhibit
            10.26 to the Company's Registration Statement on Form 10 filed on
            January 12, 2004 and incorporated herein by reference)

10.29       Employment Agreement dated March 19, 2004 with Alan J. Lane

11.1        Statement re: Computation of Per Share Earnings (See Note 16 of the
            Notes to Consolidated Financial Statements contained in "ITEM 8 --
            FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA" the Company's Annual
            Report on Form 10-K filed on March 30, 2004 and incorporated herein by reference)

21.1        Subsidiaries of the Registrant (filed as Exhibit 21 to the Company's
            Registration Statement on Form 10 filed on January 12, 2004 and incorporated herein by reference)

23.1*       Consent of Horgan, Rosen, Beckham & Coren, L.L.P. (included in
            Exhibit 5.1)

23.2        Consent of Vavrinek, Trine, Day & Co. LLP.

24.1 Power of Attorney (included on the signature page of the Registration Statement)

-----------------------------

* To be filed by amendment.

      All schedules for which provisions are made in the applicable accounting regulations of the SEC are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17. UNDERTAKINGS

      The undersigned registrant hereby undertakes that: (1) for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or

(4) or 497(h) under the Securities Act will be deemed to be part of this registration statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Carlsbad, California, on June 16, 2004.

                                     SOUTHWEST COMMUNITY BANCORP

                                     By: /s/ Frank J. Mercardante
                                         ---------------------------------------
                                         Frank J. Mercardante
                                         President and Chief Executive Officer

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Frank J. Mercardante and S. Alan Rosen, and each or any one of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-1, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

/s/ Allan W. Arendsee                          Director                            June 16, 2004
-------------------------
Allan W. Arendsee

/s/ Carol M. Beres                             Director                            June 16, 2004
-------------------------
Carol M. Beres

/s/ Richard T. L. Chan                         Director                            June 16, 2004
-------------------------
Richard T. L. Chan

/s/ Karen J. Estes                             Director                            June 16, 2004
-------------------------
Karen J. Estes

/s/ Philip H. Holtkamp                         Director                            June 16, 2004
-------------------------
Philip H. Holtkamp
                             Executive Vice President and Chief Financial
/s/ James L. Lemery        officer (Principal Financial Officer and Principal
-------------------------                Accounting Officer)                       June 16, 2004
James L. Lemery

/s/ Howard B. Levenson                   Chairman of the Board                     June 16, 2004
-------------------------
Howard B. Levenson

                            Director, President and Chief Executive Officer
/s/ Frank J. Mercardante             (Principal Executive Officer)                 June 16, 2004
-------------------------
Frank J. Mercardante

/s/ Paul M. Weil                 Vice Chairman and Corporate Secretary             June 16, 2004
-------------------------
Paul M. Weil

                                       2